As filed with the U.S. Securities and Exchange Commission on March 29, 2022

Registration Number 333-261616

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

AMENDMENT NO. 5 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

___________________

Innovative Eyewear, Inc.

(Exact Name of Registrant as Specified in its Charter)

___________________

Florida	5995	84-2794274
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11900 Biscayne Blvd., Suite 630

North Miami, Florida, 33181

(786) 785-5178
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

___________________

Harrison Gross

Chief Executive Officer

11900 Biscayne Blvd., Suite 630

North Miami, Florida, 33181

(786) 785-5178
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

___________________

with Copies to:

Barry I. Grossman, Esq. Sarah W. Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889	Leslie Marlow, Esq. Hank Gracin, Esq. Patrick J. Egan, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Phone: (212) 885-5000 Fax: (212) 885-5001

___________________

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 29, 2022

Innovative Eyewear, Inc.

1,538,461 Units consisting of
1,538,461 Shares of Common Stock
1,538,461 Series A Warrants to purchase 1,538,461 Shares of Common Stock and
1,538,461 Series B Warrants to purchase 1,538,461 Shares of Common Stock

This is a firm commitment underwritten public offering by Innovative Eyewear, Inc., a Florida corporation (the “Company”) of units (the “Units”), each of which consisting of (a) one share of the Company’s common stock, par value $0.00001 per share; (b) one Series A warrant to purchase one share of common stock (the “Series A Warrants”); and (c) one Series B warrant to purchase one share of common stock (the “Series B Warrant,” and together with the Series A Warrants, the “Warrants”). Prior to this offering, there has been no public market for our common stock or Warrants, comprising the Units. We anticipate that the initial public offering price of our Units will be between $5.50 and $7.50, and the number of Units offered hereby is based upon an assumed offering price of $6.50 per Unit, the midpoint of such estimated price range.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Warrants and common stock are immediately separable and will be issued separately in this offering. Each Series A Warrant offered hereby is immediately exercisable on the date of issuance at an exercise price of $           per Series A Warrant (which shall not be less than 100% of the public offering price per Unit) and will expire five years from the date of issuance. Each Series B Warrant offered hereby is immediately exercisable on the date of issuance at an exercise price of $           per Series B Warrant (which shall not be less than 100% of the public offering price per Unit) and will expire one year from the date of issuance. The Warrants will be exercisable, at the option of the holder, in whole or in part. Each Warrant entitles the holder thereof to purchase one share of common stock, and the Warrants are not exercisable for a fractional share. A holder of a Warrant may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of our outstanding shares of common stock after exercise, as such ownership percentage is determined in accordance with the terms of the Warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. To better understand the terms of the Warrants, you should carefully read the “Description of Capital Stock” section of this prospectus.

We have applied to have our shares of common stock and Series A Warrants listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “LUCY” and “LUCYW,” respectively. No assurance can be given that our application will be approved. If our common stock and Series A Warrants are not approved for listing on NASDAQ, we will not consummate this offering. We do not intend to apply for the listing of the Series B Warrants on NASDAQ or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Series B Warrants.

Lucyd Ltd., our principal stockholder, currently controls approximately 81.2% of the voting power of our capital stock (based on shares of common stock outstanding as of March 29, 2022) and will control approximately 65% of the combined voting power of our capital stock upon completion of this offering, and we are therefore a “controlled company” as defined under Nasdaq Marketplace Rules. We do not intend to rely on the controlled company exemptions provided under Nasdaq Marketplace Rules.

We are an emerging growth company under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

____________

(1)       Does not include the reimbursement of certain expenses of the underwriters and warrants that we have agreed to issue to the representative of the underwriters as additional compensation. We refer you to “Underwriting” beginning on page 106 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 230,769 additional shares of common stock at a price of $           per share and/or up to an additional 230,769 Series A Warrants to purchase up to 230,769 shares of common stock at a price per Series A Warrant of $0.01 and/or 230,769 Series B Warrants to purchase up to 230,769 shares of common stock at a price per Series B Warrant of $0.01, in any combination thereof, less, in each case, the underwriting discounts and commissions, solely to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions will be $         and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $        .

The underwriters expect to deliver the securities comprising the Units to purchasers on or about        , 2022.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is        , 2022

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 15 and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “the Company,” “Innovative Eyewear” and “our business” refer to Innovative Eyewear, Inc.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Our Company

Innovative Eyewear develops and sells cutting-edge eyeglasses and sunglasses, which are designed to allow our customers to remain connected to their digital lives, while also offering prescription eyewear and sun protection. The Company was founded by Lucyd Ltd. (the “Parent”), a portfolio company of Tekcapital. Tekcapital is a U.K. based university intellectual property accelerator. Tekcapital builds portfolio companies around new technologies. Innovative Eyewear licensed the exclusive rights to the Lucyd® brand (“Lucyd”), from Lucyd Ltd., which includes the exclusive use of all of Lucyd Ltd.’s intellectual property, including our main product, Lucyd Lyte® glasses (“Lucyd Lyte”).

In January 2021, Innovative Eyewear fully launched its first commercial product, Lucyd Lyte. This initial product embodies our goal of creating smart eyewear for all day wear that looks like and is priced similarly to designer eyewear, but is also light weight and comfortable, and enables the wearer to remain connected to their digital lives. The product was initially launched with six styles. In September 2021, an additional six styles were added. These twelve styles are each available with 56 different lens types, resulting in 668 variations of products currently available.

Lucyd Lyte glasses enable the wearer to listen to music, take and make calls, and use voice assistants to perform many common smartphone tasks hands-free. Some of the many things our customers can do with their Lucyd Lyte glasses include:

1.      “Send a voice message to (contact)”: this command begins the recording of an audio message to be sent to named contact.

2.      “Send a text to (contact)”: begins recording of a speech-to-text message to be sent by SMS to named contact.

3.      “Call (contact)”: speed-dials the named contact.

4.      “Send $___ to (contact)”: this command allows our user to send money to a contact via Venmo or Apple Pay. Follow the digital assistant’s prompts to confirm.

5.      “Check my messages”: this command reads out our user’s latest incoming text messages and offers a prompt to reply to each. Close out the digital assistant to end the readout.

6.      “Check my mailbox”: this command announces the number of unread emails, and reads them out with a prompt to continue after each one. In the prompt after each one, our customers can tell their digital assistant “Reply” and dictate an email response to the previous email.

7.      “Find (cuisine type) food nearby”: this command reads through a list of nearby restaurants and their ratings, and prompts our user for directions or to call after each one.

8.      “Call me an Uber”: this command prompts our user on which type of Uber ride they want, then asks to confirm to send a car to our user’s location.

9.      “What time is it?”: announces the current time.

10.    “Play (song/album/artist)”: this command begins playing the requested song, album or artist via Apple Music.

11.    “Get me directions to (location)”: this command begins navigating on phone, with audible directions on glasses.

12.    “Take a memo”: this command begins recording a speech-to-text memo in Notes. Say “Read my Notes” to play back.

We believe that our Upgrade Your Eyewear® approach will set the pace and pave the way for the future of the eyewear industry (“Upgrade Your Eyewear”). We also believe that traditional frames, no matter how attractive, do not possess the functionality many eyeglass wearers need and want. Smart eyewear is part of a fast-growing, technology-enhanced ecosystem, consisting of traditional eyewear, electronic in-ear devices (“hearables”) and digital assistants. Lucyd Lyte sits at the intersection of these market drivers. We view proper eyewear design and construction as a core competency for competing in this new sector. Understanding the technological capabilities of hearables and digital assistants, and our ability to effectively integrate these technologies into eyewear, is a critical element for our long-term success in the eyewear market.

Additionally, we believe smart eyewear should also enable customers to freely interact with social media. While digital assistants, once enabled, can provide some of this interaction, we believe that the ability to receive and send social media posts with your voice will greatly enhance ease of use of these platforms on the go. To facilitate this, Innovative Eyewear has developed a full stack social media application called Vyrb™ (“Vyrb”) which enables the user to receive and send posts through Lucyd Lyte smart glasses with your voice. The application launched out of beta in December 2021, and we are aiming to roll out software upgrades to Vyrb in the fourth quarter of 2022, which are currently planned to include new features like: monetization, ad-buying modules, an itemized upgrade system, and content selling capabilities for social media creators.

Innovative Eyewear believes that Vyrb will enhance the utility of current and future Lyte glasses by enabling users to keep their smart phones in their pockets and still be able to hear and make social media posts on Vyrb, which other Vyrb users will be able hear. Additionally, Vyrb offers Lucyd Lyte users external social sharing features, which allow posts made on Vyrb to be exported to other platforms such as Facebook, Twitter and Instagram. The app can also be used with its visual interface on a phone or tablet, and does not require Lucyd Lyte or another “hearable” to function; however, we believe it enhances Lucyd Lyte and other hearables by enabling new voice commands that can be used through virtual assistants, such as Siri, and allowing users to interact with Vyrb and other social media platforms without looking at their phone or tablet.

Additionally, we are designing Vyrb to host audiobooks, podcasts and entire music albums on the platform. With Vyrb, Lucyd Lyte customers will be able to hear their social media feeds, post messages, hold gatherings and musical performances, and enjoy social media with the authenticity of their own voice: all through their eyewear and without taking their phone out of their pocket.

Our Market Opportunity

According to Statista, the total addressable market for eyewear in the U.S. is projected to be $28.3 billion in 2021. The market for digital assistants like Siri, Google Voice, Bixby and Alexa has grown rapidly in North America, and had $2.5 billion in revenue in 2020. In the U.S., our primary market, the hearables market is projected to be $5.1 billion in 2021. We view the popularity of hearables and digital assistants as important catalysts for the smart eyewear market.

The common denominator among markets for the hearables and digital assistant is that they facilitate real-time access to digital data, whether it is through music, calls, navigational directions, or information, among other uses. The combination of hearables and digital assistants provides a transparent, ergonomic interface between the users and their digital lives. At Innovative Eyewear, we are dedicated to a touch-free interface and untethering your eyes from your smartphone’s screen, all with the simplicity and elegance of our carefully designed eyewear.

The synergistic fusion of these three markets enables, in our view, an opportunity to create a completely new experience of connected eyewear, which smoothly delivers the functionality of both optical glasses and headphones, eliminating the need for either on its own. Nevertheless, we believe that several orthodoxies of the eyewear industry still hold, namely: if you want to sell a lot of eyewear, it should be attractive, comfortable (e.g., light weight, which we believe to be approximately 1 oz.) and cost roughly the same as traditional eyewear. This is what we sought to achieve, and in our view accomplished with the introduction of Lucyd Lyte eyewear.

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1         https://www.statista.com/outlook/cmo/eyewear/united-states

          https://www.grandviewresearch.com/industry-analysis/intelligent-virtual-assistant-industry

          https://www.globenewswire.com/news-release/2021/07/29/2270984/0/en/Global-Wireless-Headphones-Market-to-
Reach-45-7-Billion-by-2026.html

Our Business Strategy

When we started Innovative Eyewear, we believed that there were no attractive smart glasses that addressed the basic consumer need for good looking designer glasses that were comfortable, lightweight, and provided the functionality of hearables, and priced around the same as regular glasses. To meet this need, we decided to create products that we believed addressed all of these areas.

All of our products are designed in Miami, manufactured in China and sold through multiple ecommerce channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com and Amazon.com, or through optical retailers (such as, but not limited to, Metro Optics Eyewear). We believe this capital light approach is highly scalable and efficient in the deployment of resources.

Since we understand that customers are particular about what they wear on their faces, and because customers come in every shape, size and design sensibility, we aim to continuously introduce new models in an effort to offer a wide variety of designs for myriad applications.

Competition

The smart eyewear industry in which we operate is highly competitive and rapidly evolving. While we believe that our products, which are an amalgam of optical quality eyeglasses and Bluetooth audio technology, provide a unique, designer format that is feature rich and competitively priced, we face competition from many different entities currently and likely will in the future. Our competitors’ products may have attributes and structural capabilities that we are unable to currently duplicate. Specifically, these may include:

Experience in designing, producing, and selling smart eyewear and consumer electronic products.    All of our key competitors have significantly longer experience designing and selling smart eyewear. As a result, they are likely to have better developed design, manufacturing and production experience.

Brand awareness and marketing know-how.    Most of our competitors have storied brands that they can leverage to accelerate market awareness and encourage early adopters to evaluate and purchase their products.

Channel development and product placement.    Many of our competitors have long-standing relationships with retail and ecommerce distribution channels which gives them an advantage for market penetration, certainly in the near-term and perhaps over time as well.

Captive retail distribution.    At least one of our competitors has their own company-owned retail distribution channel which enhances their ability to bring smart eyewear to a large audience at an incremental cost.

Financial resources.    All of our competitors have significantly greater financial resources which they can put in harness towards research and development and sales and marketing to develop and sell an enhanced product at a favorable price.

Our Competitive Strengths

A Unique Solution to a Common Problem.    We believe that the distraction created by smartphones originates in two forms: (1) via headphones or earbuds, where the user is deprived of full audible situational awareness; and, (2) via the visual interface of the phone, which distracts the user completely from their surroundings. Many of our competitors have relatively bulky speakers enclosed within the temples, while Lucyd Lyte’s speakers and temples are thin, which allows them to look similar to traditional designer glasses.

Affordable Price Point.    The manufacturer’s suggested retail price for Lucyd Lyte eyewear starts at $149. Most of our U.S. based competitors are significantly more expensive, starting at $249 or higher.

Quality. All of our frames can be outfitted in-house or by optical resellers with any combination of the following: prescription, sunglass, readers and blue light formats. Our frame fronts are made with what we believe are high quality optical materials to ensure easy lens fitting by any optician.

Customizable Product Offering.    There are 56 lens types available for Lucyd Lyte, making it one of the most customizable smart eyewear in the world. Innovative Eyewear has a long-standing partnership with a high-quality optical lab in Boston to produce prescription and custom lenses for our frames quickly and affordably. Our contract with a third-party lab also allows us to offer direct fulfillment to our customers.

Comfort.    At just 1.0-1.45 ounces, our eyewear has a feather-light fit, suitable for all day vision correction.

Long battery life.    At 6.5-8 hours of playback per charge, Lucyd eyewear outpaces most if not all of the competition on battery life.

Capital light business model.    All of our products are sold through multiple ecommerce channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com and Amazon.com, or through optical or other retailers that maintain traditional brick and mortar retail stores (such as, but not limited to, Metro Optics Eyewear and Marca Eyewear Group, Inc.). We believe this capital light approach is highly scalable and efficient in the deployment of resources. We view “capital light” as being more efficient, by obviating the need to build factories and retail stores, but rather contract with both.

Multi-channel approach.    We sell our products both through multiple online channels and multiple categories of brick-and-mortar retail stores. We believe this multi-channel approach provides us with an advantage against our competitors who mostly sell their products online or in brick-and-mortar retail stores.

Experienced management team.    We have an experienced board of directors with more than 80 years of combined experience in the eyewear industry and a management team with substantial experience with operating eyewear and technology companies.

Risks Associated with our Business

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should carefully consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus:

•        The optical industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted.

•        We have a history of losses, and we may be unable to achieve or sustain profitability.

•        The reports of our independent registered public accounting firm for the fiscal years ended December 31, 2019 and 2020 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

•        We have limited experience in scaling a smart eyewear business. If we are unable to manage our expected growth effectively, our brand, and financial performance may suffer, which may have a material adverse effect on our business, financial condition, and operating results.

•        Increases in component costs, shipping costs, long lead times, supply shortages, and supply changes could disrupt our supply chain; factors such as wage rate increases and inflation can have a material adverse effect on our business, financial condition, and operating results.

•        We currently derive all of our revenue from sales of our glasses. A decline in sales of our eyewear would negatively affect our business, financial condition, and results of operation.

•        We face significant risks due to our dependency on foreign supply and manufacturing chains, geopolitical and economic changes, and changes in public perception about internationally sourced and manufactured products.

•        We rely on a limited number of contract manufacturers and logistics partners for our products. A loss of any of these partners could negatively affect our business.

•        If we fail to cost-effectively retain our existing customers or to acquire new customers, our business, financial condition, and results of operations would be harmed.

•        Eyeglasses are regulated as medical devices by the FDA, and our failure, or the failure of any third-party manufacturer or optical laboratory, to obtain and maintain the necessary marketing authorizations for our products could have a material adverse effect on our business.

•        Our profitability and cash flows may be negatively affected if we are not successful in managing our supply chain and customer demands for product deliveries.

•        If we fail to maintain and enhance our brand, our ability to engage or expand our base of customers will be impaired, and our business, financial condition, and results of operations may suffer.

•        We rely heavily on our information technology systems, as well as those of our third-party vendors, business partners, and service providers, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption, or data security incident could adversely affect our business, financial condition, and operations.

•        Our multichannel channel business faces distinct risks, and our failure to successfully manage it could have a negative impact on our profitability.

•        The COVID-19 pandemic has had, and may in the future continue to have, a material adverse impact on our business.

•        If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our solutions may become less competitive.

•        We depend on highly skilled personnel to grow and operate our business, and if we are unable to hire, retain, and motivate our personnel, we may not be able to grow effectively.

•        A decline in sales of our eyewear would negatively affect our business, financial condition, and results of operations.

•        We could be adversely affected by product liability, product recall or personal injury issues.

•        We license our technology from Lucyd Ltd., the majority stockholder of the Company, and our inability to maintain this license could materially affect our business, financial condition, and operating results.

•        Failure to adequately maintain and protect our intellectual property and proprietary rights could harm our brand, devalue our proprietary content, and adversely affect our ability to compete effectively.

•        We may incur costs to defend against, face liability or for being vulnerable to intellectual property infringement claims brought against us by others.

•        We face risks associated with suppliers from whom our products are sourced and are dependent on a limited number of suppliers.

•        Our projects could be hindered due to our dependence on third parties to complete many of our contracts.

•        We depend on search engines, social media platforms, digital application stores, content-based online advertising, and other online sources to attract consumers to and promote our website and our mobile applications, which may be affected by third-party interference beyond our control; and, as we grow, our the cost of acquiring new customers may continue to rise and become uneconomical.

•        Our directors, executive officers and principal stockholders will continue to have substantial control over our company after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Corporate Information

We were initially organized as a limited liability company under the laws of the State of Florida on August 15, 2019. We converted the Company from a Florida limited liability company into a Florida corporation on March 25, 2020. Our principal executive office is located at 11900 Biscayne Blvd., Suite 630, North Miami, FL, 33181, and our phone number is (786) 785-5178. We maintain a website at www.lucyd.co. Following the effectiveness of the registration statement of which this prospectus is a part, we intend to announce material information to the public through filings with the SEC, the investor relations page of our website, as well as press releases, public conference calls, and investor conferences.

The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus and investors should not rely on such information in deciding whether to purchase shares of our common stock.

Our “Lucyd” logo, the Lucyd Lyte name and the slogan “Upgrade your Eyewear” and our other registered or common law trademarks mentioned in this prospectus are the exclusive licensed property of Innovative Eyewear Inc. Other trade names, trademarks, and service used in this prospectus are the property of their respective owners.

Controlled Company

Lucyd Ltd., our principal stockholder, currently controls approximately 81.2% of the voting power of our capital stock (based on shares of common stock outstanding as of March 29, 2022) and will control approximately 65% of the combined voting power of our capital stock upon completion of this offering, and we are therefore a “controlled company” as defined under Nasdaq Marketplace Rules. We do not intend to rely on the controlled company exemptions provided under Nasdaq Marketplace Rules.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.07 billion or more in annual gross revenues; (ii) the end of fiscal year 2026; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

The Offering

Units offered by us

1,538,461 Units, assuming a public offering price of $6.50 per Unit, the midpoint of the initial public offering price range reflected on the cover page of this prospectus. Each Unit will consist of (a) one share of our common stock; (b) one Series A Warrant to purchase one share of common stock; and (c) one Series B Warrant to purchase one share of common stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and Warrants are immediately separable and will be issued separately in this offering.

Common stock outstanding immediately before this offering	6,178,733 shares of common stock
Common stock to be outstanding after this offering(1)

7,717,194 shares of common stock (or 7,947,963 shares of common stock if the underwriters exercise their option to purchase additional shares of common stock and/or additional Series A Warrants and/or additional Series B Warrants in full, and assuming in each case no exercise of the Warrants).

Option to purchase additional shares of common stock and/or Series A Warrants and/or Series B Warrants

We have granted to the underwriters an option exercisable for a period of 45 days from the date of this prospectus to purchase an aggregate of up to an additional 230,769 shares of common stock at the initial public offering price per share less the underwriting discounts and commissions and/or up to 230,769 additional Series A Warrants to purchase up to 230,769 shares of common stock and/or up to 230,769 additional Series B Warrants to purchase up to 230,769 shares of common stock, in any combination thereof.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $8.5 million, based on the assumed initial public offering price of $6.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Approximately $8.5 million of the net proceeds received by us from this offering will be used for (i) sales and marketing, (ii) expanding our inventory, (iii) updating and producing our in-store displays, (iv) development of new styles and sizes of our smart eyewear and (v) working capital and general purposes. We may also use a portion of the net proceeds to acquire, license and invest in complementary products, technologies or additional businesses; however, we currently have no agreements or commitments to complete any such transaction. See “Use of Proceeds.”

Description of the Warrants

The Series A Warrants will have an exercise price of $         per share of common stock (which shall not be less than 100% of the public offering price per Unit), will be immediately exercisable and will expire five years from the date of issuance. Each Series A Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. A holder may not exercise any portion of a Series A Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of our outstanding shares of common stock after exercise, as such ownership percentage is determined in accordance with the terms of the Series A Warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. This prospectus also relates to the offering of the common stock issuable upon exercise of the Series A Warrants.

The Series B Warrants will have an exercise price of $         per share of common stock (which shall not be less than 100% of the public offering price per Unit), will be immediately exercisable and will expire one year from the date of issuance. Each Series B Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. A holder may not exercise any portion of a Series B Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of our outstanding shares of common stock after exercise, as such ownership percentage is determined in accordance with the terms of the Series B Warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. This prospectus also relates to the offering of the common stock issuable upon exercise of the Series B Warrants.

To better understand the terms of the Warrants, you should carefully read the “Description of Capital Stock” section of this prospectus. You should also read the form of Series A Warrant and form of Series B Warrant, which are filed as exhibits to the registration statement that includes this prospectus.

Concentration of ownership	Upon completion of this offering, our executive officers and directors, and Lucyd Ltd. will beneficially own, in the aggregate, approximately 65% of the outstanding shares of our common stock.
Nasdaq Symbol and Trading

We have applied to list our common stock and Series A Warrants on the Nasdaq Capital Market under the ticker symbols “LUCY” and “LUCYW,” respectively. No assurance can be given that our application will be approved. We do not intend to apply for the listing of the Series B Warrants on NASDAQ or any other securities exchange or nationally recognized trading system, and we do not expect a market for the Series B Warrants to develop.

Risk Factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our securities.

Lock-Up

In connection with this offering, we, our directors, executive officers, and certain stockholders holding one percent (1%) or more of our common stock have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of six (6) months following the closing of the offering of the shares. See “Underwriting” for more information.

Representative’s warrants

We will issue to Maxim Group LLC, as the representative of the underwriters, upon closing of this offering compensation warrants entitling the underwriters or their designees to purchase up to six percent (6%) of the aggregate number of shares of our common stock that we issue to investors in this offering. The warrants are exercisable for a four-and-one-half year period commencing 180 days following the commencement of sales of the common stock in this offering. The warrants will have an exercise price per share equal to 110% of the public offering price of our shares of Common Stock offered hereby. See “Underwriting — Representative’s Warrants.”

____________

(1)      The number of shares of our common stock to be outstanding immediately after this offering is based on shares of our common stock outstanding as of March 29, 2022, which gives effect to the conversion of outstanding convertible promissory notes ($770,550), (the “Notes”), into 118,546 shares of common stock, and exclude:

•        2,332,500 shares of common stock issuable upon exercise of stock options, at a weighted average exercise price of $2.59 per share; and

•                     shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan (which is equal to 20% of our issued and outstanding common stock immediately after the consummation of this offering, less the number of outstanding option grants).

Unless otherwise indicated, this prospectus reflects and assumes the following:

•        Conversion of the Notes upon the closing of this offering into an aggregate of 118,546 shares of our common stock at an assumed conversion price of $6.50 per share, which is the assumed offering price;

•        No exercise of the Warrants included in the Units offered hereby; and

•        No exercise by the underwriters of its over-allotment option; and

•        No exercise of the Representative’s warrants.

Summary of Financial Information

The following tables present our summary financial data and should be read together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data for the years ended December 31, 2021 and 2020 are derived from our audited annual financial statements, which are included elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods.

Statement of Operations Data:

	Year ended December 31, 2021	Year ended December 31, 2020
Revenues, net	$690,670	$56,997
Less: Cost of Goods Sold	(542,416)	(74,266)
Gross Profit (Loss)	$148,254	$(17,269)

Operating expenses:
General & administrative	(1,386,079)	(316,115)
Impairment expense	—	(112,329)
Sales and marketing	(1,771,012)	(152,731)
Related party management fee	(109,975)	(130,000)
Research and development	(86,261)	(36,894)
Total Operating Expenses	(3,353,327)	(748,069)

Other Income	—	2,120
Interest Expense	(39,433)	(4,966)
Total Other Income/(Expense)	(39,433)	(2,846)

Net Loss	$(3,244,506)	$(768,184)

Weighted average number of shares outstanding	5,245,622	2,960,289
Earnings per share, basic and diluted	(0.62)	(0.26)

Cash Flow Data:

	Year ended, December 31, 2021	Year ended December 31, 2020
Net cash flows from operating activities	$(1,214,160)	$(40,263)
Net cash flows from investing activities	(118,454)	(59,039)
Net cash flows from financing activities	1,385,318	126,325
Net Change in Cash	$52,704	$27,023

Balance Sheet Data:

	As of December 31, 2021	As of December 31, 2020
Non Current Assets	$179,990	$69,213
Current Assets	644,327	141,803
Current Liabilities	(616,801)	(765,853)
Total Equity/(Deficit)	$207,516	$(554,837)

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•        our lack of operating history;

•        our expected use of proceeds from this offering and relationships with our current customers;

•        our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•        our estimates regarding future revenue, expenses and needs for additional financing;

•        our ability to compete in our industry;

•        our ability to expand the number of retail stores that sell our products;

•        our ability to expand the production of our products;

•        the impact of governmental laws and regulation;

•        difficulties with certain vendors, suppliers and distributors we rely on or will rely on;

•        failure to maintain our corporate culture as we grow and changes in consumer recognition of our brand;

•        changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel;

•        the ability of our product to perform in a safe and efficient manner; and

•        our ability to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under the section of this prospectus entitled “Risk Factors” elsewhere in this prospectus. The factors set forth under the “Risk Factors” section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

Risk Factors

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our securities. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Relating to Our Business, Strategy and Industry

The optical industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted.

We compete directly with large, integrated optical players that sell both at the retail level and online such as Ray-Ban® that have multiple products, well regarded brands and retail banners, as well as established and well-regarded consumer electronics companies such as Bose®. This diversified and capable competition takes place both in physical retail locations as well as online, for smart glasses. To compete effectively, we must continue to create, invest in, or acquire, advanced technology, incorporate this technology into our products, obtain regulatory approvals in a timely manner where required, and process and successfully market our products.

Most if not all of our competitors have significantly greater financial and operational resources, longer operating histories, greater brand recognition, and broader geographic presence than we do. As a result, they may be able to outmaneuver us in the marketplace and offer capable products at more competitive prices, which may adversely affect our business. They also are able to spend far more than we do for advertising. We may be at a substantial disadvantage to larger competitors with greater economies of scale. If our costs are greater compared to those of our competitors, the pricing of our products may not be as attractive, thus depressing sales or the profitability of our products and services. Our competitors may expand into markets in which we currently operate and we remain vulnerable to the marketing power and high level of customer recognition of these larger competitors and to the risk that these competitors or others could attract our customer base. Some of our competitors are vertically integrated and are also engaged in the manufacture and distribution of glasses and many of our competitors operate under a variety of brands and price points. These competitors can advantageously leverage this structure to better compete and access the market with significant market power could to make it more difficult for us to compete. We purchase some of our product components from suppliers who may be affiliates of one or more competitors or may compete with ourselves in the future.

We may not continue to be able to successfully compete against existing or future competitors. Our inability to respond effectively to competitive pressures, improved performance by our competitors, and changes in the retail and ecommerce markets could result in lost market share and have a material adverse effect on our business, financial condition, and results of operations.

We have a history of losses, and we may be unable to achieve or sustain profitability.

We had a net loss of $768,184 for the year ended December 31, 2020 and $3,244,506 for the year ended December 31, 2021, and have in the past had net losses. As of December 31, 2021, we had an accumulated deficit of $4,624,154. Because we have a short operating history it is difficult for us to predict our future operating results. We will need to generate and sustain increased revenue and manage our costs to achieve profitability. Even if we do, we may not be able become or increase our profitability.

Our ability to generate profit depends on our ability to strengthen and expand our brand, continue to provide exciting products customers love, expand sales and improve margins. We are aiming to achieve profitability in the next two years, and between now and then we plan to efficiently invest in the business to bring it to scale by:

•        enhancing our products with new designs, functionality, and technology to widen our appeal and delight customers in a wide variety of demographic groups; and,

•        investing in our product development, supply chain and sales and marketing capabilities to leverage external resources as efficiently as possible to ensure that smart glasses are affordable for the majority of the world’s population who need them.

However, we may not succeed in any of the foregoing, and the planned investments may not result in profitability.

The reports of our independent registered public accounting firm for the fiscal years ended December 31, 2020 and 2021 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements as of and for the years ended December 31, 2020 and December 31, 2021, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Substantial doubt about our ability to continue as a going concern may materially and adversely affect the price per share of our common stock and we may have a more difficult time obtaining financing. Further, the perception that we may be unable to continue as a going concern may impede our ability to raise additional funds or operate our business due to concerns regarding our ability to discharge our contractual obligations.

We have limited experience in the smart eyewear space. If we are unable to manage our growth effectively, our brand “Lucyd”, and our financial performance may suffer, which may have a material adverse effect on our business, financial condition, and operating results.

The smart eyewear industry is newly emerging. Whilst our directors have more than 80 years of combined experience in the eyewear industry, the smart eyewear market presents numerous new challenges. To effectively manage these challenges and continue to grow, we must continue to invest in the design of new frames and technology, expand our product line and effectively integrate several new technologies into eyewear. Achieving this could strain our existing resources, and we could experience ongoing operating difficulties in managing our business and bringing it to scale. Failure to scale could harm our competitive position and future success, including our ability to retain and recruit personnel and to effectively execute our corporate objectives.

Our ability to generate net revenue will depend upon many factors, some of which we may have no control over.

The industry for stylish, affordable smart glasses, is rapidly evolving and may not develop as we expect. Even if our net revenue continues to increase, our net revenue growth rates may decline in the future as a result of a variety of factors, including macroeconomic factors, increased competition, and the maturation of our business. As a result, you should not rely on our net revenue growth rate for any prior period as an indication of our future performance. Overall growth of our net revenue will depend on a number of factors, including our ability to:

•        Increase exogenous distribution of our products in optical stores, big box retailers, specialty retailers and through multiple ecommerce channels;

•        Price our products so that we are able to attract new customers, and expand our relationships with existing customers;

•        Accurately forecast our net revenue and plan our operating expenses accordingly;

•        Successfully compete with other companies that are currently in, or may in the future enter, the smart eyewear industry or the markets in which we compete, and respond to developments from these competitors such as pricing changes and the introduction of new products and features, noting that most, if not all, of our competitors have stronger balance sheets and larger staffs to devote to their products;

•        Comply with existing and new laws and regulations applicable to our business;

•        Develop new product offerings, with services and features, including in response to new trends, competitive dynamics, or the needs of customers;

•        Successfully identify and acquire or invest in businesses, products, or technologies that we believe could complement or expand our business;

•        Avoid interruptions or disruptions in our supply chain from natural disasters and political uncertainty;

•        Provide customers with a high-quality experience and customer service and support that meets their needs;

•        Hire, integrate, and retain talented sales, customer experience, product design, and development and other personnel;

•        Effectively manage growth of our business, personnel, and operations;

•        Effectively manage our costs related to our business and operations; and,

•        Enhance our reputation and the value of the Lucyd brand.

Because we have a limited history operating our business, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience combined with the rapidly evolving nature of the market in which we sell our products and services, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. Failure to manage our future growth effectively could have an adverse effect on our business, financial condition, and operating results.

We also expect to continue to expend substantial financial and other resources to grow our business, and we may fail to allocate our resources in a manner that results in increased net revenue growth in our business. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If our net revenue growth does not meet our expectations in future periods, our business, financial condition, and results of operations may be harmed, and we may not achieve or sustain profitability in the future.

Increases in component costs, shipping costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and factors such as wage rate increases and inflation can have a material adverse effect on our business, financial condition, and operating results.

Meeting customer demand partially depends on our ability to obtain timely and adequate delivery of components for our products and services. All of the components that go into the manufacturing of our products and services are sourced from a limited number of third-party suppliers predominantly in the U.S., and China. Our contract manufacturers purchase and provide many of these components on our behalf, including sun lenses, demo lenses, hinge and chip sets and other electronic components, and we do not have long-term arrangements with most of our component suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and may preclude rapid changes in design, quantities, and delivery schedules. Our ability to meet temporary unforeseen increases in demand has been, and may in the future be, impacted by our reliance on the availability of components from these suppliers. We may in the future experience component shortages, and the predictability of the availability of these components may be limited, which may be heightened in light of the ongoing COVID-19 pandemic. In the event of a component shortage or supply interruption from suppliers of these components, we may not be able to develop alternate sources in a timely manner. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly, and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to timely ship our products to our customers.

In addition, substantially all of our components are shipped directly from our contract manufacturers to our warehouse facility in Miami or to a third party optical laboratory in the United States, where lenses are cut and mounted into frames. These laboratories process most of the glasses ordered by our customers. Once processed at the laboratories, the finished products are then sorted and shipped using third-party carriers to our customers. Our eyeglasses are also shipped directly to our third-party distribution center in the United States for shipment directly to our customers and resellers. We depend in large part on the orderly operation of this distribution process, which depends, in turn, on adherence to shipping schedules and effective management of our optical laboratory network and third-party distribution center. Increases in transportation costs (including increases in fuel costs), issues with overseas shipments, supplier-side delays, as well as reductions in the transportation capacity of carriers, labor strikes or shortages in the transportation industry, disruptions to the national and international transportation infrastructure, and unexpected delivery interruptions or delays also have the potential to derail our distribution process.

Moreover, volatile economic conditions may make it more likely that our suppliers and logistics providers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. In addition, international supply chains may be impacted by events outside of our control, including but not limited to the COVID-19 pandemic, and limit our ability to procure timely delivery of supplies or finished goods and services. We face additional risks related to the manufacturing facility we contract with in China and suppliers in China, including port of entry risks such as longshoremen strikes, import restrictions, foreign government regulations, trade restrictions, customs, and duties.

We source components from suppliers located in China. Effective September 1, 2019, the U.S. government implemented a 15% tariff on specified products imported into the U.S. from China and effective February 14, 2020, the 15% tariff was reduced to 7.5%. In June 2020, the U.S. government granted a temporary exclusion for plastic and metal frames with a retroactive effective date of September 1, 2019, and such exclusion expired in September 2020. Given the recent change in the U.S. presidential administration, there is uncertainty whether there will be, and the resulting impacts of, any changes to U.S. government trade policy. If we are unable to mitigate the full impact of the enacted tariffs or if there is a further escalation of tariffs, costs on a significant portion of our products may increase further and our financial results may be negatively affected. While it is too early to predict how the current and future China tariffs will impact our business, our financial results may also be impacted by any resulting economic slowdown.

The inability to fulfill, or any delays in processing, customer orders through third party optical laboratory optical laboratory could result in the loss of customers, issuances of refunds or credits, and may also adversely affect our income and reputation. The success of our retail and e-commerce sales depends on the timely receipt of products by our customers and any repeated, intermittent or long-term disruption in, or failures of, the operations of our distribution center and/or optical laboratories could result in lower sales and profitability, a loss of loyalty to our brands, and excess inventory.

Furthermore, increases in compensation, wage pressure, and other expenses for our employees, may adversely affect our profitability. Increases in minimum wages and other wage and hour regulations can exacerbate this risk. These cost increases may be the result of inflationary pressures which could further reduce our sales or profitability. Increases in other operating costs, may increase our cost of products sold or selling, general, and administrative expenses. Our competitive price model and pricing pressures in the optical retail industry may inhibit our ability to reflect these increased costs in the prices of our products, in which case such increased costs could have a material adverse effect on our business, financial condition, and results of operations.

We currently derive all of our revenue from sales of our glasses. A decline in sales of our eyewear would negatively affect our business, financial condition, and results of operations.

We derive all of our revenue from the sale of one product line, our Lucyd Lyte smart eyewear. Our glasses are sold in highly competitive markets with limited barriers to entry. Introduction by competitors of comparable products at lower price points, a maturing product lifecycle, a decline in consumer spending, or other factors could result in a material decline in our revenue. Because we derive most of our revenue from the sale of our glasses, any material decline in sales of our glasses would have a material adverse impact on our business, financial condition, and operating results.

We face significant risks due to our dependency on foreign supply and manufacturing chains, geopolitical and economic changes, and changes in public perception about internationally sourced and manufactured products.

Since our component materials are sourced in China, our production may face additional risks such as, but not limited to: increased shipping costs, imposition of additional import or trade restrictions, increased custom duties and tariffs, legal or economic restrictions on our supplier and manufacturer’s ability to meet our needs, unforeseen delays in customs clearance of goods, transportation delays, issues with ports of entry, new and adverse foreign government regulations, political instability, war, natural disasters, and overall economic uncertainty. Our overseas sourcing and manufacturing could also suffer due to health-related concerns surrounding infectious diseases, such the ongoing COVID-19 pandemic. Public opinion about internationally sourced and manufactured products could be changed by negative press, which could have an impact on our customers’ confidence and satisfaction, and could also have a negative impact on our public image and brand perception.

If we fail to cost-effectively retain our existing customers or to acquire new customers, our business, financial condition, and results of operations would be harmed.

The growth of our business is dependent upon our ability to continue to grow by cost-effectively retaining our existing customers and adding new customers. Although we believe that many customers originate from word-of-mouth and paid and non-paid referrals, we expect to continue to expend resources and run marketing campaigns to acquire additional customers, all of which could impact our overall profitability. If we are not able to continue to expand our customer base, or fail to retain customers, our net revenue will grow slower than expected or decline.

The growth of our e-commerce channel is critical to our continued customer retention and growth. Historically, consumers have been slower to adopt online shopping for glasses than e-commerce offerings in other industries such as consumer electronics and apparel. Improving upon the consumer in-store experience through an online platform is difficult due to broad consumer demands on selection, quality, convenience, and affordability. Changing traditional optical retail habits is difficult, and if consumers and retailers do not embrace smart eyewear as we expect, our business and operations could be harmed.

Our ability to attract new customers and increase net revenue from existing customers also depends in large part on our ability to enhance and improve our existing products and to introduce new products and services, in each case, in a timely manner. We also must be able to identify and originate styles and trends as well as to anticipate and react to changing consumer demands in a timely manner. The success of new and/or enhanced products and services depends on several factors, including their timely introduction and completion, sufficient demand, and cost-effectiveness. New products that we develop may not be well received and could negatively impact our financial performance.

Our number of customers may decline materially or fluctuate as a result of many factors, including, among other things:

•        the quality, consumer appeal, price, and reliability of products and services offered by us;

•        intense competition in the optical retail industry by better financed participants;

•        negative publicity related to our brand or brand influencers;

•        the impact of the COVID-19 pandemic or a future outbreak of disease or similar public health concern;

•        customer dissatisfaction with changes we make to our products and services.

In addition, if we are unable to provide high-quality support to customers or help resolve issues in a timely and acceptable manner, our ability to attract new customers and retain customers could be adversely affected. If our number of customers declines or fluctuates for any of these reasons among others, our business would suffer.

Our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage.

Efficient inventory management is a key component of our business success and profitability. To be successful, we must maintain sufficient inventory levels to meet our customers’ demands without allowing those levels to increase to such an extent that the costs to hold the goods unduly impact our financial results. We must balance the need to maintain inventory levels that are sufficient to ensure competitive lead times against the risk of inventory obsolescence because of changing customer requirements, fluctuating commodity prices, changes to our products, product transfers, or the life cycle of our products. If we fail to adequately forecast demand for any product, or fail to determine the optimal product mix for production purposes, we may face production capacity issues in processing sufficient quantities of a given product. If our buying and distribution decisions do not accurately predict customer trends or spending levels in general or if we inappropriately price products, we may have to record potential write-downs relating to the value of obsolete or excess inventory. Conversely, if we underestimate future demand for a particular product or do not respond quickly enough to replenish our best performing products, we may have a shortfall in inventory of such products, likely leading to unfulfilled orders, reduced net revenue, and customer dissatisfaction. In addition, because we source components from suppliers located in China, our inventory management may be impacted by enactment or further escalation of tariffs, import restrictions, foreign government regulations, trade restrictions, customs, and duties.

Maintaining adequate inventory requires significant attention and monitoring of market trends, local markets, developments with suppliers, and our distribution network, and it is not certain that we will be effective in our inventory management.

If we fail to maintain and enhance our brand, our ability to engage or expand our base of customers will be impaired, and our business, financial condition, and results of operations may suffer.

Maintaining and enhancing our appeal and reputation as a stylish, innovative, and coveted brand is critical to attracting and expanding our relationships with customers. The successful promotion of our brand and the market’s awareness of our products and services will depend on a number of factors, including our marketing efforts, ability to continue to develop our products and services, and ability to successfully differentiate our offerings from competitive offerings. We expect to invest substantial resources to promote and maintain our brand, but there is no guarantee that our brand development strategies will enhance the recognition of our brand or lead to increased sales. The strength of our brand will depend largely on our ability to provide stylish, technologically enhanced products and quality services at competitive prices. Brand promotion activities may not yield increased net revenue, and even if they do, the increased net revenue may not offset the expenses we incur in promoting and maintaining our brand and reputation. In order to protect our brand, we also plan to expend substantial resources to register and defend our trademarks and to prevent others from using the same or substantially similar marks. Despite these efforts, we and Lucyd Ltd. may not always be successful in protecting the trademarks we license from Lucyd Ltd. Our trademarks may be diluted, and we may suffer harm to our reputation, or other harm to our brand. If our efforts to cost-effectively promote and maintain our brand are not successful, our results of operations and our ability to attract and engage customers, partners, and employees may be adversely affected.

Unfavorable publicity regarding our products, customer service, or privacy and security practices could also harm our reputation and diminish confidence in, and the use of, our products and services. In addition, negative publicity related to key brands that we have partnered with may damage our reputation, even if the publicity is not directly related to us. If we fail to maintain, protect, and enhance our brand successfully or to maintain loyalty among customers, or if we incur substantial expenses in unsuccessful attempts to maintain, protect, and enhance our brand, we may fail to attract or increase the engagement of customers, and our business, financial condition, and results of operations may suffer.

We rely heavily on our information technology systems, as well as those of our third-party vendors, business partners, and service providers, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption, or data security incident could adversely affect our business, financial condition, and operations.

We rely heavily on our in-house information technology and enterprise resource planning systems for many functions across our operations, including managing our supply chain and inventory, processing customer transactions in our stores, allocating lens processing jobs to the appropriate laboratories, our financial accounting and reporting, compensating our employees, and operating our website, mobile applications and in-store systems. Our ability to effectively manage our business and coordinate the manufacturing, sourcing, distribution, and sale of our products depends significantly on the reliability and capacity of these systems. We are critically dependent on the integrity, security, and consistent operations of these systems, which are highly reliant on the coordination of our internal business and engineering teams. We also collect, process, and store sensitive and confidential information, including our proprietary business information and that of our customers, employees, suppliers, and business partners. The secure processing, maintenance, and transmission of this information is critical to our operations.

Our systems may be subject to damage or interruption from power outages or damages, telecommunications problems, data corruption, software errors, network failures, acts of war or terrorist attacks, fire, flood, global pandemics, and natural disasters; our existing safety systems, data backup, access protection, user management, and information technology emergency planning may not be sufficient to prevent data loss or long-term network outages. In addition, we may have to upgrade our existing information technology systems or choose to incorporate new technology systems from time to time in order for such systems to support the increasing needs of our expanding business. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of our operations.

Our systems and those of our third-party service providers and business partners may be vulnerable to security incidents, attacks by hackers, acts of vandalism, computer viruses, misplaced or lost data, human errors or other similar events. If unauthorized parties gain access to our networks or databases, or those of our third-party service providers or business partners, they may be able to steal, publish, delete, use inappropriately, or modify our private and sensitive third-party information including personal health information, credit card information, and personal identification information. In addition, employees may intentionally or inadvertently cause data or security incidents that result in unauthorized release of personal or confidential information. Because the techniques used to circumvent security systems can be highly sophisticated, change frequently, are often not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address all possible techniques or implement adequate preventive measures for all situations.

Security incidents compromising the confidentiality, integrity, and availability of this information and our systems could result from cyber-attacks, computer malware, viruses, social engineering (including spear phishing and ransomware attacks), credential stuffing, supply chain attacks, efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations, errors or malfeasance of our personnel, and security vulnerabilities in the software or systems on which we rely. We anticipate that these threats will continue to grow in scope and complexity over time and such incidents have occurred in the past, and may occur in the future, resulting in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information that we handle.

We also rely on a number of third-party service providers to operate our critical business systems, provide us with software, and process confidential and personal information, such as the payment processors that process customer credit card payments, which expose us to security risks outside of our direct control and our ability to monitor these third-party service providers’ data security is limited. These service providers could experience a security incident that compromises the confidentiality, integrity, or availability of the systems they operate for us or the information they process on our behalf. Cybercrime and hacking techniques are constantly evolving, and we or our third-party service providers may be unable to anticipate attempted security breaches, react in a timely manner, or implement adequate preventative measures, particularly given the increasing use of hacking techniques designed to circumvent controls, avoid detection, and remove or obfuscate forensic artifacts. While we have taken measures designed to protect the security of the confidential and personal information under our control, we cannot assure you that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. Moreover, we or our third-party service providers may be more vulnerable to such attacks in remote work environments, which have increased in response to the COVID-19 pandemic.

A security breach may also cause us to breach our contractual obligations. Our agreements with certain customers, business partners, or other stakeholders may require us to use industry-standard or reasonable measures to safeguard personal information. We also may be subject to laws that require us to use industry-standard or reasonable security measures to safeguard personal information. A security incident could lead to claims by our customers, business partners, or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. In addition, our inability to comply with data privacy obligations in our contracts or our inability to flow down such obligations to our vendors, collaborators, other contractors, or consultants may cause us to breach our contracts. As a result, we could be subject to legal action or our customers or business partners could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

In addition, any such access, disclosure or other loss or unauthorized use of information or data, whether actual or perceived, could result in legal claims or proceedings, regulatory investigations or actions, and other types of liability under laws that protect the privacy and security of personal information, including federal, state and foreign data protection and privacy regulations, violations of which could result in significant penalties and fines in the EU and United States. In addition, although we seek to detect and investigate all data security incidents, security breaches, and other incidents of unauthorized access to our information technology systems and data can be difficult to detect and any delay in identifying such breaches or incidents may lead to increased harm and legal exposure of the type described above.

The cost of investigating, mitigating, and responding to potential security breaches and complying with applicable breach notification obligations to individuals, regulators, partners, and others can be significant. Further, defending a suit, regardless of its merit, could be costly, divert management attention, and harm our reputation. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition, revenues, results of operations, or cash flows. Any material disruption or slowdown of our systems or those of our third-party service providers and business partners, could have a material adverse effect on our business, financial condition, and results of operations. Our risks are likely to increase as we continue to expand, grow our customer base, and process, store, and transmit increasing amounts of proprietary and sensitive data.

Our e-commerce and multichannel channel business faces distinct risks, and our failure to successfully manage it could have a negative impact on our profitability.

As an e-commerce and multichannel retailer, we encounter risks and difficulties frequently experienced by businesses with significant online and in-store sales. The successful operation of our business as well as our ability to provide a positive shopping experience that will generate orders and drive subsequent visits depends on efficient and uninterrupted operation of our e-commerce order-taking and fulfillment operations. If we are unable to allow real-time and accurate visibility to product availability when customers are ready to purchase, quickly and efficiently fulfill our customers’ orders using the fulfillment and payment methods they demand, provide a convenient and consistent experience for our customers regardless of the ultimate sales channel, or effectively manage our online sales, our ability to compete and our results of operations could be adversely affected. Risks associated with our e-commerce and multichannel business include:

•        uncertainties associated with our websites, mobile applications and in-store virtual try-on kiosks including changes in required technology interfaces, website downtime and other technical failures, costs and technical issues as we upgrade our systems software, inadequate system capacity, computer viruses, human error, security breaches, legal claims related to our systems operations, and fulfillment;

•        our partnership with select third-party apps, through which we sell a portion of our products, are subject to changes in their technology interfaces, website downtime and other technical failures, costs, and issues;

•        disruptions in internet service or power outages;

•        reliance on third parties for computer hardware and software, as well as delivery of merchandise to our customers;

•        rapid technology changes;

•        credit or debit card fraud and other payment processing related issues;

•        cybersecurity and consumer privacy; and

•        natural disasters or adverse weather conditions.

In addition, we must keep up to date with competitive technology trends, including the use of new or improved technology, creative user interfaces, virtual and augmented reality, and other e-commerce marketing tools such as paid search and mobile application, among others, which may increase our costs and which may not increase sales or attract customers. Our competitors, most of whom have significantly greater resources than we do, may also be able to benefit from changes in e-commerce technologies, which could harm our competitive position.

The COVID-19 pandemic has had, and may in the future continue to have, a material adverse impact on our business.

The COVID-19 pandemic and the travel restrictions, quarantines, other and related public health measures and actions taken by governments and the private sector have adversely affected global economies, financial markets, and the overall environment for our business, and the extent to which it may continue to impact our future results of operations and overall financial performance remains uncertain. The global macroeconomic effects of the pandemic, including the Delta variant and other new variants may persist for an indefinite period of time, even after the initial waves of the pandemic have subsided.

COVID-19 and related governmental reactions have had and may continue to have a negative impact on our financial condition, business, and results of operations due to the occurrence of some or all of the following events or circumstances, among others:

•        our inability to manage our business effectively due to key employees becoming ill or being unable to travel to our third-party suppliers’, contract manufacturers’, logistics providers’, and other business partners’ inability to operate worksites at full capacity or at all, including manufacturing facilities and shipping and fulfillment centers, due to employee illness or reluctance to appear at work, or “stay-at-home” regulations;

•        longer wait times and delayed responses to customer support inquiries and requests;

•        our inability to meet consumer demand and delays in the delivery of our products to our customers, resulting in reputational harm and damaged customer relationships;

•        decrease in consumer discretionary spending;

•        inventory shortages caused by a combination of increased demand that has been difficult to predict with accuracy, and longer lead-times and component shortages in the manufacturing of our products, due to work restrictions related to COVID-19, shut-down, or disruption of international suppliers, import/export conditions such as port congestion, and local government orders;

•        interruptions in manufacturing, receiving and making shipments of our products; and

•        disruptions of the operations of our third-party suppliers, which could impact our ability to purchase components at efficient prices and in sufficient amounts.

The scope and duration of the pandemic, including the current resurgences as a result of the Delta variant in various regions in the United States and globally and other future resurgences, the pace at which government restrictions are lifted or whether additional actions may be taken to contain the virus, the impact on our customers and suppliers, the speed and extent to which markets fully recover from the disruptions caused by the pandemic, and the impact of these factors on our business, will depend on future developments that are highly uncertain and cannot be predicted with confidence. It is possible that changes in economic conditions and steps taken by the federal government and the Federal Reserve in response to the COVID-19 pandemic could lead to higher inflation than we had anticipated, which could in turn lead to an increase in our costs of products and services and other operating expenses. In addition, to the extent COVID-19 continues, it may adversely affect our operations, because people like to try on glasses in stores and in a pandemic, they may be less likely to do so.

Please see “Results of Operations” for more details on the potential impact of the COVID-19 pandemic and associated economic disruptions, and the actual operational and financial impacts that we have experienced to date.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our solutions may become less competitive.

Our success depends on our customers’ willingness to adopt and use our products, as well as our ability to adapt and enhance our products. To attract new customers and increase revenue from existing customers, we need to continue to enhance and improve our products and to meet customer needs at prices that customers are willing to pay. Such efforts will require adding new features, expanding related applications and responding to technological advancements, which will increase our research and development costs. If we are unable to develop solutions that address customers’ needs or enhance and improve our platform in a timely manner, we may not be able to increase or maintain market acceptance of our products. Further, we may make changes to our products that customers do not find useful. We may also face unexpected problems or challenges in connection with new applications or feature introductions.

Moreover, many competitors expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to competitors’ research and development programs. If we fail to compete effectively with the research and development programs of competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver smart eyewear products at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely affect our ability to compete.

We depend on highly skilled personnel to grow and operate our business, and if we are unable to hire, retain, and motivate our personnel, we may not be able to grow effectively.

Our success and future growth depend largely upon the continued services of our management team, including our Chief Executive Officer Harrison Gross. From time to time, there may be changes in our executive management team resulting from the hiring or departure of our executives. Our executive officers are employed on an at-will basis, which means they may terminate their employment with us at any time. The loss of one or more of our executive officers, or the failure by our executive team to effectively work with our employees and lead our company, could harm our business. We do not maintain key person life insurance with respect to any member of management or other employee.

In addition, our future success will depend, in part, upon our continued ability to identify and hire skilled employees with the skills and technical knowledge that we require, including software design and programming, eyewear design, marketing, merchandising, operations, and other key management skills and knowledge. Such efforts will require significant time, expense, and attention as there is intense competition for such individuals.

Certain technological advances, greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems may reduce the demand for our products and adversely impact our business and profitability.

Technological advances in vision care, including the development of new or improved products, as well as future drug development for the correction of vision-related problems, could significantly change how vision care may be conducted and make our existing products less attractive or even obsolete. The greater availability and acceptance, or reductions in the cost, of vision correction alternatives to prescription eyeglasses and contact lenses, such as corneal refractive surgery procedures, including radial keratotomy, photorefractive keratotomy, or PRK, and LASIK, may reduce the demand for our products, lower our sales, and thereby adversely impact our business and profitability.

We could be adversely affected by product liability, product recall or personal injury issues.

We could be adversely impacted by the supply of defective products, including the infiltration of counterfeit products into the supply chain or product mishandling issues. Product liability or personal injury claims may be asserted against us with respect to any of the products we sell or services we provide.

If the products that we sell, including those that we process, package, or label, are defective or otherwise result in product liability or personal injury claims against us, our business could be adversely affected and we could be subject to adverse regulatory action. If our products or services do not meet applicable governmental safety standards or our customers’ expectations regarding quality or safety, we could experience lost sales and increased costs, be exposed to legal and reputational risk, and face fines or penalties which could materially adversely affect our financial results.

Refunds, cancellations, and warranty claims could harm our business.

We allow our customers to return our products, subject to our refund policy, which allows any customer to return our products for any reason within the first 7 days of their purchase and receive a full refund. At the time of sale, we establish a reserve for returns, based on historical experience and expected future returns, which is recorded as a reduction of sales. If we experience a substantial increase in refunds, our cancellation reserve levels might not be sufficient and our business, financial condition, and results of operations could be harmed.

We expect a number of factors to cause our results of operations and operating cash flows to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our results of operations could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:

•        our ability to accurately forecast and achieve net revenues and appropriately plan our expenses;

•        changes to financial accounting standards and the interpretation of those standards, which may affect the way we recognize and report our financial results;

•        the effectiveness of our internal controls;

•        the early-stage nature of our business and the need to scale our operations and,

•        the impact of the COVID-19 pandemic on our business.

The impact of one or more of the foregoing and other factors may cause our results of operations to vary significantly. As such, quarter-to-quarter and year-over-year comparisons of our results of operations may not be meaningful and should not be relied upon as an indication of future performance.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through net proceeds from the sale of convertible loan notes and common stock sales through two registered crowdfunds and cash flows generated from operating activities. We cannot be certain when, or if, our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support the development of our products and services and will require additional funds for such development. We may need additional funding for marketing expenses and to develop and expand sales resources, develop new products and improve existing products with new features or enhance our products and services with new technology, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we might need or may want to engage in future equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, financial condition, and results of operations. In particular, the ongoing COVID-19 pandemic has caused disruption in the credit and financial markets in the United States and worldwide, which may reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to develop our products and services, support our business growth, and respond to business challenges could be significantly impaired, and our business may be adversely affected.

If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any additional debt could include restrictive covenants that restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests.

The occurrence of any of these foregoing risks could adversely affect our business, financial condition, and results of operations and expose us to unknown risks or liabilities.

Eyeglasses are regulated as medical devices by the FDA, and our failure, or the failure of any third-party manufacturer or optical laboratory, to obtain and maintain the necessary marketing authorizations for our products could have a material adverse effect on our business.

We are a FDA registered eyewear importer and we also engage in certain manufacturing, packaging, shipping and labeling activities that subject us to direct oversight by the FDA under the FDCA and its implementing regulations. The FDA regulates, among other things, with respect to medical devices: design, development and manufacturing, testing, labeling, content, and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; premarket clearance, classification and approval; recordkeeping procedures; advertising and promotion; recalls and field safety corrective actions; post market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market approval studies; and product import and export. The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs, or lower than anticipated sales. The FDA enforces its regulatory requirements through, among other means, periodic unannounced inspections. Failure to comply with applicable regulations could jeopardize our or our contract manufacturers’ ability to manufacture and sell our products and result in FDA enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances or approvals; withdrawals or suspensions of clearances or approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

We are subject to rapidly changing and increasingly stringent laws, regulations, contractual obligations, and industry standards relating to privacy, data security, and data protection. The restrictions and costs imposed by these laws and other obligations, or our actual or perceived failure to comply with them, could subject us to liabilities that adversely affect our business, operations, and financial performance.

We collect, process, store, and use a wide variety of data from current and prospective customers, including personal information, such as home addresses and geolocation, and health information related to their ophthalmic prescriptions. These activities are regulated by a variety of federal, state, local, and foreign privacy, data security, and data protection laws and regulations, which have become increasingly stringent in recent years.

Domestic privacy and data security laws are complex and changing rapidly. Many states have enacted laws regulating the online collection, use, and disclosure of personal information and requiring that companies implement reasonable data security measures. Laws in all states and U.S. territories also require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal information. These laws are not consistent, and compliance with them in the event of a widespread data breach is complex and costly.

Further, the California Consumer Privacy Act (CCPA) took effect on January 1, 2020. The CCPA gives California residents expanded rights related to their personal information, including the right to access and delete their personal information, and receive detailed information about how their personal information is used and shared. The CCPA also created restrictions on “sales” of personal information that allow California residents to opt-out of certain sharing of their personal information and may restrict the use of cookies and similar technologies for advertising purposes. Our e-commerce platform, including our websites and mobile applications, rely on these technologies and could be adversely affected by the CCPA’s restrictions. The CCPA prohibits discrimination against individuals who exercise their privacy rights, provides for civil penalties for violations, and creates a private right of action for data breaches that is expected to increase data breach litigation. Additionally, a new California ballot initiative, the California Privacy Rights Act, or CPRA, was recently passed in California. The CPRA will restrict use of certain categories of sensitive personal information that we handle; further restrict the use of cross-context behavioral advertising techniques on which our products may rely in the future; establish restrictions on the retention of personal information; expand the types of data breaches subject to the private right of action; and establish the California Privacy Protection Agency to implement and enforce the new law, as well as impose administrative fines. The majority of the CPRA’s provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes will likely be required. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. Compliance with such laws could be difficult and costly to achieve and we could be subject to fines and penalties in the event of non-compliance.

Additionally, we are subject to certain health information privacy and security laws as a result of the health information that we receive in connection with our products and services. These laws and regulations include not be adequate to indemnify us for the full extent of our potential liabilities.

Our business could be adversely impacted by changes in the internet and mobile device accessibility of users. Companies and governmental agencies may restrict access to our products and services, our mobile applications, website, application stores, or the internet generally, which could negatively impact our operations.

Our business depends on customers accessing our products and services via a mobile device or a personal computer, and the internet. We may operate in jurisdictions that provide limited internet connectivity. Internet access and access to a mobile device or personal computer are frequently provided by companies with significant market power that could take actions that degrade, disrupt, or increase the cost of consumers’ ability to access our products and services. In addition, the internet infrastructure that we and our customers rely on in any particular geographic area may be unable to support the demands placed upon it and could interfere with the speed and availability of our products and services. Any such failure in internet or mobile device or computer accessibility, even for a short period of time, could adversely affect our results of operations.

Governmental agencies in any of the countries in which we or our customers are located could block access to or require a license for our mobile applications, website, or the internet generally for a number of reasons, including security, confidentiality, or regulatory concerns. In addition, companies may adopt policies that prohibit their employees from using our products and services. If companies or governmental entities block, limit, or otherwise restrict customers from accessing our products and services, our business could be negatively impacted, the number of customers could decline or grow more slowly, and our results of operations could be adversely affected.

We could incur significant liabilities related to, and significant costs in complying with, environmental, health, and safety laws and regulations.

Our operations are subject to various national, state, and local environmental, health, and safety laws and regulations that govern, among other things, the health and safety of our employees and the end-users of our products and the materials used in, and the recycling of, our products and their packaging. Non-compliance with, or liability related to, these laws and regulations, which tend to become more stringent over time, could result in substantial fines or penalties, injunctive relief, civil, or criminal sanctions, and could expose us to costs of investigation or remediation, as well as tort claims for property damage or personal injury.

In addition, a number of governmental authorities, both in the United States and abroad, have considered, and are expected to consider, legislation aimed at reducing the amount of plastic non-recyclable waste. Programs have included banning certain types of products, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on single-use plastic bags, paper bags, reusable bags, and packaging materials. Such legislation, as well as voluntary initiatives, aimed at reducing the level of plastic wastes could result in increased cost of packaging for our products or otherwise require us to alter our current packaging and bagging practices. Additional regulatory efforts addressing other environmental or safety concerns in the future could similarly impact our business, financial condition, and results of operations.

From time to time, we may be subject to legal proceedings, regulatory disputes, and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and materially harm our business, financial condition, and operating results.

From time to time, we may be subject to claims, lawsuits, government investigations, and other proceedings involving products liability, competition and antitrust, intellectual property, privacy, false advertising, consumer protection, securities, tax, labor and employment, commercial disputes, and other matters that could adversely affect our business operations and financial condition. As we grow, we may see a rise in the number and significance of these disputes and inquiries. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our products or services, all of which could negatively affect our revenue growth. The results of litigation, investigations, claims, and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, financial condition, and results of operations.

Risks Related to Intellectual Property

We license our technology from Lucyd Ltd., the majority stockholder of the Company, and our inability to maintain this license could materially affect our business, financial condition, and operating results.

All our current intellectual property is licensed from Lucyd Ltd., the majority stockholder of the Company, pursuant to a license agreement we entered into with Lucyd Ltd. on April 1, 2020 (the “License Agreement”). Pursuant to the License Agreement, we acquired an exclusive, worldwide license that is royalty-free, fully paid up, and perpetual license for the exclusive use of certain assets of Lucyd Ltd. related to Innovative Eyewear current products and trademarks. There can be no assurance that the license will not be terminated by Lucyd Ltd. and if we are unable to continue to license the technology (because of, for example, intellectual property infringement claims brought by third-parties against us or against Lucyd Ltd.) then our business, financial condition and operating results would be adversely affected. If we are unable to continue the License Agreement, our ability to continue developing, designing, manufacturing, distributing, and selling our products would be limited and may require us to stop selling our products. If the License Agreement is terminated for any reason, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner, if at all, and may require us to use alternative technology of lower quality or performance standards. This could, in turn, limit, delay or disrupt our ability to offer new or competitive solutions and could also increase our costs, which could adversely affect our margins, market share, business, financial condition, and operating results. Please see “Business—Material Agreements” for a more complete description of the License Agreement.

Failure to adequately maintain and protect our intellectual property and proprietary rights could harm our brand, devalue our proprietary content, and adversely affect our ability to compete effectively.

Our success depends to a significant degree on Lucyd Ltd.’s ability to obtain, maintain, protect, and enforce our licensed intellectual property rights, including those in our proprietary technologies, know-how, and brand. To protect our rights to our intellectual property, we rely on a combination of patent, trademark, copyright and trade secret laws, domain name registrations, confidentiality agreements, and other contractual arrangements with our employees, affiliates, clients, strategic partners, and others. However, the protective steps we have taken and plan to take may be inadequate to deter misappropriation or other violation of or otherwise protect our intellectual property rights. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective patent, trademark, copyright, and trade secret protection may not be available to us or available in every jurisdiction in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary technology and content, and adversely affect our ability to compete effectively. Further, even if we are successful, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition, and results of operations.

If we fail to protect our intellectual property rights adequately, our competitors may gain access to our licensed intellectual property and proprietary technology and develop and commercialize substantially identical offerings or technologies. Any patents, trademarks, copyrights, or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative process, including re-examination, inter partes review, interference and derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or litigation. There can be no assurance that our patent applications will result in issued patents and we may be unable to obtain or maintain patent protection for our technology. In addition, any patents issued from pending or future patent applications or licensed to us in the future may not provide us with claims sufficiently broad to provide meaningful competitive advantages or may be successfully challenged by third parties. There is also no guarantee that our pending trademark applications for any mark will proceed to registration; our pending applications may be opposed by a third party prior to registration; and even those trademarks that are registered could be challenged by a third party, including by way of revocation or invalidity actions. For example, we have registrations in a number of foreign countries in which we are not currently offering goods or services, and those registrations could be subject to invalidation proceedings if we cannot demonstrate use of the marks by the applicable use deadlines in those countries. In addition, because patent applications in the United States are currently maintained in secrecy for a period of time prior to issuance, and patent applications in certain other countries generally are not published until more than 18 months after they are first filed, and because publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by our pending patent applications or that we were the first to file patent applications on such inventions. To maintain a proprietary market position in foreign countries, we may seek to protect some of our proprietary inventions through foreign counterpart patent applications. Statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the United States. The diversity of patent laws may make our expenses associated with the development and maintenance of intellectual property in foreign jurisdictions more expensive than we anticipate. We probably will not be able to obtain the same patent protection in every market in which we may otherwise be able to potentially generate revenue. Further, the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming. Despite our precautions, it may be possible for unauthorized third parties to copy our offerings and capabilities and use information that we regard as proprietary to create offerings that compete with ours. Third parties may apply to register our trademarks or other trademarks similar to our trademarks in jurisdictions before us, thereby creating risks relating to our ability to use and register our trademarks in those jurisdictions. In addition, there could be potential trade name or trademark ownership or infringement claims brought by owners of other rights, including registered trademarks, in our marks or marks similar to ours. Any claims of infringement, brand dilution, or consumer confusion related to our brand (including our trademarks) or any failure to renew key license agreements on acceptable terms could damage our reputation and brand identity and substantially harm our business and results of operations. The value of our intellectual property could diminish if others assert rights in or ownership of our trademarks and other intellectual property rights, or trademarks that are similar to our trademarks. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights.

We generally enter into confidentiality and invention assignment agreements with our employees and consultants, as well as confidentiality agreements with other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how, and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to our proprietary information or the distribution, use, misuse, misappropriation, reverse engineering, or disclosure of our proprietary information, know-how, and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings and capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach.

We may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property rights. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims, or countersuits are successful, we could lose valuable intellectual property rights. Further, any changes in law or interpretation of any such laws, particularly intellectual property laws, may impact our ability to protect, register, or enforce our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our offerings and capabilities, impair the functionality of our offerings and capabilities, delay introductions of new offerings, result in our substituting inferior or more costly technologies into our offerings, or injure our reputation.

Domain names generally are regulated by internet regulatory bodies, and the regulation of domain names is subject to change. Regulatory bodies have and may continue to establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. We may not be able to, or it may not be cost-effective to, acquire or maintain all domain names that utilize the name “Lucyd Ltd.” or “Innovative Eyewear” in all of the countries in which we currently conduct or intend to conduct business. If we lose the ability to use a domain name, we could incur significant additional expenses to market our products within that country, including the development of new branding. This could substantially harm our business, results of operations, financial condition and prospects.

We may incur costs to defend against, face liability or for being vulnerable to intellectual property infringement claims brought against us by others.

Third parties may assert claims against us alleging that we infringe upon, misappropriate, dilute or otherwise violate their intellectual property rights, particularly as we expand our business and the number of products we offer. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims. We may be particularly vulnerable to such claims, as companies having a substantial online presence are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. As we gain an increasingly high public profile, the possibility of intellectual property rights claims against us grows. Our competitors and others may now and in the future have significantly larger and more mature patent portfolios than us.

We rely on contracts and releases for ownership of copyrighted materials and the right to use images of individuals on our webpage and marketing material, and we may be subject to claims that we did not properly obtain rights, consent, a release, or permission to use certain content or imagery. Many potential litigants have the ability to dedicate substantial resources to the assertion of their intellectual property rights. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business, could require us to cease use of such intellectual property, and could create ongoing obligations if we are subject to agreements or injunctions (stipulated or imposed) preventing us from engaging in certain acts. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential information during this type of litigation. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition, or results of operations. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign or rebrand our products, license rights from third parties on potentially unfavorable terms, cease using certain brand names or other intellectual property rights altogether, make substantial payments for royalty or license fees, legal fees, settlement payments or other costs or damages, or admit liability. Such outcomes could encourage others to bring claims against us. To the extent we seek a license to continue offerings or operations found or alleged to infringe third-party intellectual property rights, such a license may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. In the event we are required to develop alternative, non-infringing technology, this could require significant time (during which we would be unable to continue to offer our affected offerings), effort and expense, and may ultimately not be successful. Any of these events could harm our business and cause our results of operations, liquidity, and financial condition to suffer.

Risks Related to Our Dependence on Third Parties

We face risks associated with suppliers from whom our products are sourced and are dependent on a limited number of suppliers.

We purchase all of the inputs for our products, including eyeglass frames, temples with electronics embedded within them, prescription lenses, sun lenses, demo lenses, hinges, packaging materials and other components, parts, and raw materials, directly or indirectly from domestic and international suppliers. For our business to be successful, our suppliers must be willing and able to provide us with inputs in substantial quantities, in compliance with regulatory requirements, at acceptable costs and on a timely basis. Our ability to obtain a sufficient selection or volume of inputs on a timely basis at competitive prices could suffer as a result of any deterioration or change in our supplier relationships or events that adversely affect our suppliers.

We typically do not enter into long-term contracts with our suppliers and, as such, we operate without significant contractual assurances of continued supply, pricing or access to inputs. Any of our suppliers could discontinue supplying us with desired inputs in sufficient quantities or offer us less favorable terms on future transactions for a variety of reasons. The benefits we currently experience from our suppliers relationships could be adversely affected if our suppliers:

•        discontinue selling products to us;

•        raise their prices;

•        increase lead times for products and/or key components

We also source inputs directly from suppliers outside of the United States, including China. Global sourcing and foreign trade involve numerous factors and uncertainties beyond our control including increased shipping costs, the imposition of additional import or trade restrictions, including legal or economic restrictions on overseas suppliers’ ability to produce and deliver inputs, increased custom duties and tariffs, unforeseen delays in customs clearance of goods, more restrictive quotas, loss of a most favored nation trading status, currency exchange rates, transportation delays, port of entry issues and foreign government regulations, political instability, and economic uncertainties in the countries from which we or our suppliers source our products.

Additionally, sourcing could be impacted by current and future travel restrictions and/or the shut-down of certain businesses globally due to the COVID-19 pandemic.

We rely on a limited number of contract manufacturers and logistics partners for our products. A loss of any of these partners could negatively affect our business.

We rely on a limited number of third-party suppliers and contract manufacturers for the components that go into the manufacturing of our products. In particular, our frames are provided by a single supplier. We also assemble and fulfill glasses at a single third-party optical laboratory. Our reliance on a limited number of contract manufacturers and logistics partners for our products increases our risks of being unable to deliver our products in a timely and cost-effective manner. In the event of interruption from any of our contract manufacturers or our own fulfillment capabilities, we may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays.

Our business could be adversely affected if one or more of our manufacturers is impacted by a natural disaster, an epidemic such as the current COVID-19 outbreak, or other interruption at a particular location. In particular, the current COVID-19 outbreak has caused, and will likely continue to cause, interruptions in the development, manufacturing (including the sourcing of key components), and shipment of our products, which could adversely impact our revenue, gross margins, and operating results.

Additionally, we do not own or operate a warehouse or a warehouse management company or system, and we currently rely on a single third-party warehouse. Because a significant percentage of our products are stored in and shipped out of the single third-party warehouse, we face significant risks such as, but not limited to: our operations could be disrupted and our inventory could be destroyed by earthquakes, floods, fires or other natural disasters or other events outside of our control, or the control of our third-party warehouse. Our dependence on a single third-party warehouse also exposes us to the risk that the warehouse may experience operational disruptions due to security or computer viruses, software and hardware failure, power interruptions and other system failures. If we encounter problems with our third-party warehouse, we may be unable to meet customer expectations, manage our inventory and fulfillment capacity, complete sales, fulfill orders in a timely fashion, and our ability to achieve objectives for operating efficiencies could be adversely affected, all of which could harm our reputation and our relationship with our customers.

Our projects could be hindered due to our dependence on third parties to complete many of our contracts.

In the current economic environment, third parties may find it difficult to obtain sufficient financing to help fund their operations. The inability to obtain financing could adversely affect a third party’s ability to provide materials, equipment or services which could have a material adverse impact on our business, financial condition, and results of operations. In addition, a failure by a third party subcontractor, supplier or manufacturer to comply with applicable laws, regulations or client requirements could negatively impact our business and, for government clients, could result in fines, penalties, suspension or even debarment being imposed on us, which could have a material adverse impact on our business, financial condition, and results of operations.

We depend on search engines, social media platforms, digital application stores, content-based online advertising, and other online sources to attract consumers to and promote our website and our mobile applications, which may be affected by third-party interference beyond our control and as we grow our customer acquisition costs may continue to rise.

Our success depends in part on our ability to attract consumers to our website, mobile applications, and retail partners to convert them into customers in a cost-effective manner. We depend, in large part, on search engines, social media platforms, digital application stores, content-based online advertising, and other online sources for traffic to our website, mobile applications, and select application partners.

With respect to search engines, we are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and free search listings, which depend on algorithms used by search engines. For paid search listings, if one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers and traffic to our website could decrease, any of which could have a material adverse effect on our business, financial condition, and results of operations.

We plan to rely primarily on third-party insurance policies to insure our operations-related risks. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition, and results of operations.

We procure third-party insurance policies or plan to procure policies to cover various operations-related risks including employment practices liability, workers’ compensation, property and business interruptions, cybersecurity and data breaches, crime, directors’ and officers’ liability, and general business liabilities. We rely on a limited number of insurance providers, and should such providers discontinue or increase the cost of coverage, we cannot guarantee that we would be able to secure replacement coverage on reasonable terms or at all. If our insurance carriers change the terms of our policies in a manner not favorable to us, our insurance costs could increase. Further, if the insurance coverage we maintain is not adequate to cover losses that occur, or if we are required to purchase additional insurance for other aspects of our business, we could be liable for significant additional costs. Additionally, if any of our insurance providers becomes insolvent, it would be unable to pay any operations-related claims that we make.

General Risk Factors

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act (and the rules and regulations of the Securities and Exchange Commission thereunder). Once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above and depending on our status as per Rule 12b-2 of the Securities Exchange Act of 1934, as amended, our independent registered public accounting firm may also need to attest to the effectiveness of our internal control over financial reporting under Section 404.

Based on the number of personnel available to serve the Company’s accounting function, management believes we are not able to adequately segregate responsibility over financial transaction processing and reporting. Further, the Company does not have a formal internal control environment in place and operating effectively. As such, we have identified these issues as material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of internal controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be materially and adversely affected and the market price of our common stock could be negatively affected, which could require additional financial and management resources.

Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our sites and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to impose additional or new regulation on our business or levy additional or new sales, income, or other taxes relating to our activities. Tax authorities at the international, federal, state, and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce and digital services. New or revised international, federal, state, or local tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. For example, on June 21, 2018, the U.S. Supreme Court rendered a 5-4 majority decision in South Dakota v. Wayfair Inc.,

17-494 where the Court held, among other things, that a state may require an out-of-state seller with no physical presence in the state to collect and remit sales taxes on goods the seller ships to consumers in the state, overturning existing court precedent. Other new or revised taxes and, in particular, digital taxes, sales taxes, VAT, and similar taxes could increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. New taxes and rulings could also create significant increases in internal costs necessary to capture data and collect and remit taxes. Any of these events could have a material adverse effect on our business, financial condition, and operating results.

An overall decline in the health of the economy and other factors impacting consumer spending, such as recessionary conditions, governmental instability, inclement weather, and natural disasters, may affect consumer purchases, which could reduce demand for our products and harm our business, financial conditions, and results of operations.

Our business depends on consumer demand for our products and, consequently, is sensitive to a number of factors that influence consumer confidence and spending, such as general economic conditions, consumer disposable income, energy and fuel prices, recession and fears of recession, unemployment, minimum wages, availability of consumer credit, consumer debt levels, conditions in the housing market, interest rates, tax rates and policies, inflation, consumer confidence in future economic conditions and political conditions, war and fears of war, inclement weather, natural disasters, terrorism, outbreak of viruses or widespread illness, and consumer perceptions of personal well-being and security.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of our listing; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC.

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on short duration historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses. Significant estimates and judgments involve: revenue recognition, including revenue-related reserves; legal contingencies; valuation of our common stock and equity awards; income taxes; and sales and indirect tax reserves. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

Our current insurance coverage may not be adequate, and we may not be able to obtain insurance at acceptable rates, or at all.

We currently have General Liability and Product Liability policies covering our business. These policies may not provide sufficient coverage in the face of significant claims or multiple claims. Claims exceeding our insurance coverage could create significant increases in internal costs. This even could have a material adverse effect on our business, financial condition, and operating results.

We may decide to pursue strategic acquisitions to accelerate our growth. These potential acquisitions may not be successful. We may not be able to successfully integrate future acquisitions or generate sufficient revenues from future acquisitions, which could cause our business to suffer.

If we buy a company or a division of a company, there can be no assurance that we will be able to profitably manage such business or successfully integrate such business without substantial costs, delays or other operational or financial problems. There can be no assurance that the businesses we acquire in the future will achieve anticipated revenues and earnings. Additionally:

•        the key personnel of the acquired business may decide not to work for us;

•        changes in management at an acquired business may impair its relationships with employees and customers;

•        we may be unable to maintain uniform standards, controls, procedures and policies among acquired businesses;

•        we may be unable to successfully implement infrastructure, logistics and systems integration;

•        we may be held liable for legal claims (including environmental claims) arising out of activities of the acquired businesses prior to our acquisitions, some of which we may not have discovered during our due diligence, and we may not have indemnification claims available to us or we may not be able to realize on any indemnification claims with respect to those legal claims;

•        we will assume risks associated with deficiencies in the internal controls of acquired businesses;

•        we may not be able to realize the cost savings or other financial benefits we anticipated; and

•        our ongoing business may be disrupted or receive insufficient management attention.

Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on attractive terms. Moreover, to the extent an acquisition transaction financed by non-equity consideration results in additional goodwill, it will reduce our tangible net worth, which might have an adverse effect on our credit and bonding capacity.

Risks Relating to Our Securities and this Offering

Our directors, executive officers and principal stockholders will continue to have substantial control over our company after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Upon completion of this offering, our executive officers, directors and principal stockholders and their affiliates will own 5,040,661 shares of our common stock, or approximately 65% of the outstanding shares of our common stock, based on the number of shares outstanding as of the date of this prospectus and assuming the sale of 1,538,461 Units in this offering at an assumed initial public offering price of $6.50 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, and underwriters’ over-allotment option is not exercised. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Lucyd Ltd., our principal stockholder, beneficially owns greater than 50% of our outstanding shares of common stock, which will cause us to be deemed a “controlled company” under the rules of NASDAQ.

Lucyd Ltd. currently controls approximately 81.2% of the voting power of our capital stock and will control approximately 65% of the combined voting power of our capital stock upon completion of this offering. As a result, Lucyd Ltd., owns more than 50% of our outstanding shares (and will continue to own more than 50% of our outstanding shares upon consummation of the offering), and as such, we are a “controlled company” under the rules of NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and, as such, can elect to be exempt from certain corporate governance requirements, including requirements that:

•        a majority of the Board of Directors consist of independent directors;

•        the board maintain a nominations committee with prescribed duties and a written charter; and

•        the board maintain a compensation committee with prescribed duties and a written charter and comprised solely of independent directors.

As a “controlled company,” we may elect to rely on some or all of these exemptions, however, we do not intend take advantage of any of these exemption. Despite the fact we do not intend to take advantage of these exemptions, our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

Separately, although our audit committee is currently in compliance and we intend to maintain compliance with NASDAQ rules, we are permitted to phase-in our compliance with the independent audit committee requirements set forth in NASDAQ rules, as follows: (1) one independent member of the audit committee at the time of listing, (2) a majority of independent members of the audit committee within 90 days of listing, and (3) all independent members of the audit committee (i.e., at least three members) within one year of listing. During these phase-in periods, our stockholders would not have the same protections afforded to stockholders of companies who have more ‘independent’ members of its audit committee and, if, within the phase-in periods, we are not able to recruit additional directors who would qualify as independent, or otherwise comply with the NASDAQ listing requirements, we may be subject to enforcement actions by NASDAQ.

There is no existing market for our securities and we do not know if one will develop to provide you with adequate liquidity. Even if a market does develop following this offering, the prices in the market may not exceed the offering price.

Prior to this offering, there has not been a public market for our securities. We cannot assure you that an active trading market for our common stock or Series A Warrants will develop following this offering, or if it does develop, it may not be maintained. You may not be able to sell your shares or Series A Warrants quickly or at the market price if trading in our common stock or Series A Warrants is not active. The initial public offering price for the Units will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market following the completion of this offering. Consequently, you may not be able to sell shares of our common stock or Series A Warrants at prices equal to or greater than the price you pay in this offering. In addition, we do not intend to apply to list the Series B Warrants on any securities exchange or nationally recognized trading system, including NASDAQ. Without an active market, the liquidity of the Series B Warrants will be limited.

The market price of our securities is likely to be highly volatile, and you could lose all or part of your investment.

The trading price of our common stock and Warrants is likely to be volatile. This volatility may prevent you from being able to sell your shares of common stock or Warrants at or above the price you paid in this offering. The market price of our securities could be subject to wide fluctuations in response to a variety of factors, which include:

•        actual or anticipated fluctuations in our quarterly or annual operating results;

•        publication of research reports by securities analysts about us or our competitors or our industry;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•        additions and departures of key personnel;

•        strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•        the passage of legislation or other regulatory developments affecting us or our industry;

•        speculation in the press or investment community;

•        changes in accounting principles;

•        terrorist acts, acts of war or periods of widespread civil unrest;

•        natural disasters and other calamities; and

•        changes in general market and economic conditions.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market and industry factors may negatively affect the market price of our common stock and Warrants, regardless of our actual operating performance. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Our trading price and trading volume could decline if securities or industry analysts do not publish research about our business, or if they publish unfavorable research.

Equity research analysts do not currently provide coverage of our common stock, and we cannot assure that any equity research analysts will adequately provide research coverage of our common stock after the listing of our common stock on the NASDAQ. To the extent equity research analysts do provide research coverage of our common stock, we will not have any control over the content and opinions included in their reports. The trading price of our common stock could decline if one or more equity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company, or fail to regularly publish reports on us, the demand for our common stock could decrease, which in turn could cause our trading price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. Accordingly, you must rely on the sale of your common stock after price appreciation, which may never occur, as the only way to realize any future gain on your investment.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to the introduction of technologically more advanced products, seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•        labor availability and costs for hourly and management personnel;

•        changes in interest rates;

•        macroeconomic conditions, both nationally and locally;

•        changes in consumer preferences and competitive conditions;

•        expansion to new markets;

•        weather conditions in the regions we operate;

•        increases in infrastructure costs; and

•        fluctuations in commodity prices.

Unanticipated fluctuations in our quarterly operating results could result in a decline in our stock price.

Our failure to meet the continued listing requirements of NASDAQ could result in a de-listing of our common stock and Series A Warrants.

If after listing we fail to satisfy the continued listing requirements of NASDAQ, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to de-list our common stock and Series A Warrants. Such a de-listing would likely have a negative effect on the price of our common stock and Series A Warrants and would impair your ability to sell or purchase our common stock and Series A Warrants when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock and Series A Warrants to become listed again, stabilize the market price or improve the liquidity of our common stock and Series A Warrants, prevent our common stock and Series A Warrants from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

If our shares are delisted from NASDAQ and become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission (“SEC”) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on NASDAQ and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

Our management will have considerable discretion over the use of proceeds from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this offering in ways that our stockholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Furthermore, you will have no direct say on how our management allocates the net proceeds of this offering. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Future sales by our common stock may adversely affect the market price of our securities and our ability to raise funds in new offerings.

Sales of our common stock in the public market following this offering or at the conclusion of any required lock-up periods could lower the market price of our common stock and Warrants. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 6,178,733 shares of common stock outstanding as of March 29, 2022, 822,665 shares are, or will be, freely tradable without restriction immediately after the consummation of this offering, and approximately 320,510 of these shares, representing shares not held by our “affiliates,” generally may be resold under SEC Rule 144 beginning 90 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholder and Maxim Group LLC.

Additionally, we intend to register shares of common stock that are reserved for issuance under our 2021 Equity Incentive Plan. For more information, see the section entitled “Shares Eligible for Future Sale — Registration Statements on Form S-8.”

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. Of the shares to be outstanding after this offering, the shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates.

The Warrants offered by this prospectus may not have any value.

The Series A Warrants offered by this prospectus will be exercisable for five years from the date of initial issuance at an initial exercise price of $               per share (which shall not be less than 100% of the public offering price per Unit) and the Series B Warrants offered by this prospectus will be exercisable for one year from the date of initial issuance at an initial exercise price of $               per share (which shall not be less than 100% of the public offering price per Unit). There can be no assurance that the market for shares of our common stock will ever equal or exceed the price of the Warrants. In the event that the price per share of our common stock does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

A Warrant does not entitle the holder to any rights as a holder of our shares of common stock until the holder exercises the Warrant for a share of common stock.

Until you acquire a share of common stock upon exercise of your Warrants, your Warrants will not provide you any rights as a holder of common stock. Upon exercise of your Warrants, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

We may amend the terms of the Warrants in a way that may be adverse to holders with the approval by the holders of a majority of the then outstanding Warrants.

Our Warrants will be issued in book entry form under a warrant agreement. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments, including any amendment to increase the exercise price of the Warrants or shorten the exercise period of the Warrants, shall require the written consent of the registered holders of a majority of the then outstanding Warrants.

Our outstanding Warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

We will be issuing Warrants to purchase shares of common stock as part of this offering. To the extent we issue shares of common stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these Warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of sale, of the shares of common stock underlying the Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 1,538,461 Units in this offering at a public offering price of $6.50 per Unit (the mid-point of the range appearing on the front cover of this prospectus), and after deducting underwriting commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $5.36 per share at the assumed public offering price. Additionally, to the extent that these warrants, or options we will grant to our officers, directors and employees, are ultimately exercised, you will sustain future dilution. We may also acquire new businesses or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders. Following the completion of this offering, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock. See the section entitled “Dilution.”

We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and NASDAQ, has imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we anticipate that compliance with these rules and regulations will increase our legal, accounting and financial compliance costs substantially. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain our current levels of such coverage. We estimate the additional costs we may incur to respond to these requirements to range from $350,000 to $500,000 annually, although unforeseen circumstances could increase actual costs. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

An investment in our company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any State or local taxing authority has reviewed the transactions described herein, and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warrants regarding such matters.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings; or

•        changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by federal, state and local authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Anti-takeover provisions in our charter documents and Florida law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

The anti-takeover provisions of the Florida Business Corporation Act may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. Our second amended and restated articles of incorporation and our bylaws, upon the consummation of this offering, may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our board of directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquirer. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the company may be unsuccessful. In addition, our second amended and restated articles of incorporation and bylaws will:

•        provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•        provide that special meetings of stockholders may only be called by our board of directors or a majority of our stockholders;

•        place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

•        not provide stockholders with the ability to cumulate their votes; and

•        provide that either a majority of our board of directors or a majority of our stockholders may amend our second amended and restated bylaws.

Use of Proceeds

We estimate that the net proceeds from the sale of the Units we are offering will be approximately $8.5 million based on an assumed offering price of $6.50 per Unit (which represents the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus). If the underwriters fully exercise the over-allotment option to purchase additional shares of common stock and/or Series A Warrants and/or Series B Warrants, based on an assumed offering price of $6.50 per Unit, the net proceeds we sell will be approximately $9.9 million. “Net proceeds” is what we expect to receive after deducting the underwriting discount and commission and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and to facilitate our access to the public equity markets. We intend to use the net proceeds of this offering primarily for (i) sales and marketing, (ii) expanding our inventory, (iii) updating and producing our in-store displays, (iv) development of new styles and sizes of our smart eyewear and (v) working capital and general purposes.

We anticipate an approximate allocation of the use of net proceeds as follows:

Use of Net Proceeds	$*	%
Inventory	2,550,000	30
Sales & Marketing	2,550,000	30
Product Development	1,700,000	20
Working Capital	1,275,000	15
Capital Expenditures	425,000	5
Total	8,500,000	100

____________

*        Assuming the over-allotment option is not exercised.

While we expect to use the net proceeds for the purposes described above, the amounts and timing of our actual expenditures will depend upon numerous factors, including the aggregate amount raised in this offering. The expected net proceeds from the sale of the shares offered hereby, if added to our current cash and cash equivalents is anticipated to be sufficient to fund our operations for at least the next 12 months. In the event that our plans change, our assumptions change or prove to be inaccurate, or the net proceeds of this offering are less than as set forth herein or otherwise prove to be insufficient, it may be necessary or advisable to reallocate proceeds or curtail expansion activities, or we may be required to seek additional financing or curtail our operations. As a result of the foregoing, our success will be affected by our discretion and judgment with respect to the application and allocation of the net proceeds of this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $6.50 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $1,415,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of Units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $5,980,000, assuming the initial public offering price stays the same. An increase of 1,000,000 in the number of Units we are offering, together with a $1.00 increase in the assumed initial public offering price of $6.50 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus), would increase the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $8,315,000. A decrease of 1,000,000 in the number of Units we are offering, together with a $1.00 decrease in the assumed initial public offering price of $6.50 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus), would decrease the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $6,238,000. We do not expect that a change in the offering price or the number of Units by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend Policy

We have never declared or paid any cash dividends on our equity interests and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

Capitalization

The following table sets forth our cash and equivalents and capitalization as of December 31, 2021:

•        on an actual basis;

•        on a pro forma basis to give effect to the conversion upon the closing of this offering of the remaining outstanding Notes in the principal amount of $770,550 into an aggregate of 118,546 shares of common stock at an assumed conversion price of $6.50 per share, which is the assumed offering price; and

•        on a pro forma as adjusted basis to additionally give effect to the sale of 1,538,461 Units in this offering, assuming an initial public offering price of $6.50 per Unit (the mid-point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering as determined at pricing. You should read the information in this table together with our audited financial statements and related notes and unaudited interim condensed financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of December 31, 2021
	Actual	Pro Forma	Pro Forma, as adjusted
		(unaudited)	(unaudited)
Cash and cash equivalents	$79,449	$79,727	$8,536,829
Related party convertible note	289,029	—	—

Stockholders’ equity:
Common stock (50,000,000 shares authorized, 6,060,187 and 4,131,469 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively at par value $0.00001).	60	61	77
Preferred stock, $0.00001 par value per share; 15,000,000 shares authorized, is 0 issued or outstanding as of December 30, 2021 and December 31, 2020	—	—	—
Additional paid-in capital	4,842,836	5,613,384	14,070,471
Stock subscription receivable	(11,226)	(11,226)	(11,226)
Accumulated deficit	(4,624,154)	(4,624,154)	(4,624,154)
Total stockholders’ equity	$207,516	$978,065	$9,435,168
Total capitalization	$496,545	$978,065	$9,435,168

The number of shares of our common stock to be outstanding upon completion of this offering is based on 6,060,187 shares of our common stock outstanding as of December 31, 2021, and excludes:

•        2,332,500 shares of common stock issuable upon exercise of stock options, at a weighted average exercise price of $2.59 per share;

•        118,546 shares of common stock issuable upon conversion of the remaining Notes in the amount of $770,550 at an assumed conversion price of $6.50 per share, which is the assumed offering price;

•                 shares of common stock issuable upon the exercise of the warrants to purchase shares of our common stock issued to the underwriters in connection with this offering; and

•                 shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan (which is equal to 20% of our issued and outstanding common stock immediately after the consummation of this offering, less the number of outstanding option grants).

Each $1.00 increase (decrease) in the assumed initial public offering price of $6.50 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the amount of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $1,415,000, assuming the number of Units, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million Units offered by us would increase (decrease) cash, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $5,980,000, assuming the assumed initial public offering price of $6.50 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each one million Unit increase in the number of Units offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $6.50 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase each of cash and total stockholders’ (deficit) equity by approximately $8,315,000 after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, each one million Unit decrease in the number of shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $6.50 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) would decrease each of cash and total stockholders’ (deficit) equity by approximately $6,238,000 after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Dilution

If you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $6.50 per share (the mid-point of the range appearing on the front cover of this prospectus) and the as adjusted net tangible book value per share of our common stock immediately upon the consummation of this offering. As of December 31, 2021, we had a historical net tangible book value of $47,810, or $0.01 per share of common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2021.

Our pro forma net tangible book value as of December 31, 2021 was $336,839, or $0.05 per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to the conversion upon the closing of this offering of amount remaining on the Notes into an aggregate of 118,546 shares of common stock at a conversion price of $6.50 per share.

After giving effect to our sale of 1,538,461 shares of common stock in this offering at an assumed public offering price of $6.50 per share of common stock included in each Unit, and after deducting underwriters’ commissions and estimated offering expenses, but assuming no exercise of the Warrants included in the Units offered hereby or the warrants issued to the Representative of underwriters, our pro forma as adjusted net tangible book value as of December 31, 2021 would have been $8,793,940 or $1.14 per share of common stock. This represents an immediate increase in net tangible book value of $1.09 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $5.36 per share to purchasers of Units in this offering.

The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock:

Assumed public offering price per Unit			$6.50
Net tangible book value per share as of December 31, 2021		$0.01
Pro forma net tangible book value per share	$		0.05
Pro forma increase in net tangible book value per share attributable to new investors	$		1.09
Pro forma as adjusted net tangible book value per share as of December 31, 2021, after giving effect to the offering	$		1.14
Dilution per share to new investors in the offering			$5.36

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

A $1.00 decrease in the assumed initial public offering price of $6.50 per Unit (the midpoint of the price range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value as of December 31, 2021 after this offering by approximately $1,415,000, or approximately $0.18 per share, and would increase dilution to investors in this offering to approximately $5.54 per share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A $1.00 increase in the assumed initial public offering price of $6.50 per Unit (the midpoint of the price range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value as of December 31, 2021 after this offering by approximately $1,415,000, or approximately $0.18 per share, and would decrease dilution to investors in this offering to approximately $5.18 per share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of Units we are offering. An increase of 1,000,000 in the number of Units we are offering would increase our pro forma as adjusted net tangible book value as of December 31, 2021 after this offering by approximately $5,980,000, or approximately $0.56 per share, and would decrease dilution to investors in this offering to approximately $4.80 per share, assuming the assumed initial public offering price per Unit remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A decrease of 1,000,000 in the number of Units we are offering would decrease our pro forma as adjusted net tangible book value as of December 31, 2021 after this offering by approximately $5,980,000, or approximately

$0.69 per share, and would increase dilution to investors in this offering to approximately $6.05 per share, assuming the assumed initial public offering price per Unit remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase 230,769 additional shares of common stock and/or Series A Warrants and/or Series B Warrants in this offering at the assumed offering price of $6.50 per Unit, the pro forma net tangible book value per share after this offering would be $1.28 per share of common stock, the increase in the pro forma as adjusted net tangible book value per share to existing stockholders would be $1.23 per share of common stock and the dilution to new investors purchasing securities in this offering would be $5.22 per share of common stock.

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present stockholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present stockholders as of the date the consideration was received and by investors in this offering at the public offering price. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent (%)
Existing stockholders	6,178,733	80	4,554,773	31	$0.73
New investors	1,538,461	20	10,000,000	69	$6.50
Total	7,717,194	100	14,554,773	100	$1.88

The number of shares of our common stock outstanding before and after this offering reflected in the tables and discussion above are based on (i) 6,178,733 shares of common stock outstanding as of the date of this prospectus (including the conversion upon the closing of this offering of amount remaining on the Notes into an aggregate of 118,546 shares of common stock at a conversion price of $6.50 per share), and (ii) 7,717,194 shares of common stock outstanding on a pro forma as adjusted basis after giving effect to this offering and exclude, as of that date, the following:

•        2,332,500 shares of common stock issuable upon exercise of stock options, at a weighted average exercise price of $2.59 per share;

•                     shares of common stock issuable upon the exercise of the warrants to purchase shares of our common stock issued to the underwriters in connection with this offering; and

•                     shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan (which is equal to 20% of our issued and outstanding common stock immediately after the consummation of this offering, less the number of outstanding option grants).

The table below assumes the underwriters’ exercise their over-allotment option in full:

	Shares Purchased		Total Consideration		Average Price
	Amount (#)	Percent (%)	Amount ($)	Percent (%)	Per Share ($)
Existing stockholders	6,178,733	78	4,554,773	28	$0.73
New investors	1,769,231	22	11,500,000	72	$6.50
Total	7,947,963	100	16,054,773	100	$2.13

The number of shares of our common stock outstanding before and after this offering reflected in the tables and discussion above are based on (i) 6,178,733 shares of common stock outstanding as of the date of this prospectus (including conversion upon the closing of this offering of amount remaining on the Notes into an aggregate of 118,546 shares of common stock at a conversion price of $6.50 per share), and (ii) 7,947,963 shares of common stock outstanding on a pro forma as adjusted basis after giving effect to this offering and exclude, as of that date, the following:

•        2,332,500 shares of common stock issuable upon exercise of stock options, at a weighted average exercise price of $2.59 per share;

•                     shares of common stock issuable upon the exercise of the warrants to purchase shares of our common stock issued to the underwriters in connection with this offering; and

•                     shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan (which is equal to 20% of our issued and outstanding common stock immediately after the consummation of this offering, less the number of outstanding option grants).

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Summary of Financial Information” and our financial statements and related notes included elsewhere in this prospectus. Data as of and for the periods ended December 31, 2020 and 2021 has been derived from our audited financial statements appearing at the end of this prospectus. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview

We develop and sell smart eyeglasses and sunglasses, which are designed to allow our customers to remain connected to their digital lives, while also offering vision correction and protection. Our flagship product, Lucyd Lyte, enables the wearer to listen to music, take and make calls, and use voice assistants to perform many common smartphone tasks hands-free. Innovative Eyewear owns the exclusive rights to the Lucyd brand and the Lyte product line.

Our mission is to Upgrade Your Eyewear. Our smart eyewear is a fusion of headphones with glasses, bringing vision correction and protection together with digital connectivity and clear audio, while also offering a solution for listening to music outdoors (as compared to in-ear headphones). The convenience of having a Bluetooth headset and comfortable glasses in one, especially for those who are already accustomed to all-day eyewear use, offers a lifestyle upgrade at a price similar to traditional prescription eyewear.

After the full launch of Lucyd Lyte in January 2021, we had strong interest and demand from customers in the U.S., and have since sold thousands of our smart eyewear. In order to meet the growing demand for our products, and in an effort to expand our reach, we have engaged over 100 optical resellers. All of our products are designed in Miami, manufactured in Asia, and currently sold through two major sales channels:

(1)    ecommerce primarily via our website (Lucyd.co) and Amazon; and,

(2)    a growing network of independent eyewear stores.

We apply a manufacturer suggested retail price (“MSRP”) of $149 (for our standard frames) to $179 (for our titanium frames) for non-prescription, polarized sunglass and blue light blocking glasses across all of our online channels, with our wholesale pricing offering volume discounts to these prices. Please refer to discussion in the Components of Results of Operations for more details regarding our pricing structure.

We are gearing-up to expand these channels with national eyewear chains, big box retail stores (electronics, sporting goods, general merchandise) and specialty retail stores.

We view this business model as being more efficient with regards to the deployment of capital, by electing not to build our own manufacturing facilities and Company-owned retail distribution, but rather contract with existing sources of production and consumer facing retail distribution.

Impact of COVID-19 on Our Business

On March 11, 2020, the World Health Organization officially declared the outbreak of the COVID-19 virus a “pandemic.” This contagious disease outbreak has continued to spread across the globe and is impacting worldwide economic activity and financial markets. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, we took precautionary measures intended to minimize the risk of the virus to our employees, by following the CDC guidelines. Specifically, we set up a system that enabled our employees to work remotely when it was beneficial for them or when they felt ill. Additionally, precautionary measures that have been adopted may negatively affect our ability to sell our products. For example, reducing the marketplace traction at trade shows, and retail store traffic for our re-sellers, and the fulfillment of customer orders with customized lenses, shipping delays and other operations of our suppliers and fulfillment partners. Additionally, our product is manufactured in China and shipped from China on a regular basis. We have not experienced substantial delays in manufacturing or shipping due to COVID-19, however, we are exposed to such risk in the future as a potential impact of COVID-19. More generally, the outbreak of COVID-19 could adversely affect economies and financial markets globally, potentially leading to an economic downturn, which could decrease consumer spending and adversely affect demand for our products. It is not possible at this time to estimate the impact that COVID-19 could have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted.

Key Factors Affecting Performance

Expansion of retail points of purchase

Our future depends in large part on our ability to place Lucyd Lyte in optical stores as well as sporting goods stores and other specialty stores. To address this, we assembled a team with decades of experience in the eyewear industry and are offering a strong co-op marketing program. We currently have 12 different styles available and plans to continuously increase this number over time.

Retail store client retention and re-orders

Our ability to sustain and increase revenue depends in large part on our ability to receive re-orders from stores, either directly or through our wholesale distributors. To support our sales to retail stores directly, we offer a strong co-op marketing program that includes free and paid store display materials. As part of this strategy, we are launching a digital try-on kiosk for our resellers to help educate their in-store customers about Lucyd Lyte and enable customers to try them on in a contact-less manner, to mitigate customer contact with viral pathogens.

Investing in business growth

We believe that people care about what they wear on their faces, and because we understand that customers have diverse preferences about the shape, size and design of their eyewear, we aim to continuously invest in the design and development of new models in an effort to provide the consumer with a wide selection of styles, colors and finishes.

We also intend to invest in co-op marketing with retail stores, expansion of our sales and marketing team (including influencers) to broaden our brand awareness and online presence. We will also increase our general and administrative expenses in the foreseeable future to cover the additional costs for finance, compliance, supply chain, quality assurance and investor relations as we grow as a public company.

Key Performance Indicators

Store Count (B2B)

We believe that one of the key indicators for our business is the number of retail stores onboarded to sell Lucyd Lyte. We started onboarding our first retail stores in June 2021. Currently, we have over 200 retail stores selling Lucyd Lyte primarily in the United States and Canada.

Based on the existing demand for our products, current distribution and recently consummated supply agreements, we anticipate that our products will be available in a significant number of new third-party retail locations in 2022.

Re-order ratio (B2B)

Many of the retail stores that placed initial stocking orders, either directly or through our wholesale distributors, have also placed follow-on orders in the few short months since launching our wholesale business in June 2021. As of December 31, 2021, 33% of stores have re-ordered our product. We expect this number to gradually increase as we roll out our co-op marketing program and introduce our virtual try-on kiosks into retail stores, to facilitate customer education and product sell-through.

Number of online orders (B2C)

For our ecommerce business, we track the number of online orders as an indicator of the success of our online marketing efforts. For the year ended December 31, 2021, we received a total of over 4,000 orders from customers online. We believe that the addition of new styles, as well as further investment in brand awareness, product ambassadors and influencer campaigns, will enable continued growth of online orders in the foreseeable future. We expect to allocate a significant portion of our advertising expenditures towards influencer marketing programs.

Components of Results of Operations

Net Revenue

Our revenue is generated from the sales of prescription and non-prescription optical glasses, sunglasses and shipping charges, which are charged to the customer, associated with these purchases. We sell products through our retail store resellers, distributors and on our own website Lucyd.co and on Amazon.

We apply a manufacturer suggested retail price (“MSRP”) of $149 (for our standard frames) to $179 (for our titanium frames) for non-prescription, polarized sunglass and blue light blocking glasses across all of our online channels. U.S. consumers enjoy free USPS first class postage, with faster delivery options available for extra cost, for sales processed through our website and on Amazon. For Amazon sales, shipping is free for U.S consumers while international customers pay shipping charges. Any costs associated with fees charged by the online platforms (Shopify for Lucyd.co website and Amazon) are not recharged to customers. We charge applicable state sales taxes in addition to the MSRP for both online channels and all other marketplaces on which sell.

Our wholesale pricing for eyewear sold to retail store partners and distributors includes volume discounts to the MSRP, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale retail orders, no e-commerce fees are applicable.

Our prescription lens price currently ranges from $35 to $275, which is charged in addition to the MSRP. Glasses with prescription lenses are only available through our website Lucyd.co, while our sales through Amazon and to our retail partners only include non-prescription glasses.

Cost of Goods Sold

Cost of goods sold includes the costs incurred to acquire materials, assemble, and sell our finished products.

For retail sales placed on one of our eCommerce channels these costs include (i) product costs held at the lesser of cost and net realizable value and inclusive of inventory reserves, (ii) freight, import, and inspection costs, (iii) optical laboratory costs for RX glasses, (iv) merchant fees, (v) fees paid to 3rd party eCommerce platforms (vi) and cost of shipping the product to the consumer.

For wholesale sales these costs include (i) product costs stated at the lesser of cost and net realizable value and inclusive of inventory reserves, (ii) freight, import, and inspection costs, (iii) and credit card fees.

When consumers place their orders directly on our online store, our cost of goods sold on a per-unit basis is approximately 8% lower than when consumers place their orders directly from 3rd parties’ platforms.

We expect our cost of goods sold to fluctuate as a percentage of net revenue primarily due to product mix, customer preferences and resulting demand, customer shipping costs, and management of our inventory and merchandise mix.

Over time we expect our total cost of goods sold on a per unit basis to decrease as a result of an increase in scale. Increase in scale is achieved as a result of increase in volumes from both business to consumer and business to business (retail store) orders. We continue to expand our products with line extensions and new models and broaden our presence in retail stores carrying our products.

Gross Profit and Gross Margin

We define gross profit as net revenues less cost of goods sold. Gross margin is gross profit expressed as a percentage of net revenues. Our gross margin may fluctuate in the future based on a number of factors, including the cost at which we can obtain, transport, and assemble our inventory, the rate at our vendor network expands, and how effective we can be at controlling costs, in any given period.

We anticipate our cost of goods sold, on a per unit basis, will decrease with scale, and this will likely have a positive impact on our gross margins.

Operating Expenses

Our operating expenses consist primarily of:

•        general & administrative expenses that include primarily consulting and payroll expenses, IT & software, legal, stock compensation expense, postage and non-customer product shipping and other administrative expense;

•        sales and marketing expenses including cost of online and TV advertising, marketing agency fees, influencers, trade shows and other initiatives;

•        related party management fee for a range of back-office services provided by Lucyd Ltd.;

•        research and development expenses related to (i) development of new styles and features of our smart eyewear (ii) development and improvement of our ecommerce website (iii) development of our Vyrb social media app for wearables.

Interest and Other Income, Net

Interest and other income, net, consists primarily of interest expense paid on convertible note loan due to the Parent.

Provision for Income Taxes

Provision for income taxes consists of income taxes related to foreign and domestic federal and state jurisdictions in which we conduct business, adjusted for allowable credits, deductions, and valuation allowance against deferred tax assets.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

	Year ended December 31,				Change between the year ended December 31, 2020 and 2021
	2021		2020
Revenues, net	690,670	100%	56,997	100%	633,673	1,112%
Less: Cost of Goods Sold	(542,416)	79%	(74,266)	130%	(468,150)	630%
Gross Profit	148,254	21%	(17,269)	(30)%	165,523	(958)%

Operating expenses:
General & administrative	(1,386,079)	201%	(316,115)	555%	(1,069,964)	338%
Impairment expense	—	0%	(112,329)	197%	112,329	(100)%
Sales and marketing	(1,771,012)	256%	(152,731)	268%	(1,618,281)	1,060%
Related party management fee	(109,975)	16%	(130,000)	228%	20,025	(15)%
Research and development	(86,261)	12%	(36,894)	65%	(49,367)	134%
Total Operating Expenses	(3,353,327)	486%	(748,069)	1,312%	(2,605,258)	348%

Other (Expense):			2,120	4%	(2,120)	(100)%
Interest Expense	(39,433)	6%	(4,966)	9%	(34,467)	694%
Total Other (Expense)	(39,433)	6%	(2,846)	5%	(36,587)	1,286%

Net Loss	(3,244,506)	470%	(768,184)	1,348%	(2,476,322)	322%

Revenue

Our revenues for the year ended December 31, 2021 were $690,670 as compared to revenues of $56,997 during the year ended December 31, 2020. Our revenue is generated entirely from sales of eyewear products, namely smart frames, lenses and accessories. The increase in revenue was due to the launch of Lucyd Lytes, in January 2021, as compared to our limited sales of our beta products, which we do not consider a comparable benchmark to our 2021 sales.

For the year ended December 31, 2021, approximately 41% of sales were processed on our online store (Lucyd.co), 39% on Amazon and 20% with retail store partners. This sales channel mix impacted our revenue for the period, due to the fact we charge additional $35 to $275 for our prescription lenses available only on Lucyd.co. For the year ended December 31, 2021, we generated $530,885 of revenue from sales of nonprescription frames and $159,815 was generated from sales of frames with prescription lenses. All of the $266,733 in sales generated on Amazon.com during the period were for non-prescription frames as we only offer prescription lenses through our website. Of the $282,364 in online sales generated through Lucyd.co, $159,785 related to frames with prescription lenses and $122,579, of glasses sold were with non-prescription lenses. Lucyd.co sales are the most material portion of our sales to date, aided by higher price compared to retail store pricing as well as additional revenue recorded due to sales of prescription lenses.

We expect that the online portion of our sales will gradually decrease on a percentage basis, but remain an important component of our total sales as we onboard more retail stores. We pursued growth in retail store segment in the year ended 2021, growing our retail store presence to over 180 stores as of December 31, 2021.

Cost of goods sold

Our total cost of goods sold increased to $542,416 for the year ended December 31, 2021 as compared to $74,266 for the year ended December 31, 2020. This increase mirrors the increase in underlying sales and the launch of our Lucyd Lyte in January 2021. These items included, but weren’t limited to, the cost of frames of $303,909, cost of prescription lenses incurred with our third-party vendor of $144,957, affiliate referral fees, sales commission expense, ecommerce platform fees of $89,950 and quality assurance costs related to our products sold of $3,600 for the twelve month period ended December 31, 2021. Out of $542,416 of our total cost of goods sold for the year ended December 31, 2021, $211,620 related to orders with prescription lenses, while $330,796 pertained to non-prescription orders.

For the year ended December 31, 2021, approximately 41% of sales were processed on our online store (Lucyd.co), 39% on Amazon and 20% from retail store partners. This sales channel mix impacted our cost of goods sold, as the cost of prescription lenses attributable to our Lucyd.co sales increased our cost of goods sold through Lucyd.co while not impacting cost of goods sold for sales realized through Amazon or retail store partners.

Over time, we expect third-party retail stores to become our primary sales channel as we onboard additional stores. Consequently, we expect sales of prescription lens, offered through our website to decrease as our third-party retail partners outfit our Lyte frames with more prescriptions. As a result, over time we expect prescription lens costs to gradually decrease as a percentage of our overall cost of goods sold.

We anticipate growth in both wholesale and ecommerce channel sales in 2022, we also expect corresponding growth in total cost of goods sold, primarily from additional product related costs.

Gross profit (loss)

Our gross profit increased to $148,254 for the year ended December 31, 2021 as compared to ($17,269) for the year ended December 31, 2020. This increase was due to the difference in the price of Lucyd Lytes versus our previous beta products. We expect that gross profits for the fiscal year ended 2022 to improve slightly, primarily due to economies of scale from large anticipated orders. As we expect retail stores to become our primary sales channel as we onboard new stores, we also expect our overall gross margin to approximate that of the wholesale channel, where no e-commerce platform fees or prescription lens cost apply and volume related price discounts are included.

Operating expenses

Our operating expenses increased to $3,353,327 for the year ended December 31, 2021 as compared to $748,069 for the year ended December 31, 2020. This increase was primarily due to the expansion of our business following the launch of Lucyd Lyte in January 2021 and included, but was not limited to, the following:

General and administrative expenses

Our general and administrative expenses increased to $1,386,079 for the year ended December 31, 2021 as compared to $316,115 for the year ended December 31, 2020. This increase was primarily due to an increase of stock option awards, resulting from increase in our staffing, from $81,645 to $811,769. Also, as a result of Company’s growth and increased used of consultants, consulting fees increased from $76,859 to $312,446.

Sales and marketing expenses

Our sales and marketing expenses increased to $1,771,012 for the year ended December 31, 2021 as compared to $152,731 for the year ended December 31, 2020. The increase was primarily due to our multi-prong sales and marketing approach, launched in 2021, including the costs of online advertising of $682,299, TV advertising of $172,931, trade shows of $65,213 and search engine optimization management of $98,052. We also hired four sales & marketing staff and booked $523,166 in related stock compensation expense for the period.

We anticipate these costs to further increase as we continue to invest in and build our brand, expand the number of ecommerce platforms we sell our products on and invest in retail store co-op marketing programs to help educate our in-store customers about Lucyd Lytes, and increase our brand’s physical presence and role in the eyewear industry.

Related party management fee

Our related party management fee was $109,975 for the year ended December 31, 2021 as compared to $130,000 for the year ended December 31, 2020. The management fees are related to the management services agreement between us and an affiliate of our Parent.

Research and development costs

Our research and development costs increased to $86,261 for the year ended December 31, 2021 as compared to $36,894 for the year ended December 31, 2020. The increase was primarily attributable to the increased cost of new frame development by $44,319, in-store display of $2,672, the cost of website development by $1,259 and the cost of Vyrb app development of $1,117.

Impairment Expense

Our impairment expense decreased to $0 for the year ended December 31, 2021 as compared to $112,329 for the year ended December 31, 2020. The decrease was attributable to our Parent’s termination of the license agreement with the University of Central Florida, which accounted for our entire impairment expense for the year ended December 31, 2020.

Seasonality

Historically, our business has not experienced material seasonal fluctuations in net revenue. However, we do observe moderately higher seasonal demand during the months of November and December due in part to holiday shopping.

Liquidity and capital resources

Since inception, we have financed our operations primarily from:

•        capital contribution from the Parent at the time of inception,

•        issuance of convertible note held by Parent and,

•        two equity crowdfunds.

We expect that operating losses could continue in the foreseeable future as we continue to invest in the expansion of our business, further research and development and sales and marketing activities. We believe our existing cash and cash equivalents, proceeds from this offering, funds available under our existing credit facility, and cash flows from operating activities will be sufficient to fund our operations for at least the next twelve months. We intend to use proceeds from this offering primarily on (i) sales and marketing, (ii) expanding our inventory, (iii) updating and developing our in-store displays, (iv) development of new smart eyewear styles and sizes, as well as further development and commercialization of the Vyrb app and (v) working capital and general corporate purposes.

However, our future capital requirements will depend on many factors, including, but not limited to, growth in the number of retail store customers, the needs of our ecommerce business and retail distribution network, expansion of our product and software offerings, and the timing of investments in technology and personnel to support the overall growth of our business. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. There can be no assurances that we will be able to raise additional capital. In the event that additional financing is required from outside sources, we may not be able to negotiate terms acceptable to us or at all. In particular, the recent COVID-19 pandemic has caused disruption in the global financial markets, which could reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to raise additional capital when required, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, financial condition, and cash flows would be adversely affected.

Going Concern

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, changes in regulations or restrictions in imports, competition or changes in consumer taste including the economic impacts from the COVID-19 pandemic. These adverse conditions could affect the Company’s financial condition and the results of its operations.

The Company meets its day to day working capital requirements through monies raised through sales of eyewear and issues of equity including crowdfunding. The Company also has issued a convertible note held by its parent company. Company’s forecasts and projections indicate that the Company expects to have sufficient cash reserves and future income to operate within the level of its current facilities. Whilst it is the Company’s intention to rely on the available cash reserves, future income generated from its product sales, a negative variance in the forecasts and projections would make the Company’s ability to continue as a going concern dependent on an additional fund raise. Based on these factors, there is substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance sheet arrangements

As of December 31, 2021, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Significant Developments and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods, as well as related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities and the amount of revenue and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

We believe that our application of accounting policies, and the estimates inherently required therein, are reasonable. We periodically reevaluate these accounting policies and estimates and make adjustments when facts and circumstances dictate a change. Historically, we have found our application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

Inventory

Our inventory includes purchased eyewear and is stated at the lower of cost or net realizable value, with cost determined on a specific identification method of inventory costing which attaches the actual cost to an identifiable unit of product. Provisions for excess, obsolete or slow-moving inventory are recorded after periodic evaluation of historical sales, current economic trends, forecasted sales, estimated product life cycles and estimated inventory levels. No provisions were determined as needed at December 31, 2021 or 2020. In accordance with our donation policy started in May 2021, we donate an optical frame for every Lucyd Lyte sold. During the year ended December 31, 2021, we donated total of $10,892 of glasses to charitable organizations. The amount was recorded at historical cost under General and Administrative Expenses.

As of December 31, 2021, we recorded an inventory prepayment in the amount of $64,715 related to down payment on eyewear purchased from the manufacturer, prior to shipment of the product that occurred after December 31, 2021. As of December 31, 2020, we recorded an inventory prepayment in the amount $85,740 for inventory paid for during 2020 but shipped after December 31, 2020.

Intangible Assets

Intangible assets relate to:

•        internally developed and licensed utility and design patents. We amortize these assets over the estimated useful life of the patents, and

•        capitalized software costs incurred due to development of the Vyrb app. We amortize these assets over the estimated useful life of the software application.

We review our intangible assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Income Taxes

We are taxed as a C corporation. We comply with Financial Accounting Standards Board (FASB) ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on our evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in our financial statements. We believe that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

We have incurred taxable losses since inception but are current in its tax filing obligations. We are not presently subject to any income tax audit in any taxing jurisdiction.

Stock-Based Compensation

We accounts for stock-based compensation to employees and directors in accordance with FASB ASC Topic 718, which requires that compensation expense be recognized in the financial statements for stock-based awards based on the grant date fair value. For stock option awards, the Black-Scholes-Merton option pricing model was used to estimate the fair value of share-based awards. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and share price volatility. The expected term of the stock options was estimated based on the simplified method as allowed by Staff Accounting Bulletin 107 (SAB 107).

The share price volatility at the grant date is estimated using historical stock prices based upon the expected term of the options granted, using stock prices of comparably profiled public companies. The risk-free interest rate assumption is determined using the rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

We note that the fair value of common stock used in the option pricing model in 2020 and 2021 was determined using the most recent price paid by independent investors through Regulation Crowdfund (“REG CF”) securities offering undertaken by the Company. For a majority of the time during which stock option awards were granted by the Company in 2021 and 2020, the Company had been raising funds from investors under Regulation CF campaigns, with a significant number of transactions from both accredited and non-accredited investors. Specifically, (i) from June 2020 to April 2021, the Company was conducting a REG CF offering of its shares of common stock at a price of $1 per share and the Company utilized this $1 per share price to issue and value its stock-based awards during such period and (ii) from May 2021 to September 2021, the Company was conducting a second REG CF offering of it shares of common stock at a price of $3.56 per share and the Company utilized this $3.56 per share price to issue and value its stock-based awards during such period.

The pre-money valuation determining price per share was agreed upon each time with the crowdfund platform, who has great deal of experience in setting the proper pre-money valuations for companies that list on their platforms. The determination was made using Company’s business progress.

Revenue Recognition

Our revenue is generated from the sales of prescription and non-prescription optical glasses, sunglasses and shipping charges, which are charged to the customer, associated with these purchases. We sell products through our retail store resellers, distributors and on our own website Lucyd.co and on Amazon.

To determine revenue recognition, we perform the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, we assess the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

All revenue, including sales processed online and through our retail store resellers and distributors, is reported net of sales taxes collected from customers on behalf of taxing authorities, returns and discounts.

For sales generated through our e-commerce channels, we identify the contract with a customer upon online purchase of our eyewear and transaction price at the manufacturer suggested retail price (“MSRP”) for non-prescription, polarized sunglass and blue light blocking glasses across all of our online channels. Our e-commerce revenue is recognized upon meeting of the performance obligation when the eyewear is shipped to end customers. Only U.S. consumers enjoy free USPS first class postage, with faster delivery options available for extra cost, for sales processed through our website and on Amazon. For Amazon sales, shipping is free for U.S consumers while international customers pay shipping charges on top of MSRP. Any costs associated with fees charged by the online platforms (Shopify for Lucyd.co website and Amazon) are not recharged to customers and are recorded as a component of cost of goods sold as incurred. The Company charges applicable state sales taxes in addition to the MSRP for both online channels and all other marketplaces on which the company sells products.

For sales to our retail store partners, we identify the contract with a customer upon receipt of an order of our eyewear through our Shopify wholesale portal or direct purchase order. Our revenue is recognized upon meeting the performance obligation which is delivery of our eyewear products to the retail store and also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to the retail store partners includes volume discounts, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale retail orders, no e-commerce fees are applicable.

For sales to distributors, we identify the contract with a customer upon receipt of an order of our eyewear through a direct purchase order. Our revenue is recognized upon meeting the performance obligation, which is delivery of our eyewear products to the distributor and is also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to distributors includes volume discounts, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale distributor orders, no e-commerce fees are applicable.

The Company’s sales to both retail partners and through our e-commerce channels do not contain any variable consideration.

We allow our customers to return our products, subject to our refund policy, which allows any customer to return our products for any reason within the first:

•        7 days for sales made through our website (Lucyd.co)

•        30 days for sales made through Amazon

•        30 days for sales to wholesale retailers and distributors

For all of our sales, at the time of sale, we establish a reserve for returns, based on historical experience and expected future returns, which is recorded as a reduction of sales. Additionally, we reviewed all individual returns received in January 2022 pertaining to orders processed prior to December 31, 2021. As a result, the Company recorded $22,266 in allowance for sales returns as of December 31, 2021. As of December 31, 2020, no allowance for sales returns was necessary.

Shipping and Handling

Costs incurred for shipping and handling are included in cost of goods sold at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenues.

Earnings/loss per share

The Company presents earnings and loss per share data by calculating the quotient of earnings/(loss) and loss divided by the number of common shares outstanding (common shares as of December 31, 2021) as required by ASC 260-10-50. As of December 31, 2021, all shares underlying the related party convertible debt and common stock options were excluded from the earnings per share calculation due to their anti-dilutive effect.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

As of December 31, 2021, we were a private company and historically had limited accounting and financial reporting personnel and other resources with which to address our internal control over financial reporting. In connection with the preparation and audit of our financial statements for the year ended December 31, 2021, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We did not have a sufficient number of personnel with an appropriate degree of accounting and internal controls knowledge, experience, and training to appropriately analyze, record and disclose accounting matters commensurate with Innovative Eyewear’s accounting and reporting requirements, which resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of their financial reporting objectives. This material weakness contributed to the following additional material weaknesses:

•        We did not design and maintain effective controls over the review of journal entries and account reconciliations. Specifically, certain personnel had the ability to both (i) create and post journal entries within Innovative Eyewear’s general ledger system, and (ii) prepare and review account reconciliations.

•        We did not design and maintain effective controls over information technology general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (i) program change management controls for the financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) appropriate user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs and data to appropriate our personnel; (iii) computer operations controls to ensure data backups are authorized and restorations monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

•        We did not design and maintain effective controls with respect to revenue recognized from distributors and retail store partners, and accounting for share-based compensation. Specifically, we did not design and maintain controls to ensure revenue is recognized when all elements of revenue recognition is met under Topic 606 and did not design and maintain controls to ensure that the grant date fair value of equity-linked instruments was recognized in the appropriate vesting period.

These material weaknesses could result in a misstatement of substantially all accounts or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected.

With the oversight of senior management, we have instituted plans to remediate these material weaknesses and will continue to take remediation steps, including hiring additional key supporting accounting personnel with public company reporting and accounting operations experience. Consistent with our plan to remediate these material weaknesses, on January 31, 2022, we hired an individual to assist our Chief Financial Officer with our financial reporting obligations. We are also implementing the required segregation of roles and duties both in manual and systems related processes including for journal entries and account reconciliation, and formalizing the documentation and performance of remaining information technology general controls for information systems utilized for financial reporting. We believe the measures described above will remediate the material weakness identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in currency rates, interest rates, or inflation.

BUSINESS

Our History

We develop and sell smart eyeglasses and sunglasses, which are designed to allow our customers to remain connected to their digital lives, while also offering prescription eyewear and sun protection. Founded and headquartered in Miami, Florida, we were initially organized as a Florida limited liability company effective August 15, 2019. We were founded by Lucyd Ltd., the inventor and licensor of the technology that our products are based upon which is a portfolio company of Tekcapital Europe Ltd. (“Tekcapital”). Tekcapital is a U.K. based university intellectual property accelerator. Tekcapital builds portfolio companies around new technologies. On March 26, 2020, we converted from a Florida limited liability company into a Florida corporation.

Our Product

In January 2020, we introduced our first beta product and began market testing.

In January 2021, we officially launched our first commercial product, Lucyd Lyte® (“Lucyd Lyte”). This initial product offering embodies our goal of creating smart eyewear for all day wear that looks like and is priced similarly to designer eyewear, but is also light weight and comfortable, and enables the wearer to remain connected to their digital lives. The product was initially launched with six styles. In September 2021, an additional six styles were added. All twelve styles are each available with 56 different lens types, resulting in 668 variations of products currently available.

Additionally, Lucyd Lyte glasses enable the wearer to listen to music, take and make calls, and use voice assistants to perform many common smartphone tasks hands-free. Some of the many things that can be done with Lucyd Lyte glasses include:

1.      “Send a voice message to (contact)”: this command begins the recording of an audio message to be sent to named contact.

2.      “Send a text to (contact)”: begins recording of a speech-to-text message to be sent by SMS to named contact.

3.      “Call (contact)”: speed-dials the named contact.

4.      “Send $___ to (contact)”: this command allows our user to send money to a contact via Venmo or Apple Pay. Follow the digital assistant’s prompts to confirm.

5.      “Check my messages”: this command reads out our user’s latest incoming text messages and offers a prompt to reply to each. Close out the digital assistant to end the readout.

6.      “Check my mailbox”: this command announces the number of unread emails, and reads them out with a prompt to continue after each one. In the prompt after each one, our customers can tell their digital assistant “Reply” and dictate an email response to the previous email.

7.      “Find (cuisine type) food nearby”: this command reads through a list of nearby restaurants and their ratings, and prompts our user for directions or to call after each one.

8.      “Call me an Uber”: this command prompts our user on which type of Uber ride they want, then asks to confirm to send a car to our user’s location.

9.      “What time is it?”: announces the current time.

10.    “Play (song/album/artist)”: this command begins playing the requested song, album or artist via Apple Music.

11.    “Get me directions to (location)”: this command begins navigating on phone, with audible directions on glasses.

12.    “Take a memo”: this command begins recording a speech-to-text memo in Notes. Say “Read my Notes” to play back.

Since the launch of Lucyd Lyte, we witnessed interest and demand from customers throughout the United States and have sold thousands of our smart glasses. Within six months of the launch of Lucyd Lyte, several optical stores in the United States and Canada have on- boarded the product and we have had discussions with several other large eyewear chains (by number of locations) regarding onboarding our product. We believe smart eyewear is a product category whose time has come, and we believe we are well positioned to capitalize on and help develop this exciting new sector–where eyewear meets electronics in a user-friendly, mass market format, priced similarly to designer eyewear.

In first quarter of 2022 we introduced a virtual try-on kiosk for select retail stores. This device introduces our products to prospective retail customers and enables them to digitally try-on our line of smart glasses in a touch free manner.

Additionally, we anticipate introducing nine new styles of Lucyd Lyte glasses, including four designed specifically for women and youth, in the second quarter of 2022. Also, in the second quarter of 2022 we plan to introduce a wireless charging dock for our smart eyewear. This will enable the customers to have no-fuss charging of their smart eyewear and will also recharge their smart phones, tablets and smart watches at their bedside or on their desks.

We plan on introducing Bluetooth safety glasses line in the second half of 2022, which we believe will be the first Bluetooth safety glasses available to the public. Additionally, in the second half of 2022, we plan to introduce four new sport frames, as well as a line of 10 frames exclusively for brick-and-mortar optical stores. Additionally, in the second half of 2022, we plan to introduce additional lens packs focused on gamers, boating, fishing, running, cycling and fashion. Finally, in the fourth quarter of 2022, we anticipate a rollout of several key features in the Vyrb app, including live broadcast and monetization of audio content. Concurrent with the aforementioned development of new styles, in the second half of 2022 we are seeking to implement core product improvements such as upgrading all frames to quadraphonic sound.

Our Mission

Our mission is to Upgrade Your Eyewear®. Our smart eyewear is a fusion of headphones with glasses, bringing vision correction and protection together with digital connectivity and clear audio, while also offering a safer solution for listening to music outdoors (as compared to in-ear headphones). The convenience of having a Bluetooth headset and comfortable glasses in one, especially for those who are already accustomed to all-day eyewear use, offers a lifestyle upgrade at a price most consumers can afford.

In a sense, we view this integration of technology and vison correction/protection as the next evolutionary step in the development of eyewear. Over the entire course of eyewear development and history, many of the innovations have dealt with improving the lenses of the glasses. Notably, eyewear frames have not improved much in the past 400 years, with the exception, in our view, of the utilization of plastic to reduce weight and provide a wider range of designs and finishes, and the introduction of new hinge types. We view the integration of Bluetooth technology into the arms of the glasses as one of the key next steps to Upgrade Your Eyewear®.

Our focus is to enhance one of the world’s most important wearables: eyewear.

Additionally, as part of our commitment to a great customer experience, we listen to feedback from our customers, and continuously strive to improve customer satisfaction and experience with our products. Our customers’ extensive feedback pointed to a need and desire for better interaction with social media while on-the-go. We are addressing this need by developing an exciting software application called Vyrb™, which enables Lucyd Lyte users to hear and reply to social media posts, with their voice, hands-free, through their glasses (“Vyrb”). Other Vyrb users will be able hear these posts. Additionally, Vyrb offers Lucyd Lyte users external social media sharing features, which allow posts made on Vyrb to be exported to other platforms such as Facebook, Twitter and Instagram. We launched Vyrb in December 2021 for both iOS and Android, and we believe that Vyrb is one of the first social applications designed specifically with a focus on smart glasses and other voice enabled wearables. We anticipate expanding Vyrb’s capabilities through software upgrades that are currently slated for release in the fourth quarter of 2022.

As part of our mission to make smart eyewear accessible to the mass market, we are seeking to develop a complete line of Bluetooth eyewear for nearly every size and style preference, with twelve styles available at the end of 2021, and forty styles anticipated by the end of 2022. When paired with the Vyrb application, Lucyd Lyte glasses will provide a new and safer wearable user experience suitable for everyone.

Our goal is to become a meaningful player in the smart eyewear market. Innovative Eyewear’s early successes have shown our ability to not only compete, but to lead in this rapidly changing and expanding technological eyewear market, and our goal is to continue spearheading innovation in the field.

Giving Back

We donate an optical frame for every Lucyd Lyte sold.

We are also very active in supporting the various communities we serve through donations and support. From the beginning, Innovative Eyewear has supported those in need through its donation of glasses frames to New Eyes (https://new-eyes.org/about-us), a charity dedicated to helping children and adults in need of eyewear. We’ve partnered with New Eyes because they fit the Lucyd brand mission: enhancing the vision of people all over the world, and we believe that it simply is the right thing to do.

Additionally, university students, educators, healthcare workers, uniformed service members, and veterans are eligible for an ongoing 18% discount off all frames and lens upgrades on www.lucyd.co.

Our Competitive Strengths

A Unique Solution to a Common Problem.    While immensely useful, smartphones can present a safety hazard to motorists, pedestrians and cyclists because smartphones can distract people from the task or activity at hand. In 2018, pedestrian deaths were at a 28-year high and experts believe smartphones were partially to blame. Additionally, recent data from the Governors Highway Safety Association indicates that in 2020 there was the largest ever annual increase in the rate at which drivers struck and killed pedestrians. The report mentioned that during the past ten years, the number of drivers striking and killing a pedestrian after dark increased by 54%, compared to a 16% rise in pedestrian fatalities in daylight. We believe that the distraction created by smartphones originates in two forms: (1) via headphones or earbuds, where the user is deprived of full audible situational awareness; and, (2) via the visual interface of the phone, which distracts the user completely from their surroundings. Lucyd Lyte open ear audio helps address this problem by having the speakers mounted at the temples (in the arms) of the glasses. There is nothing in the ear canal and, as a result, individuals can better maintain situational awareness, such as hearing the traffic around them, as well as nearby sounds. Many of our competitors have relatively bulky speakers enclosed within the temples, while Lucyd Lyte’s speakers and temples are thin, which allows them to look similar to traditional designer glasses. Furthermore, through the quick and easy touch controls on the Lucyd Lyte, the wearer can perform many tasks that they would normally pull out their phone for, untethering the eyes of the user from their smartphones throughout the day and enabling them to remain more visually vigilant and aware of the traffic around them.

Affordable Price Point.    Comfortable and affordable Bluetooth audio glasses that seamlessly integrate vision correction and protection with our customer’s digital life. Our Lucyd Lyte line of smart eyewear enables prescription and sunglass wearers to interact with digital assistants and social media without having to take their eyes off the road and are nearly hands-free, thereby improving the safety and convenience of taking calls, listening to music and audibly accessing digital information on the go. Our Lucyd Lyte eyewear provides both optical-quality glasses and a Bluetooth headset together, at roughly the same price as a traditional pair of designer glasses. The Manufacturer’s Suggested Retail Price (“MSRP”) for Lucyd Lyte eyewear starts at $149, with advanced options and customizations available at higher price points, which are at the discretion of the customer, and $35 upcharge for single vision. By comparison, most of our U.S.-based competitors offer products that are significantly more expensive, starting at approximately $249 or higher.

Quality.    All of our frames can be outfitted in-house or by optical resellers with any combination of: prescription, sunglass, readers and blue light formats. Our frame fronts are made with what we believe are high quality optical materials to ensure easy lens fitting by any optician.

Customizable Product Offering.    There are 56 lens types available for Lucyd Lyte, making it the most customizable smart eyewear in the world. Innovative Eyewear has a partnership with a high-quality optical lab in Boston to produce prescription and custom lenses for our frames quickly and affordably. Our contract with a third-party optical lab also allows us to offer direct fulfillment to our customers.

Comfort.    At just 1.0-1.45 ounces, our eyewear has a feather-light fit, suitable for all day vision correction or sun protection (traditional glasses weigh about 1 ounce). This is especially important while on the go. Our 1.0 ounce titanium aviators are among the lightest smart eyewear ever made.

Long Battery Life.    At 6.5-8 hours of playback per charge, Lucyd Lyte glasses outpace most, if not all, of the competition on battery life.

Capital Light Business Model.    All of our products are sold through multiple ecommerce channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com and Amazon.com, and are distributed through optical or other retailers (such as, but not limited to, Metro Optics Eyewear and Marca Eyewear Group, Inc.). We believe this capital light approach is highly scalable and efficient in the deployment of resources. We view “capital light” as being more efficient by obviating the need to build factories and retail stores, but rather contract with both.

Multiple-Channel Approach.    We sell our products both through multiple online channels and multiple categories of brick-and-mortar retail stores. We believe this multi-channel approach provides us with an advantage against our competitors who either solely sell their products online or in brick-and-mortar retail stores.

Experienced Management Team.    We have an experienced board of directors with more than 80 years of combined experience in the eyewear industry and a management team with substantial experience in operating eyewear and technology companies.

Our Business Strategy

When we organized Innovative Eyewear two years ago, there were, in our view, no attractive smart eyewear that addressed the basic consumer need for good looking designer glasses that were stylish, comfortable, lightweight and provided the functionality of hearables, and priced around the same as regular glasses.

All of our products are designed in Miami, manufactured in China, sold through ecommerce, channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com and Amazon.com, or sold by over 200 optical and sporting goods retailers. Additionally, we are pursuing online and in-store big box retailers, and in-store and online specialty retailers. We believe this capital light approach is highly scalable and efficient in the deployment of resources. We view “capital light” as being more efficient, by obviating the need to build factories and retail distribution but rather contracting with both. Based on the existing demand for our products, current distribution and recently consummated supply agreements, we anticipate that our products will be available in a significant number of new third-party retail locations in 2022.

We believe that people care about what they wear on their faces, and because we understand that customers have diverse preferences about the shape, size and design of their eyewear, we aim to continuously introduce new models in an effort to offer a wide variety of designs. We continuously present new models of eyewear to our network of followers to vote on those styles they find most appealing. We view this as community approved design.

Sales

We have two major sales channels: (1) ecommerce via Lucyd.co and Amazon and, (2) our ongoing development of a network of eyewear, sporting goods and electronics resellers, including but not limited to, BestBuy.com, DicksSportingGoods.com and Brookstone, to offer our frames in the future. Most of our resellers are experienced opticians who provide valuable feedback that informs the development of our product lines, which we would not receive if we were solely direct to consumer. Additionally, we have a robust presence on multiple ecommerce and social media platforms, with approximately 160,000 followers and 28,000 email subscribers, which facilitates several customer on-ramps for the Lucyd brand, and numerous ad campaign strategies. Building on our early successes of driving traffic to Lucyd.co, the website run by a subsidiary of our majority stockholder, from Facebook and TikTok, we deploy high quality content on multiple platforms to continuously keep customers engaged and drive brand awareness.

We have two levels of margins, one for business to consumers (“B2C”), and one for business to business (“B2B”). The majority of our sales have been through ecommerce with gross margins at approximately 60% and retail sales, which have recently started, have gross margins of approximately 38%. We have an average additional gross profit margin of approximately 20% on custom and prescription lenses. We expect that our retail sales will account for the majority of our sales by 2023.

Ecommerce Channels

1.      Company website: Lucyd.co

Lucyd.co is our primary ecommerce point of sale. The site offers the most customization options of any of our sales channels and a full prescription lens lab, offering a total of 56 different lens combinations (16 key lens tints offered in plano, single prescription and progressive bifocal; seven types of reading lenses; and, a unique lens sold in the 3-lens pack items). Additionally, the Lucyd website ships worldwide and is used to provide a quick and smooth buying experience.

2.      Amazon

Amazon.com/lucyd is our brand shop on Amazon. It drives approximately half of our online sales, but limits the number of variations we can offer on our frames (e.g., prescription lenses are not permitted on Amazon). However, through Amazon, we are still able to offer color lens sunglass variants and blue light blocker pairs, in addition to our lens pack accessory item. We are constantly testing traffic flow to Lucyd.co vs. Amazon to ensure our online ad spend is fully optimized.

3.      Walmart.com, BestBuy.com, DicksSportingGoods.com, Brookstone.com, eBay and Touch of Modern

In addition to our key online sales channel through Lucyd.co, our products are also sold on Walmart.com, BestBuy.com, DicksSportingGoods.com, Brookstone.com, eBay and Touch of Modern.

4.      Social Selling

Not only do we use social media to drive traffic to our main sales channels, we take advantage of intra-social shops as well, and have deployed shopping experiences through Facebook, Instagram and TikTok to gain further brand awareness.

We also offer two affiliate platforms via shareasale.com and Shopify for peer-driven sales. The Shareasale program is for professional affiliate and deal promotion companies, and increases revenue on Lucyd.co by offering direct commissions in exchange for converting web traffic. The Shopify affiliate program enables Lucyd brand enthusiasts to get a financial reward for sharing the brand, and operates on similar terms as the Shareasale program where we provide a commission rate in exchange for converting web traffic.

Retail Channels

1.      Independent Eyewear Stores

The core of our B2B business is formed by our relationship with numerous eyewear store retailers across the United States and Canada, which provide Lucyd Lyte frames directly to their optical customers. Many of these retail stores have placed multiple stocking orders in the few short months since launching our wholesale business in June 2021. To support our resellers, we offer a strong co-op marketing program that includes free store display materials. As part of this strategy, we are launching a digital try-on kiosk for our resellers to help educate their in-store customers about Lucyd eyewear, and increase our brand’s physical presence in the optical industry. We have launched our in-store digital try-on kiosk to key retailers in December 2021 and we have upgraded the kiosk’s capabilities to allow for the customer to try different lens tints, explore an FAQ, and enabled in-store reordering from the kiosk.

2.      National Eyewear Chains

Lucyd eyewear is currently being evaluated by multiple leading eyewear chains in the United States for potential inclusion in their brick-and-mortar stores. After the recent introduction of Ray Ban Stories smart eyewear, many retailers are keen to include one or more smart eyewear products in their stores and on their ecommerce platforms. Based on our current discussion with several major optical chains (by store size), we believe at least one major optical chain or national optical buying group will onboard our product line in 2022.

3.      Big Box Retail Stores (Electronics, sporting goods, general merchandise)

In addition to mainstream optical channels, we have begun placing our products and are pursuing additional product placements with leading big box stores, either in their eyewear or electronics departments. Specifically, we have begun placing our products in Best Buy stores and other notable chains in electronics and sporting goods are testing our products. We anticipate having our product line onboarded on the ecommerce sites of a leading electronics and sporting goods specialty retailers in 2022.

4.      Specialty Retail stores (Apparel, travel and more)

We are leaving no stone unturned in our mission to bring smart eyewear mainstream. We are in talks with several leading fashion brands to potentially launch co-branded Lucyd products in their brick-and-mortar and ecommerce locations, with a “Powered by Lucyd” designation alongside their brand identity on the packaging. These could be meaningful collaborations, and if successful, could rapidly expand Lucyd brand recognition. Additionally, we are pursuing other potential sales outlets such as home shopping channels, cellular stores and boutique retailers.

Manufacturing and Supply Chain

Our products are designed and specified in the United States and subsequently manufactured in China. The products are designed in-house, 3-D CAD files are then produced with product renderings. We then subject these rendered images for focus group review, to determining which designs we should move to the prototype development stage. Pre-production prototypes are developed by our contractor in China to our specifications. Our contractor sources components for the smart eyewear in China including plastic and titanium for the frames, electronic components, speakers, microphones and batteries. All packaging is designed in Miami and fabricated in China. Once completed, our products are tested in the United States, to assess functionality, fit and finish. Orders received on our eshop, Amazon store and bulk retail orders are aggregated in Miami and then placed and fabricated in China, whereupon they undergo a rigorous eleven-point third party product inspection process. The inspection is conducted on 100% of our manufactured products. Inspections include testing procedures to help ensure our customers receive only functional, high-quality products.

If products are ordered with non-prescription sunglass lenses, they are manufactured by our third party contractor and shipped to a warehouse in Miami for direct to consumer or retail store shipment. If products are ordered with prescription or specialty lenses, then the smart eyewear frames are sent to an optical contractor laboratory in Boston, Massachusetts, to have the lenses cut, ground and mounted in the frames, whereupon they are directly shipped to customers. If products are ordered from Canada, they are shipped to a Canadian distributor’s warehouse for subsequent delivery to stores within Canada.

Our in-store kiosks are comprised of a fixture, a tablet, and software, which enable the prospective customer to virtually try on our smart glasses. The fixtures, which sport our Company name, are manufactured by a U.S.-based third-party company, and are designed to serve as a holding mechanism for the tablet. We purchase each tablet through Amazon.com, which tablet is then fitted to the kiosk fixture. While any tablet with a built-in camera would work, the Company currently utilizes Samsung’s tablets for its in-store kiosks. Once each tablet is fitted to its kiosk fixture, the tablet is loaded with software which ultimately “calls” the Company’s cloud-based application. This software-based chain of processes relies on the tablet’s built-in camera and enables the prospective buyer of our smart eyewear to virtually try-on the glasses, which are superimposed in different styles onto the customer’s face. The tablet is fitted to the kiosk and loaded with our software in our Miami facility, from where they are shipped to a third-party warehouse in Miami for distribution to retail stores.

Marketing

We employ a 360-degree marketing that encompasses both brand and user generated content syndication across earned, owned and paid platforms (channels where the company pays a fee to have its product advertised). Long form and video content generation are a key focus points for the brand, they allow us to better leverage both emerging and critical smart eyewear narratives through persistent search engine optimization (SEO); increasing our organic brand awareness across the board, in addition to strategic loyalty, influencer and affiliate marketing campaigns.

This strategy includes, but is not limited to, pay per click advertising, Email, Social and Content marketing, PR and traditional print Ads. Our robust Company-paid Ads span Broadcast TV, Audio, Google (search/video), CTV, Facebook, IG, TikTok, Pinterest, Twitter, Taboola, AI-driven ads and Amazon native ads.

We believe we are trendsetters in creating relevant, omni-channel touchpoints that derive meaningful experiences and products designed for our customers.

From a brand perspective, strategically offering value-added, tangible products and/or services coupled with a well-organized non-fungible token promotional initiative has become a relevant marketing tool that can potentially rapidly expand brand awareness and revenue. At Innovative Eyewear, we strive to lead and own critical narratives within the Bluetooth and smart eyewear space.

We seek to create memorable experiences and products that resonate with our customers, coupled with premium content and campaigns designed to expand our brand presence and market share.

Our influencers

To accelerate brand awareness and product sales, we are embarking on an influencer strategy to engage leading figures in sports and the arts, who like and enjoy wearing Lucyd Lytes. To date we have onboarded Chris Clark, a PGA golfer, Monique Billings, a WNBA basketball player, and Hadar Adora, an up-and-coming musical artist. We plan to add additional influencers to enhance awareness and sell-through for a number of key demographics.

Influencers are a key part of our marketing strategy, as they help our products relate to large, variable audiences. Lucyd Lyte is a perfect fit for the fitness tech and audio product spaces, so athletes and musicians are a natural fit for our brand and the active lifestyles that Lucyd products promote. We plan to add A-list musical talent to the brand in the near future, as well as a host of audio content creators to support the Vyrb experience.

Our Market Opportunity

According to Statista, the total addressable market for eyewear in the U.S. is projected to be $28.3 billion in 2021. The market for digital assistants like Siri, Google Voice, Bixby and Alexa has grown rapidly in North America, and had $2.5 billion in revenue in 2020. In the U.S., our primary market, the hearables market is projected to be $5.1 billion in 2021. We view the popularity of hearables as an important catalyst for the smart eyewear market.

The common denominator among markets for the hearables and digital assistant is that they facilitate real-time access to digital data, whether it is through music, calls, navigational directions, or information, among other uses. The combination of hearables and digital assistants provides a transparent, ergonomic interface between the users and their digital lives. At Innovative Eyewear, we are dedicated to a touch-free interface and untethering our customers eyes from their smartphone screens, through our smart eyewear product.

The synergistic fusion of these three markets enables, in our view, an opportunity to create a completely new experience of connected eyewear, which smoothly delivers the functionality of both optical glasses and headphones, eliminating the need for either on its own. Nevertheless, several orthodoxies of the eyewear industry still hold, namely: if you want to sell a lot of eyewear, we believe it should be attractive, stylish, comfortable (e.g., lightweight, which we believe to be approximately 1oz) and cost roughly the same as traditional eyewear. This is what we have sought to achieve, and in our view have accomplished with the introduction of Lucyd Lyte eyewear.

Intellectual Property

We license from Lucyd Ltd., a subsidiary of our majority stockholder, an intellectual property portfolio designed to protect our unique eyewear designs and certain technological features in current and anticipated future products.

We have licensed 41 patents to date, covering all of our current product designs and certain advanced features such as Vyrb, replaceable front frames, and multi-channel Bluetooth connectivity. The Company will seek to file new IP to protect new styles and features of its smart eyewear as they are introduced.

Our current patent portfolio is as listed below.

Application/Patent Number	Title	Country	Filing/Issue Date	Status	Grant Date	Anticipated Expiration Date
10,908,419

Smartglasses and Methods and Systems for Using Artificial Intelligence to Control Mobile Devices Used for Displaying and Presenting Tasks and Applications and Enhancing Presentation and Display of Augmented Reality Information

		US	June 28, 2018	Issued	February 2, 2021	October 5, 2038 (Patent Term Adjustment – 99 days)
D899,493	Smart Glasses	US	March 22, 2019	Issued	October 20, 2020	October 20, 2035
D900,203	Smart Glasses	US	March 22, 2019	Issued	October 27, 2020	October 27, 2035
D899,494	Smart Glasses	US	March 22, 2019	Issued	October 20, 2020	October 20, 2035
D899,495	Smart Glasses	US	March 22, 2019	Issued	October 20, 2020	October 20, 2035
D899,496	Smart Glasses	US	March 22, 2019	Issued	October 20, 2020	October 20, 2035
D900,204	Smart Glasses	US	March 22, 2019	Issued	October 27, 2020	October 27, 2035
D900,205	Smart Glasses	US	March 22, 2019	Issued	October 27, 2020	October 27, 2035
D900,920	Smart Glasses	US	March 22, 2019	Issued	November 3, 2020	November 3, 2035
D900,206	Smart Glasses	US	March 22, 2019	Issued	October 27, 2020	October 27, 2035
D899,497	Smart Glasses	US	March 22, 2019	Issued	October 20, 2020	October 20, 2035
D899,498	Smart Glasses	US	March 22, 2019	Issued	October 20, 2020	October 20, 2035
D899,499	Smart Glasses	US	March 22, 2019	Issued	October 20, 2020	October 20, 2035
D899,500	Smart Glasses	US	March 22, 2019	Issued	October 20, 2020	October 20, 2035

Application/Patent Number	Title	Country	Filing/Issue Date	Status	Grant Date	Anticipated Expiration Date
29/716,878	Round Smartglasses Having Flat Connector Hinges	US	December 12, 2019	Pending	n/a	n/a
29/716,882	Round Smartglasses Having Pivot Connector Hinges	US	December 12, 2019	Pending	n/a	n/a
29/716,892	Sport Smartglasses Having Flat Connector Hinges	US	December 12, 2019	Pending	n/a	n/a
29/716,895	Wayfarer Smartglasses Having Pivot Connector Hinges	US	December 12, 2019	Pending	n/a	n/a
62/941,466	Wireless Smartglasses with Quick Connect Front Frames	US	November 27, 2019	Non-Provisional Application filed on November 25, 2020; U.S. App. No. 17/104,849	n/a	November 27, 2020
29/717,878	Flat Connector Hinges for Smartglasses Temples	US	December 19, 2019	Pending	n/a	n/a
29/717,884	Pivot Hinges for Smartglasses Temples	US	December 19, 2019	Pending	n/a	n/a
16/829,841	Voice Assistant Management	US	March 25, 2020	Issue Notification received 03/03/2022	March 22, 2022	TBD
29/743,256	Wayfarer Smartglasses	US	July 20, 2020	Pending	n/a	n/a
29/743,258	Round Smartglasses	US	July 20, 2020	Notice of Allowance received 2/23/2022	n/a	n/a
17/104,849	Wireless Smartglasses with Quick Connect Front Frames	US	November 25, 2020	Pending	n/a	n/a
29/806,200	Smartglasses	US	September 1, 2021	Pending	n/a	n/a
29/806,204	Smartglasses	US	September 1, 2021	Pending	n/a	n/a
29/806,207	Smartglasses	US	September 1, 2021	Pending	n/a	n/a
29/806,209	Smartglasses	US	September 1, 2021	Pending	n/a	n/a
207516	Smartglasses	Canada	October 29, 2021	Pending	n/a	n/a
207517	Smartglasses	Canada	October 29, 2021	Pending	n/a	n/a
207518	Smartglasses	Canada	October 29, 2021	Pending	n/a	n/a
207519	Smartglasses	Canada	October 29, 2021	Pending	n/a	n/a
29/814,016	Safety Smartglasses	US	November 2, 2021	Pending	n/a	n/a
29/814,017	Safety Shields	US	November 2, 2021	Pending	n/a	n/a
63/274,920	Safety Glasses	US	November 2, 2021	Pending	n/a	n/a
29/815,040	Charging Cradle	US	November 10, 2021	Pending	n/a	n/a
207956	Safety Smartglasses	Canada	November 17, 2021	Pending	n/a	n/a
207957	Safety Shields	Canada	November 17, 2021	Pending	n/a	n/a
2021307950576	Safety Smartglasses	China	December 2, 2021	Pending	n/a	n/a
2021307955902	Safety Shields	China	December 2, 2021	Pending	n/a	n/a

Additionally, Innovative Eyewear has acquired the exclusive rights to 11 registered trademarks and applications as follows:

Trademark	Trademark Number	Status	Jurisdiction
LUCYD	UK00003258030	Registered	UK
Lucyd Lens	UK00003258093	Registered	UK
Lucyd Loud	UK00003400531	Registered	UK
Upgrade your eyewear	UK00003400579	Registered	UK
GaaS	UK00003451728	Registered	UK
Vyrb	UK00003477240	Registered	UK
Lyte	UK00003526151	Registered	UK
Upgrade your eyewear	Application No. 90/407,646	Application	US
LUCYD	Application No. 90/407,723	Application	US
Lyte	Application No. 90/381051	Application	US
Vyrb	Application No. 90/820713	Application	US

Material Agreements

License Agreement between Innovative Eyewear, Inc. and Lucyd Ltd.

On April 1, 2020, we entered into an exclusive, worldwide license agreement with Lucyd Ltd. for all fields of use of the Lucyd® brand, and the associated intellectual property and assets (the “License Agreement”). We were founded by Lucyd Ltd., the inventor and licensor of the technology that our products are based upon, which is a portfolio company of Tekcapital, our majority stockholder. The License Agreement is royalty-free, fully paid up, perpetual license, for the exclusive use of the following assets:

1.      All Lucyd intellectual property, including, all patents, patent applications and any continuations of such.

2.      All Lucyd trademarks.

3.      All Lucyd collateral material, artwork, subscriber lists, eyeglass model and frame shots and renders, as well as 3D models.

4.      All Lucyd logos such as, but not limited to: Lucyd® word mark, Lucyd Hexagon, Upgrade Your Eyewear® slogan and the Vyrb™ pending trademark application.

5.      All Lucyd company developed software and any new software developed by Innovative Eyewear, utilizing the Lucyd software, will be owned by Innovative Eyewear.

6.      Lucyd Store portals through Shopify, Amazon and Walmart.

7.      Relevant websites domain names including Lucyd.co, Lucyd.net, Lucyd.eu.

8.      All supply and endorsement agreements.

9.      All current inventory as of the execution date of license.

10.    All social media accounts under the Lucyd name, including, but not limited to: Twitter, Facebook and Instagram.

11.    All advertising material and trade show displays, brochures and related materials.

Under the terms of the License Agreement, we have the exclusive right to effectuate sublicenses, either exclusively or non-exclusively, to any or all of our licensed intellectual property, at its sole discretion. Upon execution of the License Agreement, we paid Lucyd Ltd. £1 for the life of the licensed assets, and the License Agreement shall continue in perpetuity, unless terminated according to the terms of the agreement. Additionally, we issued 3,750,000 shares of our common stock to Lucyd Ltd. as compensation for entering into the License Agreement and for the contribution of certain other assets. Lucyd Ltd. may terminate the license with immediate effect by providing written notice to us if, among other things: we commit a material breach, as such is defined by the terms of the agreement; or, if we suspend, or threaten to suspend, payment of our debts or are unable to pay our debts.

The License Agreement requires us to indemnify Lucyd against all liabilities, costs, expenses, damages, and losses(including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties, and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by Lucyd Ltd. arising out of or in connection with actual or alleged infringement of third party intellectual property rights; our breach or non-performance of or the enforcement of License Agreement. We have the right to sublicense any of our rights under the License Agreement, provided that any sublicense also shall enter into a supplemental agreement satisfactory to Lucyd Ltd.

On October 5, 2021, the parties to the License Agreement executed an Addendum, to the exclusive license agreement, which clarified that Innovative Eyewear shall commercialize, continue with any on-going intellectual property prosecutions and pay all maintenance or other patent fees (the “Addendum”). For all new intellectual property, Innovative Eyewear will own control it and be responsible for all prosecution and maintenance costs. The Addendum also confirms that Innovative Eyewear issued Lucyd Ltd. 3,750,000 shares of its common stock as consideration for the license.

Sales Representation Agreement

On March 4, 2021, we entered into a commission-only, sale representation agreement with D. Landstrom Associates, Inc. to provide distribution into big box retailers in the United States (the “Representation Agreement”). The Representation Agreement provides for D. Landstrom to act as our commission based, manufacturer’s representative, with the exclusive right to solicit offers on behalf of us to purchase our products in the United States, for five big box stores. The term of the Representation Agreement is five years. Contract may be terminated for “good cause” with 90 days’ notice by either party. Upon termination, commissions of orders procured will extend 180 days beyond termination date.

Distribution Agreement

On June 30, 2021, we entered into a distribution agreement with 8 Points Inc., a subsidiary of Marca Eyewear Group Inc., for exclusive distribution of Lucyd Lyte products in Canada (the “Distribution Agreement”). The Distribution Agreement provides that 8 Points Inc. will have exclusive purchase and distribution rights and obligations in Canada. The term of the Distribution Agreement is 3.5 years and either party may terminate by providing 180 days’ notice to the other party. The distributor will perform services, which shall include, but shall not be limited to the following):

1.      Sales of our products into retail distribution by servicing potential purchasers and by generating new business within the Territory (as defined in the Distribution Agreement).

2.      Handling of all account inquiries on sales made pursuant to this Distribution Agreement.

3.      Innovative Eyewear will receive all Canadian returns on a timely basis. Currently, distributor will organize customer returns such that all returns will be shipped in bulk to Company’s distribution center in Miami, Florida.

4.      Company will provide marketing activities to support the sales of all the collections sold by the Distributor in the territory.

5.      Distributor will provide logistic service to distribute the product in the territory covering all provinces and provide internal customer service and warehousing and shipping, as well as after purchase care to customer.

6.      Distributor will provide a minimum purchase of $4.6 million worth of Lucyd Lyte products over 30 months to maintain exclusivity for sales in Canada.

7.      Monthly minimum committed purchases increase incrementally over the term of the Distribution Agreement. In the event that 8 Points Inc. does not meet the minimum monthly purchase requirements then we may convert 8 Points Inc. exclusive contract to a non-exclusive contract or terminate the Distribution Agreement.

The Next Step

Vyrb

We believe eyewear should enable customers to freely interact with social media. While digital assistants, once enabled, can provide the basis for this interaction, we believe that the ability to receive and send social media posts with an individual’s voice may greatly enhance ease of use of these platforms on the go. To facilitate this, we have been developing Vyrb, our full stack social media application that enables the user to receive and send posts through Lucyd Lyte smart glasses with an individual’s voice. The application launched out of beta in December 2021 and we are aiming to roll out software upgrades to Vyrb in the fourth quarter of 2022, which we anticipate will include new features like: monetization, ad-buying modules, an itemized upgrade system, and content selling capabilities for social media creators.

We believe that Vyrb will enhance the utility of current and future Lucyd Lyte glasses by enabling users to be untethered from their smartphones, yet still be able to hear and make social media posts. A goal of our products is to free our customers from other technologies. As such, we are designing Vyrb with a transparent, voice-centric interface in mind, so that as soon as our customers can say “Ok Google,” they are connected to a world of engaging audio content and have the ability to create audio posts and messages. We believe social interaction via smart eyewear will be instrumental in bringing new, youthful customers to our company.

A number of companies recently have started to launch voice mediated social media applications, such as Clubhouse, Discord, Audlist, Listen and Riffr. We are designing Vyrb to host audiobooks, podcasts and entire music albums on the platform. With Vyrb, Lucyd Lyte customers will be able to hear their social media feeds, post messages, hold gatherings and musical performances (by inviting other Vyrb users to connect with each other at a specific date and time), and enjoy social media with the authenticity of their own voice: all through their eyewear and without taking their phone out of their pocket.

The Product and Market for Vyrb

Vyrb is being designed as a full social media experience to enhance voice-based communications on wearables and mobile devices. The sophistication of Vyrb’s interface enables a large array of in-app purchases and subscriptions, as well as easy connectivity with the Lucyd Lyte line of smart eyewear. In addition to an ad-driven revenue model that is typical of social media applications, the robust and highly variable selection of planned in-app purchases provide important improvements and fine-tuned customizations to help personalize the user experience. We plan to roll out these and other exciting features of Vyrb over the course of several software updates.

The Vyrb app is contemplated to feature an in-app item shop with a number of fun and useful upgrades, such as:

•        Loot Boxes — Random packs of multiple upgrade items, a best-selling in-app purchase format frequently deployed in online video games.

•        Skins — Items that alter the appearance of the app to help personalize it to the user’s preferences, such as Dark Mode.

•        Accents — Items that change the accent used by the app’s text-to-speech engine, which is employed frequently to vocalize textual content.

•        Metal Mics — Items that lengthen the maximum allowable verbal post length and image/video sizes per post for users.

•        Post Embellishments — Items that can be used to animate posts in the feed to make them more prominent.

•        Sound FX Packs — Items that increase the number of audio emojis (Sound FX) available to the user, livening up their posts.

•        Ad Tokens — Items that can be spent to expand the reach of a feed post to a larger audience.

•        Vyrb Gold — A premium, monthly subscription to the app that blocks all ads and brings additional benefits like a more prominent username.

•        Vyrb Gems — In-app currency that can be spent to tip a user’s favorite content creators, to buy premium paywalled content and to buy certain other in-app purchases. Gems can also be traded to other users for their items on the Vyrb Marketplace module. Users will also be rewarded Gems for their engagement with ads on the platform, creating a positive feedback loop that rewards app engagement with premium content and experiences.

•        Command Tokens — Items that can be spent to create new custom voice assistant commands (based on Vyrb’s Voice Command Creation Interface).

•        Mega-Tag Tokens — Items that can expand the number of mega-tags available to the user (mega-tags are a unique Vyrb feature, they are automatically applied hashtags that make a user’s posts more discoverable to others).

Users spend approximately 145 minutes per day on social media applications and regularly click on advertisements they view through their applications. We believe Vyrb is strategically positioned to become a prime advertisement space, allowing both visual and audible advertisements to be purchased. Vyrb ads will be shown in a user’s regular newsfeed, which we believe will create an opportunity and need for a subscription in-app purchase (Vyrb Gold) for a premium, ad-free browsing experience. For ease of use, Vyrb ads can be created by any user through the application in just moments: users will be able to purchase “Ad Token” items from the in-app store, and then use these tokens to turn standard posts into wide-reaching ads. A rapid-response reporting system will be developed and monitored to remove objectionable or illegal content from the platform. With its focus on high quality audio, we are designing Vyrb to lift up professional and creative audio content developers by helping them reach new audiences. To ensure a positive user experience, we are developing a system in Vyrb which will automatically promote positively reviewed content, and automatically remove content that has been reported in a high ratio compared to the number of viewers, providing the basis for user product discovery as well as a failsafe against any mistake in our manual and algorithmic moderation of the application’s hosted content.

Vyrb users will be able to purchase and support content from indie and professional creators via an in-app currency (referred to as “gems” in this document, a virtual point the user typically accumulates by viewing ad content or by purchasing them). Creators will receive gems from typical users as tips during live broadcasts, and in exchange for access to premium posts. The creators will then be able to cash out these gems at an exchange rate that provides profit to Vyrb. For example, users purchase the gems, its in-app loyalty token at a rate of $1 each, but creators only receive $0.75 for each gem they cash out. A 25% effective platform fee would put the content transaction fees of Vyrb at a lower rate than most digital content marketplaces. In the case of typical livestreaming applications, a functionality Vyrb supports, they are often exorbitant, taking as much as 50% in effective fees on in-app currency transactions.

To acquire the gems, users must buy them in the Vyrb Shop or gain them by engaging with sufficient ad content (e.g., using the application for an hour, or an amount of time that effectively pays for the gem).  While Vyrb allows users the flexibility of choice of either buying or earning these gems, we believe that there is a huge revenue stream potential for us through a strategic implementation of the Vyrb Shop and peer-to-peer content transactions.

Also, we plan for users to be able to charge a fixed price to be able to access particular audio posts. For example, this feature could be used by a podcaster to sell their premium episodes, or by a recording artist to sell their music albums. In tandem with this feature, audio posts will be divisible into tracks to support long form content such as albums and audiobooks. Vyrb will take a flat percentage fee on all sales of premium content within the application by allowing creators to cash out gems they receive for selling their content. We believe the major benefit of this system is that it will provide audio content creators a new platform for rapidly creating, listing and selling their content, and help create an environment full of rich, unique and interactive audio experiences such as live “radio shows,” indie content and virtual concerts for typical Vyrb users.

We believe that Vyrb will effectively leverage multiple successful gamification models from the world of social media to provide a flexible and highly interactive user experience that can potentially draw high-value content creators. A fundamental aspiration of Vyrb is to provide a new platform and source of revenue for high quality audio content creators in particular; to that end, we designed Vyrb with a goal of providing a rapid, user-friendly platform for creators and consumers to share, sell and enjoy the best audio the web has to offer. We believe that through Vyrb, we can make the interaction between our users and our product a fun and rewarding experience, which can also be monetized by the company and content creators alike. By putting audio front and center, we hope to provide a new meeting ground for audio content creators and those who enjoy lots of music, podcasts and talk shows. We hope to provide a mutually beneficial relationship, where Vyrb takes a reasonable fee on the transacting of these parties in exchange for bringing them together.

Competition

The smart eyewear industry in which we operate is competitive and subject to changes in practice. While we believe that our products are hybrid of eyeglasses and audio technology, which gives us a unique product that provides us with competitive advantages, we may face competition from many different entities now and in the future. As of now, we face competition from the following products:

•        Bose Corporation’s Bose Frames.    These are a Bluetooth eyewear product, but in a bulkier form factor and with what we believe to be comparable models at a higher price ($199 to $249 MSRP) than Lucyd Lyte.

•        Amazon’s Echo Glasses.    Another entry in the Bluetooth eyewear space. Not available directly from the manufacturer in prescription with a limited number of frame styles. The cost of the Amazon Echo Glasses is higher than Lucyd Lyte. While lightweight like Lucyd Lyte glasses, Amazon Echo Glasses have, in our view, a muted form factor, and the battery life is about half of that of Lucyd Lyte.

•        Snapchat Spectacles.    This is a camera-focused smart eyewear product and, in our view, not a direct competitor as to its style, weight, pricing and suitability for all-day wear, as compared with our products; however, Snapchat Spectacles may introduce further entries in the space that may directly compete with Lucyd Lyte. Snapchat Spectacles Version 3 have an MSRP of $380.

•        Ray-Ban Stories Glasses.    Developed in association with Facebook, are a camera-focused smart eyewear product, and despite the fact they are available in prescription, in our view not a direct competitor; Ray-Ban may, however, introduce further entries in the space that may directly compete with Lucyd Lyte. Ray-Ban Spectacles have a well-known and respected brand, and an MSRP starting $299, which makes them twice as expensive as Lucyd Lyte. They weigh considerably more (20-70% depending upon the Lyte model) than Lucyd Lyte glasses, have a shorter battery life, thicker temple profiles and are not water resistant.

All of the competitors discussed above have substantially greater manufacturing, financial, research and development, personnel and marketing resources than we do. As a result, although we believe our products are currently superior, our competitors may be able to develop superior products, and compete more aggressively and sustain their competitive advantage over a longer period of time than us. Our products may be rendered obsolete in the face of competition.

Government Regulation

We are subject to a wide variety of laws and regulations in the United States and other jurisdictions in which we operate. The laws and regulations govern many issues related to our business practices, including but not limited to those regarding contact lens prescriptions, worker classification, wage and hour, sick pay and leaves of absence, anti-discrimination and harassment, whistleblower protections, privacy, data security, intellectual property, product liability and taxation.

These laws and regulations are constantly evolving and may be interpreted, applied, created, superseded, or amended in a manner that could harm our business. These changes may occur immediately or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies. As we expand our business into new markets or introduce new products, features, or offerings into existing markets, regulatory bodies or courts may claim that we are subject to additional requirements, or that we are prohibited from conducting business in certain jurisdictions.

FDA Regulations

Our eyewear is considered a medical device by the FDA and regulated as such, and we are subject to the requirements set by the Consumer Product Safety Commission (the “CPSC”). Prescription eyeglasses are regulated as medical devices in the United States by the Food and Drug Administration (the “FDA”), and under the Food, Drug, and Cosmetic Act (the “FDCA”), such medical devices must meet a number of regulatory requirements. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs, or lower than anticipated sales. Failure to comply with applicable regulations could jeopardize our contract manufacturers’ ability to manufacture and result in FDA enforcement actions against the Company.

Data Privacy and Security

Additionally, because we receive, use, store, and transmit personal data, relating to our customers, we are subject to numerous laws and regulations in the United States, as well as industry standards, relating to privacy, data security and data protection. Such laws, regulations, and industry standards include, but are not limited to, Section 5(a) of the Federal Trade Commission Act, the California Consumer Privacy Act of 2018, the California Online Privacy Protection Act, and HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, that impose requirements on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, and their respective business associates that create, receive, maintain, or transmit individually identifiable health information for or on behalf of a covered entity as well as their covered subcontractors relating to the privacy, security, and transmission of individually identifiable health information. Enforcement activity with respect to one or more breaches of data privacy and security can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources.

Employees and Human Capital Resources

As of the date of this prospectus, we have nine (9) full time employees with two in product development, two in sales, one in finance, one in customer service, one in marketing, one in graphic design and one in video production. Employees are supported by a number of consultants and part time employees, including a group of 10 independent sales representatives.

Our experienced employees and management team are our most valuable resources and we are committed to attracting, motivating, and retaining top professionals going forward. We have been able to locate and engage highly qualified employees as needed and do not expect our growth efforts to be constrained by a lack of qualified personnel. We consider our employee relations to be good.

Our success is directly related to the satisfaction, growth, and development of our employees. We strive to offer a work environment where employee opinions are valued and one that provides our employees the opportunities to use and augment their professional skills. To achieve our human capital goals, we intend to remain focused on providing our key personnel with raises as appropriate, a 401(k) program, and company stock options. We continue to search out well qualified highly skilled individuals to help us expand and grow our operations.

Legal Proceedings

We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

Facilities

Our executive offices are located at 11900 Biscayne Blvd., Suite 630, North Miami, Florida 33181. Our executive offices are provided to us by the parent of our majority stockholder, Tekcapital. Since, June 1, 2020, we have paid Tekcapital $25,000 per fiscal quarter for office space, utilities, advisory services and any other services. We consider our current office space adequate for our operations.

Management

Directors and Officers

The following table sets forth certain information regarding our board of directors, our executive officers, and some of our key employees, as of the date of this prospectus.

Name	Age	Position
Harrison R. Gross	29	Chief Executive Officer and Director
Konrad Dabrowski	39	Chief Financial Officer
Frank Rescigna	61	Vice President of Global Sales and Director
David Cohen	49	Chief Technology Officer
Kristen Mclaughlin	49	Director
Louis Castro	63	Director
Olivia C. Bartlett	63	Director

Harrison Gross is one of the founders of Innovative Eyewear and has served as our Chief Executive Officer and as a director since August 2019, where he guides the company’s product and brand development. Prior to his employment at Innovative Eyewear, from August 2017 to August 2019, Mr. Gross served in various positions, including chief executive officer and media & UX lead, of Lucyd Ltd., our largest stockholder and the licensor of our technology which is also a smart eyewear development company where he developed the company’s brand identity and oversaw general operations and product development. Additionally, from November 2015 to August 2021, Mr. Gross served as the Digital Media Manager of Tekcapital PLC (“Tekcapital”) (LON: TEK), a university intellectual property investment firm that is the parent company of Tekcapital Europe Limited, and Lucyd Ltd, the holding company for Tekcapital’s shares in Innovative Eyewear, where he created, developed and marketed for the company’s licensed properties. Prior to that, from October 2013 to September 2014, Mr. Gross worked as a credit analyst for a Verizon, Inc. contractor, where he managed credit systems and provided support to Verizon agents. Mr. Gross is a graduate of Columbia University with a BA in Writing and received a BA in Jewish Studies from the Jewish Theological Seminary. Mr. Gross is well qualified to serve as a director due to his substantial knowledge of our product and his experience in marketing, product and app development.

Konrad Dabrowski has served as our Chief Financial Officer on a part-time basis since August 2019. Between June 2017 and July 2020, Mr. Dabrowski has served as the group controller, and starting on July 2020 the chief financial officer of Tekcapital PLC (“Tekcapital”), where he co-manages the group’s investment strategy and oversees financial reporting for all of its portfolio companies. Prior to his employment at Tekcapital, from  March 2016 to June 2017, Mr. Dabrowski was a Global Accounting Manager for Restaurant Brands International (NYSE:QSR), a multinational fast food holding company, where he oversaw accounting and tax projects for Burger King within the Europe Middle East and Africa (EMEA) market. Prior to his employment at Restaurant Brands International, Mr. Dabrowski was an Audit Manager at Deloitte, where he managed end-to-end accounting audits for a portfolio of public and private corporate clients. Mr. Dabrowski has a Master’s in Finance and Banking from the Warsaw School of Economics and is a Certified Public Accountant.

Frank Rescigna has served as our Vice President of Global Sales and a director since August 2021. Mr. Rescigna has more than 25 years of brand building and sales experience in the eyewear industry. Prior to his employment at Innovative Eyewear, from October 2019 to May 2021, Mr. Rescigna was the Director of Global Sales at House of Wu, a global wholesale luxury bridal and evening dress distributor, where he led the company’s sales strategy throughout the world. Prior to his employment at House of Wu, from September 2018 to September 2019, Mr. Rescigna was the President of Teka Eyewear, a boutique global wholesale luxury eyewear distributor specializing in exotic materials, where he managed all aspects of its sales organization and operations. Prior to his employment at Teka Eyewear, from March 2015 to August 2018, Mr. Rescigna was the Senior Vice President of Global Sales at Wiley X, a multi-brand global eyewear company that designs and distributes sunglasses, where he managed the company’s sales activities at the corporate and sales level. Prior to his employment at Wiley X, from February 2011 to February 2015, Mr. Rescigna was the President of Jewelry & Global Brand Licensing for Guess Inc. (NYSE: GES), a global fashion/lifestyle company with varying business models, distribution models and products, where he assisted the company with the expansion of its brand and new brands/products. Prior to his employment at Guess, from February 2004 to January 2011, Mr. Rescigna was the President of Viva International Group, a large eyewear company that designs, manufactures and distributes core and luxury global brands, where he led the company’s expansion and integration with its parent company Highmark Vision Holding Company. He received a degree in Opticianry from Middlesex College. Mr. Rescigna is well qualified to serve as a director due his substantial brand and sales experience and his experience in the eyewear industry.

David Cohen is one of the founders of Innovative Eyewear and has served as our Chief Technology Officer since September 2019. Prior to his employment at Innovative Eyewear, from August 2017 to August 2019, Mr. Cohen served as the chief technology officer of Lucyd Ltd., a smart eyewear development company, where he led the company’s technological advancements and digital ad campaigns. Also, prior to his employment at Innovative Eyewear, from September 2009 to October 2019, Mr. Cohen served as President of Emaze Design Agency, a digital design agency, where he led the development of web and applications for e-commerce, web performance monitoring, website design and mobile applications. Prior to his employment at Emaze Design Agency, Mr. Cohen was lead Business Intelligence Specialist at Jewish General Hospital where he assisted with the data solutions and business processes and requirements. He received a BS in Computer Science from the Academy of Bordeaux and an MS in Advanced Technician & Information Systems Management from Hadassah University.

Kristen Mclaughlin has served as one of our directors since August 2021. Ms. Mclaughlin has 20 years’ experience launching, managing and developing products in the eyewear, accessories, cosmetics and skincare industries. From March 2019 to April 2020, Ms. Mclaughlin served as the Global Marketing Director at DePasquale Companies, a skincare, hair care and cosmetics manufacturer, where she led the global marketing strategy and new product development. Prior to her employment at DePasquale Companies, from March 2000 to January 2019, Ms. Mclaughlin was employed at Silhouette International, an eyewear manufacturer, where she served as the Director of Marketing: Eyewear Manufacturer, Regional Sales Manager, and Brand Manager: Daniel Swarovski Crystal Eyewear. While at Silhouette International, Ms. Mclaughlin led the company’s brand portfolio in the U.S. and its brand direction, product development and campaign content. She has a BS and MBA from Ramapo College of New Jersey. Ms. Mclaughlin is well qualified to serve as a director due to her substantial experience in the eyewear industry and her experience in brand and product development.

Louis Castro has served as one of our directors since August 2021. Mr. Castro is an experienced public company director and chartered accountant. Mr. Castro is currently on the board of directors of the following public companies (1) Tekcapital where he has been a director since December 2019, (2) Orosur Mining Inc. (TSE:OMI), a company exploring for minerals in South America, where he has been chairman of the board since April 2020, (3) Stanley Gibbons Group plc (LON:SGI), a company that specializes in the retailing of collectable stamps and similar products, where he has been a director since June 2016, (4) Tomco Energy plc (LON:TOM), an oil exploration and technology company, where he has been a director since April 2021, (5) Predator Oil & Gas Holdings plc (LON:PRD), an oil and gas exploration company, where he has been a director since July 2020, and (6) Veteran Capital Corp. (TSX-V:VCC), a capital pool company, where he has been a director since January 2021. From September 2012 to June 2016, Mr. Castro was a director and, from September 2014 to June 2016 served as the Chief Financial Officer, of Eland Oil & Gas plc, a Nigerian focused upstream oil and natural gas exploration and production company, where he was responsible for the company’s finance, legal and corporate finance activities. Prior to his employment at Eland, from May 2011 to May 2014, Mr. Castro served as Head of Capital Markets and then as Chief Executive Officer of Northland Capital Partners, an investment bank, where he was responsible for the investment banks day-to-day activities. He is a fellow of the Institute of Chartered Accountants of England & Wales, has a double degree in Engineering Production and Economics from Birmingham University and attended the Postgraduate Advanced Course in Production Management and Methods at Cambridge University. Mr. Castro is well qualified to serve as a director due to his substantial experience as a director of public companies and his distinction as chartered accountant.

Olivia C. Bartlett has served as one of our directors since August 2021. Ms. Bartlett has been in the eyewear industry for over 40 years holding various roles including optician, optical manager, marketing manager and operations management. Since September 2015, Ms. Bartlett has been the Chief Operating Officer of Todd Rogers Eyewear, a specialty eyewear company, where she manages the day-to-day operations of the company. Prior to her time at Todd Rogers Eyewear, from March 2010 to May 2015, Ms. Bartlett was the sales representative for eyewear sales in the northeast of Massachusetts for Safilo USA, a specialty eyewear company. Additionally, from September 2013 to May 2018, Ms. Bartlett was an Adjunct Professor at Benjamin Franklin Institute of Technology in Boston, Massachusetts. Since February 2020 Ms. Bartlett has been the President of the Opticians Association of America, a national organization representing the professional, business, educational, legislative and regulatory interests of opticianry. Prior to that, Ms. Bartlett was a director for ten years for the Opticians Association of Massachusetts.

Ms. Bartlett has received a number of awards through her time in the industry, including but not limited to, the 2020 Eyecare Business Game Changer Award and the 2020 and 2018 Vision Monday Most Influential Woman Executive. Ms. Bartlett received her Massachusetts Opticians license in 1987 and is ABO certified. Ms. Bartlett received her BA in Political Science from Clark University. Ms. Bartlett is well qualified to serve as a director due to her substantial experience in the optical industry.

Number and Terms of Office of Officers and Directors

Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that our board of directors will continue to consist of five members. Our directors are appointed for one year terms to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our second amended and restated bylaws, which will be in effect upon the consummation of this offering.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our second amended and restated bylaws, which will be in effect upon the consummation of this offering, as it deems appropriate.

Director Independence and Committees of the Board of Directors

Director Independence

Of our directors, we have determined that Mr. Louis Castro and Mss. Kristen Mclaughlin and Olivia Bartlett are “independent” directors under NASDAQ listing standards, while Messrs. Harrison Gross and Frank Rescigna are not independent under such standards. We have also determined that each of the three prospective members of the Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder and under the NASDAQ listing standards. Further, the Board has determined that each of the two members of both the Compensation Committee and the Nominating and Corporate Governance Committee is “independent” under NASDAQ listing standards.

Board Committees

Prior to the consummation of this offering, we will have three standing committees of the Board: the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the board committees will act pursuant to a separate written charter adopted by our board of directors, each of which is available on our website at www.lucyd.co. Our board of directors may at any time or from time to time appoint certain other committees in its sole discretion as it deems necessary or appropriate to carry out its functions.

Audit Committee

The Audit Committee will consist of Mr. Louis Castro (Chairman) and Mss. Kristen Mclaughlin and Olivia Bartlett. The Board has determined that all of the prospective members of the Audit Committee are “independent,” as defined by NASDAQ listing standards and by applicable SEC rules. In addition, the Board has determined that Mr. Castro is an audit committee financial expert, as that term is defined by the SEC rules, by virtue of having the following attributes through relevant experience: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves; (iii) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The function of the Audit Committee relates to oversight of the auditors, the auditing, accounting, and financial reporting processes, and the review of the Company’s financial reports and information. In addition, the functions of the Audit Committee will include, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their audit, and reviewing the Company’s internal accounting controls.

Compensation Committee

The Compensation Committee will consist of Ms. Kristen Mclaughlin (Chairman) and Mr. Louis Castro. The Board has determined that all of the prospective members of the Compensation Committee are “independent,” as defined by NASDAQ listing standards. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our President and Chief Executive Officer and our other executive officers, including all of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below (the “named executive officers”). Among its other duties, the Compensation Committee oversees all significant aspects of the Company’s compensation plans and benefit programs. The Compensation Committee annually reviews and approves corporate goals and objectives for the President and Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also recommends to the Board the compensation and benefits for members of the Board. The Compensation Committee has also been appointed by the Board to administer our 2021 Equity Incentive Plan. The Compensation Committee does not delegate any of its authority to other persons.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will be comprised of Mss. Olivia Bartlett (Chairman) and Kristen Mclaughlin and Mr. Harrison Gross. The majority of committee members are independent under applicable NASDAQ rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential board members, making recommendations to the full board as to nominees for election to the board, assessing the effectiveness of the board and implementing our corporate governance guidelines.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Business Conduct and Ethics and Insider Trading Policy

Effective upon consummation of this offering, our Board of Directors will adopt a Code of Ethical Conduct and an Insider Trading Policy. We will file a copy of our Code of Ethics as an exhibit to the registration statement filed in connection with our initial public offering. Once filed, you can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. The Code of Ethics will also be available on our website at www.lucyd.co. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Limitation of Directors Liability and Indemnification

The Florida Business Corporation Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our second amended and restated articles of incorporation, which will become effective upon the completion of this offering, limits the liability of our directors to the fullest extent permitted by Florida law. In addition, upon the closing of this offering, we will enter into indemnification agreements with all of our directors and named executive officers whereby we will agree to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.

Prior to the consummation of this offering, we will obtain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our second amended and restated articles of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with us.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Executive Compensation

The following table sets forth the aggregate compensation paid to our named executive officers for the fiscal years ended December 31, 2021 and 2020. Individuals we refer to as our “named executive officers” include our Chief Executive Officer, our Chief Financial Officer and our V.P. of Global Sales.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harrison Gross,	2021	69,532	—	1,783,200	(1)	—	—	—	1,852,732
Chief Executive Officer	2020	42,000	—	251,250	(2)	—	—	—	293,250
Konrad Dabrowski,	2021	21,885	—	158,400		—	—	—	180,285
Chief Financial Officer	2020	27,000	—	—		—	—	—	27,000
Frank Rescigna,	2021	56,500	—	253,200		—	—	—	309,700
V.P. of Global Sales(3)	2020	—	—	—		—	—	—	—

____________

(1)      Consists of 375,000 options to purchase common stock of the Company issued to Mr. Gross for services rendered to the Company for the fiscal year ended December 31, 2020.

(2)      Consists of 700,000 options to purchase common stock of the Company issued to Mr. Gross for services rendered to the Company for the fiscal year ended December 31, 2021.

(3)      Mr. Rescigna began his employment on May 1, 2021 and received no compensation for the fiscal years ended December 31, 2020.

Employment Arrangements with our Executive Officers

Harrison Gross

On August 11, 2021, we entered into an employment agreement with Harrison Gross to serve in the capacity of the Chief Executive Officer of the Company. We agreed to pay Mr. Gross an annual base salary of $85,800 for the remainder of 2021, and we also agreed that on January 1, 2022 we will increase the base salary to $150,000 per year. Pursuant to the terms of the employment agreement, our Board may exercise its sole discretion to grant Mr. Gross an annual bonus, the amount of which bonus shall be determined in the sole discretion of our Board. Additionally, we granted Mr. Gross an option to purchase 100,000 shares of our common stock.

The agreement has an initial term of three years, and will terminate on the third anniversary of the effective date unless Mr. Gross and the Company agree otherwise in writing. If we terminate the employment agreement for any reason other than for cause (as such is defined in the agreement) or Mr. Gross terminates his employment for good reason (as such is defined in the agreement): (1) Mr. Gross shall be entitled to payment of his base salary for the balance of the agreement’s term; (2) if Mr. Gross elects to continue group health insurance benefits, we shall reimburse Mr. Gross for any COBRA premiums he pays for the duration of COBRA’s coverage; and, (3) we shall provide Mr. Gross with payment of all accrued amounts (as defined in the agreement).

Konrad Dabrowski

On August 11, 2021, we entered into an employment agreement with Konrad Dabrowski to serve as the Chief Financial Officer of the Company on a part-time basis, which agreement became effective on September 1, 2021. Mr. Dabrowski devotes 50% of his business time to our Company. We agreed to pay Mr. Dabrowski an annual base salary of $100,000. Pursuant to the terms of the employment agreement, we may exercise our discretion to grant Mr. Dabrowski an annual bonus, the amount of which bonus shall be determined in the sole discretion of the Company. Additionally, we granted Mr. Dabrowski an option to purchase 60,000 shares of our common stock.

Following the effective date, the employment agreement shall continue, unless terminated by Mr. Dabrowski or the Company. Mr. Dabrowski’s employment is at-will, which may be terminated by the Company or by Mr. Dabrowski at any time and for any reason. Pursuant to the terms of the employment agreement, a sixty days’ written notice of termination or resignation is required. If Mr. Dabrowski notifies us of his resignation, or if we terminate Mr. Dabrowski’s employment agreement, the Company reserves the right to determine, in its sole discretion, whether Mr. Dabrowski will be required to actively work during the sixty day notice period; however, Mr. Dabrowski will be entitled to receive his base salary for the duration of the sixty day notice period. The Company has the right to terminate Mr. Dabrowski’s employment agreement for cause (as defined in the agreement), which termination shall be effective immediately.

Frank Rescigna

On May 1, 2021, we entered into a consulting services agreement with Frank Rescigna. The initial term of the agreement is effective through December 31, 2021, and may be extended for additional twelve month periods. Pursuant to the consulting agreement, we agreed to pay Mr. Rescigna a monthly consulting fee of $6,000 and a commission of 3.5% on any wholesale sales generated and received for the duration of his agreement. The consulting agreement may be terminated for any reason either by Mr. Rescigna or the Company, with fifteen days’ notice.

Under the terms of the consulting agreement, Mr. Rescigna will receive a $50,000 bonus upon successful completion of a sales quota of $8,000,000. Additionally, we granted Mr. Rescigna an option to purchase 100,000 shares of our common stock, which will vest upon reaching this sales quota.

Compensation of Directors

There was no cash or equity compensation paid to our directors for the year ended December 31, 2020.

Olivia C. Bartlett

On July 29, 2021, we entered into an agreement with Olivia C. Bartlett to serve as a member of the Company’s Board. We agreed to pay Ms. Bartlett compensation of $10,000 per calendar year, with the annual retainer becoming effective upon consummation of the IPO. The Company agreed to pay Ms. Bartlett $200 per meeting she attends pre-IPO. Additionally, for the first year of services to the Company, we granted Ms. Bartlett an option to purchase 25,000 shares of our common stock.

Louis Castro

On July 29, 2021, we entered into an agreement with Louis Castro to serve as a member of the Company’s Board. We agreed to pay Mr. Castro compensation of $30,000 per calendar year, with the annual retainer becoming effective upon consummation of the IPO. Additionally, for the first year of services to the Company, we granted Mr. Castro an option to purchase 25,000 shares of our common stock.

Kristen Mclaughlin

On August 20, 2021, we entered into an agreement with Kristen Mclaughlin to serve as a member of the Company’s Board. We agreed to pay Ms. Mclaughlin compensation of $20,000 per calendar year, with the annual retainer becoming effective upon consummation of the IPO. Additionally, for the first year of services to the Company, we granted Ms. Mclaughlin an option to purchase 25,000 shares of our common stock.

Frank Rescigna

On July 29, 2021, we entered into an agreement with Frank Rescigna to serve as a member of the Company’s Board. We agreed to pay Mr. Rescigna compensation of $5,000 per calendar year, with the annual retainer becoming effective upon consummation of the IPO. Additionally, for the first year of services to the Company, we granted Mr. Rescigna an option to purchase 25,000 shares of our common stock.

Outstanding Equity Awards

The following table sets forth outstanding equity awards to our named executive officers as of December 31, 2021.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Harrison Gross	187,500	187,500	—	$1.00	04/01/2024	—	—	—	—
Harrison Gross	0	600,000	—	$3.56	05/05/2025	—	—	—	—
Harrison Gross	11,108	88,892	—	$3.56	11/11/2024	—	—	—	—
Konrad Dabrowski	6,664	53,336	—	$3.56	11/11/2024	—	—	—	—
Frank Rescigna	—	100,000	—	$3.56	5/1/2023	—	—	—	—
Frank Rescigna	—	25,000	—	$3.56	7/29/2024	—	—	—	—

Our 2021 Equity Incentive Plan was adopted by the Board and approved by our shareholders on July 1, 2021, under which: (i) Mr. Gross was issued stock options on May 5, 2021 to purchase an additional 600,000 shares of our common stock; (ii) Mr. Gross was also issued stock options on August 11, 2021, to purchase an additional 100,000 shares of our common stock; (iii) Konrad Dabrowski was issued stock options on August 11, 2021, to purchase 60,000 shares of our common stock; (iv) Frank Rescigna was issued stock options on May 1, 2021, to purchase 100,000 shares of our common stock; (v) Mr. Rescigna was also issued stock options on July 29, 2021, to purchase an additional 25,000 shares of our common stock; (vi) Olivia Bartlett was issued stock options on July 29, 2021, to purchase 25,000 shares of our common stock; (vii) Louis Castro was issued stock options on July 21, 2021, to purchase 20,000 shares of our common stock; (viii) Mr. Castro was also issued stock options on July 29, 2021, to purchase an additional 25,000 shares of our common stock; (ix) Kristen Mclaughlin was issued stock options on August 20, 2021, to purchase 25,000 shares of our common stock. All stock options were issued under our Equity Incentive Plan and are subject to time-based vesting, except for Mr. Rescigna’s May 5, 2021 option grant that vests upon successful completion of the $8 million sales quota and Mr. Castro’s July 21, 2021 option grant that vests upon an acquisition or flotation at a valuation greater than or equal to four time (400%) of the most recent published annual Company valuation (2020: $2.7 million). See “Note 9 Stock Based Compensation” to our financial statement for more information.

Employee benefits plans

We currently do not provide retirement, health or welfare benefits to any of our employees.

Limitation of Directors Liability and Indemnification

The Florida Business Corporation Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our second amended and restated articles of incorporation, which will become effective upon the completion of this offering, limits the liability of our directors to the fullest extent permitted by Florida law. In addition, upon the closing of this offering, we will enter into indemnification agreements with all of our directors and named executive officers whereby we will agree to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.

Prior to the consummation of this offering, we will obtain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our second amended and restated articles of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with us.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

2021 Equity Incentive Plan

General

Our 2021 Equity Incentive Plan was adopted by the Board and approved by our shareholders on July 1, 2021. The general purposes of the 2021 Equity Incentive Plan are to (i) enable the Company and its subsidiaries to attract and retain the types of employees, consultants, and directors who will contribute to the Company’s long range success; (ii) provide incentives that align the interests of employees, consultants, and directors with those of our shareholders; and (iii) promote the success of the Company’s business.

Description of the 2021 Equity Incentive Plan

The following description of the principal terms of the 2021 Equity Incentive Plan is a summary and is qualified in its entirety by the full text of the 2021 Equity Incentive Plan.

Administration.    The 2021 Equity Incentive Plan is administered by a committee appointed by our Board, or in the Board’s discretion, by the Board (as applicable, the “Incentive Plan Administrator”). Subject to the terms of the 2021 Equity Incentive Plan, the Incentive Plan Administrator has the authority to (a) determine the eligible individuals who are to receive awards, (b) determine the terms and conditions of each award, including exercise price, vesting or performance criteria, performance period, and terms of the award, (c) determine whether vesting and performance criteria have been achieved, (d) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, or otherwise modify or amend awards, (e) construe and interpret the 2021 Equity Incentive Plan, including the ability to reconcile any inconsistency in, correct any defect in and/or supply any omission in the plan and award agreement; any instrument or agreement, (f) promulgate, amend, and rescind rules and regulations relating to the administration of the 2021 Equity Incentive Plan, and (g) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the 2021 Equity Incentive Plan and awards granted thereunder. The Incentive Plan Administrator may also delegate its authority to a subcommittee or to one or more officers of the Company, subject to terms and conditions determined by the Incentive Plan Administrator. All decisions made by the Incentive Plan Administrator are final and binding on the Company and the participants.

Types of Awards.    The 2021 Equity Incentive Plan provides for the grant of stock options, which may be incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance share awards, and other cash-based or equity-based awards, or collectively, awards.

Share Reserve.    A total equal to 20% of our issued and outstanding common stock shall be available for the grant of awards under the 2021 Equity Incentive Plan.

If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire before being exercised or settled in full, the shares subject to such awards will again be available for issuance under the 2021 Equity Incentive Plan. If restricted stock or shares issued upon exercise of an option are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the 2021 Equity Incentive Plan. Notwithstanding the foregoing, shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will not become available for issuance under the 2021 Equity Incentive Plan.

Shares issued under the 2021 Equity Incentive Plan may be authorized but unissued shares or treasury shares. As of the date hereof, awards covering 2,332,500 shares of Common Stock were issued, of which 1,685,000 option awards were granted by the Company prior to the approval of the Plan and 647,500 option awards were granted subject to the 2021 Equity Incentive Plan.

Incentive Stock Option Limit.    No more than 25,000,000 shares of Common Stock may be issued under the 2021 Equity Incentive Plan upon the exercise of ISOs.

Eligibility.    Employees (including officers), non-employee directors and consultants who render services to the Company or a parent or subsidiary thereof (whether now existing or subsequently established) are eligible to receive awards under the 2021 Equity Incentive Plan. ISOs may only be granted to employees of the Company or a parent or subsidiary thereof (whether now existing or subsequently established).

Stock Options.    A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the 2021 Equity Incentive Plan, may not be less than 100% of the fair market value of Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionholder’s service terminates. Options will vest at the rate determined by the Incentive Plan Administrator. An optionholder may pay the exercise price of an option in cash, or, with the Incentive Plan Administrator’s consent, with shares of stock the optionholder already owns, with proceeds from an immediate sale of the option shares, through a net exercise procedure or by any other method permitted by applicable law.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of the Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of the Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of Common Stock on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Stock Appreciation Rights.    A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The Incentive Plan Administrator determines the exercise price of stock appreciation rights granted under the 2021 Equity Incentive Plan, which may not be less than 100% of the fair market value of Common Stock on the date of grant. A stock appreciation right may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Incentive Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Incentive Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Restricted Stock Awards.    Shares of restricted stock may be issued under the 2021 Equity Incentive Plan and may be subject to vesting, as determined by the Incentive Plan Administrator. Recipients of restricted stock generally have all of the rights of a shareholder with respect to those shares, including voting rights and dividends, except as provided in the award agreement.

Restricted Stock Units.    A restricted stock unit is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Incentive Plan Administrator. RSUs vest at the rate determined by the Incentive Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of restricted stock units may be made in the form of cash, stock or a combination of cash and stock, as provided in the award agreement and as determined by the Incentive Plan Administrator. Recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled.

Performance Share Award.    A performance share award is a right to receive a share or share units based upon the Company’s performance during a specified performance period, as determined by the Incentive Plan Administrator. The Incentive Plan Administrator has the discretion to determine: (i) the number of shares or stock-denominated units subject to a Performance Share Award granted to any recipient; (ii) the performance period applicable to any award; (iii) the conditions that must be satisfied for a recipient to earn an award; and, (iv) the other terms, conditions and restrictions of the award.

Cash Awards and Other Equity-Based Awards.    The Incentive Plan Administrator may grant cash awards and other awards based in whole or in part by reference to Common Stock, either alone or in tandem with other awards. The Incentive Plan Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure.    In the event of certain changes in capitalization, including a stock split, reverse stock split, stock dividend, or an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, or exchange, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2021 Equity Incentive Plan, the limit on the number of shares that may be issued under the 2021 Equity Incentive Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Change in Control.    If the Company is party to certain change in control transactions, each outstanding award will be treated as the Incentive Plan Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price.

Transferability of Awards.    Unless the Incentive Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Incentive Plan Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination.    The Board may amend or terminate the 2021 Equity Incentive Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the 2021 Equity Incentive Plan will terminate automatically 10 years after its adoption by the Board. Shareholder approval is not required for any amendment of the 2021 Equity Incentive Plan, unless required by applicable law, government regulation or exchange listing standards.

Certain Federal Income Tax Aspects of Awards Under the 2021 Equity Incentive Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the 2021 Equity Incentive Plan based on existing U.S. federal income tax laws as of the date of this prospectus. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2021 Equity Incentive Plan should consult their own professional tax advisors concerning tax aspects of awards under the 2021 Equity Incentive Plan. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the 2021 Equity Incentive Plan depend upon the type of award. Changes to tax laws following the date of this prospectus could alter the tax consequences described below.

Incentive Stock Options.    No taxable income is recognized by an optionholder upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionholder is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

If the optionholder holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionholder will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionholder disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionholder will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionholder.

Nonqualified Stock Options.    No taxable income is recognized by an optionholder upon the grant or vesting of an NSO, provided the NSO does not have a readily ascertainable fair market value. If the NSO does not have a readily ascertainable fair market value, the optionholder will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionholder is an employee or former employee, the optionholder will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionholder.

Stock Appreciation Rights.    In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to income tax withholding. Upon resale of the shares acquired pursuant to a SAR, any subsequent appreciation or depreciation in the value of the shares will be treated as a short-term or long-term capital gain or loss, depending on how long the shares were held by the recipient.

Restricted Stock.    A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code. Upon resale of the shares acquired pursuant to a restricted stock award, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss, depending on how long the shares were held by the recipient.

Restricted Stock Units.    In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Performance Share Award, Cash Award, or Other Equity-Based Award.    A participant who receives a performance share award, cash award, or other equity-based award generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the award vests or is otherwise no longer subject to a substantial risk of forfeiture, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the cash paid or fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Upon resale of the shares acquired pursuant to a performance share award or other equity-based award, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss, depending on how long the shares were held by the recipient.

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of the Company’s fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest, in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

Tax Treatment for the Company.    The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the 2021 Equity Incentive Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the 2021 Equity Incentive Plan. Although the Incentive Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Incentive Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the shareholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that the Company considers to be the most effective in attracting, motivating and retaining key employees.

Principal Stockholders

Based solely upon information made available to us, the following table sets forth information as of March 29, 2022 regarding the beneficial ownership of our common stock:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•        each of our named executive officers and directors; and

•        all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 6,178,733 shares of common stock outstanding as of the date hereof, which gives into effect the conversion of the Notes. In addition, the number of shares and percentage of shares beneficially owned after the offering gives effect to the issuance by us of 1,538,461 shares of common stock in this offering assuming an initial public offering price of $6.50 per Unit (the mid-point of the price range set forth on the cover page of this prospectus). The percentage ownership information assumes no exercise of the underwriters’ over-allotment option.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is 11900 Biscayne Blvd., Suite 630, North Miami, Florida, 33181.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned Before Offering	Percent of Common Stock Beneficially Owned After Offering
Named Executive Officers and Directors
Harrison Gross(2)	272,216	4.22%	3.41%
Konrad Dabrowski(3)	22,216	* %	* %
Frank Rescigna	—	—	—
Kristen McLaughlin	—	—	—
Louis Castro(4)	20,000	* %	*
Olivia Bartlett	—	—	—
All directors and executive officers as a group (7 persons)	314,432	4.84%	3.92%
5% Stockholders
Lucyd Ltd.(5)(6)	5,040,661	81.58%	65.32%

____________

*        Less than 1%.

Percentage ownership is based on 6,178,733 shares of our common stock outstanding and options exercisable into 2,332,500 shares of our common stock outstanding prior to this offering and 7,717,194 shares of our common stock outstanding after this offering.

(1)      We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of the date of this prospectus, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.

(2)      Includes 272,216 shares of common stock issuable upon exercise of stock options held by Mr. Gross exercisable within 60 days of the date of this prospectus.

(3)      Includes 22,216 shares of common stock issuable upon exercise of stock options held by Mr. Dabrowski exercisable within 60 days of the date of this prospectus.

(4)      Includes 20,000 shares of common stock issuable upon exercise of stock options held by Mr. Castro exercisable within 60 days of the date of this prospectus.

(5)      Tekcapital plc, a public company listed on the London Stock Exchange, owns all issued and outstanding securities of Tekcapital Europe Ltd., which owns all issued and outstanding securities of Lucyd Ltd. As such, Tekcapital plc may be deemed to beneficially own the shares held by Lucyd Ltd. by virtue of their control over Lucyd Ltd. Tekcapital plc disclaims beneficial ownership of the shares held by Lucyd Ltd. Mr. Clifford Gross, the Chief Executive Officer of Tekcapital plc, is the father of Mr. Harrison Gross, our Chief Executive Officer.

(6)      Includes 118,546 shares of common stock issuable to Lucyd Ltd. upon conversion of the outstanding Notes.

Certain Relationships and Related Party Transactions

On occasion we may engage in certain related party transactions. All prior related party transactions were approved by our board of directors and a majority of our issued and outstanding shares of capital stock. Upon the consummation of offering, our policy is that all related party transactions will be reviewed and approved by the Audit Committee of our Board of Directors prior to our entering into any related party transactions.

License Agreement

On April 1, 2020, we entered into an exclusive, worldwide license agreement with Lucyd Ltd., the majority stockholder of the Company, for the use of the Lucyd brand, and the associated intellectual property and assets (the “License Agreement”). The License Agreement is royalty-free, fully paid up, and perpetual license for the exclusive use of certain assets of Lucyd Ltd. related to Innovative Eyewear current products and trademarks. As compensation for entrance into the License Agreement, we issued Lucyd Ltd. 3,750,000 shares of our common stock. On October 5, 2021, the parties to the License Agreement executed an Addendum, to the exclusive license agreement, which clarified that Innovative Eyewear shall commercialize, continue with any on-going intellectual property prosecutions and pay all maintenance or other patent fees (the “Addendum”). For all new intellectual property, Innovative Eyewear will own control it and be responsible for all prosecution and maintenance costs. The Addendum also confirms that Innovative Eyewear issued Lucyd Ltd. 3,750,000 shares of its common stock as consideration for the license. Please see “Business — Material Agreements” for a more complete description of the License Agreement and Addendum.

Management Agreement

On June 1, 2020, we entered into a management agreement with Tekcapital Europe Ltd., an affiliate of our majority stockholder, Lucyd Ltd., who’s Chief Executive Officer is the father of our Chief Executive Officer, pursuant to which we have agreed to pay Tekcapital Europe Ltd. $25,000 per fiscal quarter for office space, utilities, advisory services and any other services in accordance with Tekcapital Europe Ltd.’s areas of expertise. The management agreement shall be in force perpetually, with the right of either party to terminate for any reason with 30 days’ notice.

Additionally, the Tekcapital Europe Ltd. incurred $100,000 in 2019 and $80,000 in 2020 in management fee charges on behalf of the Company. These payables were assigned to the Company based on the related party convertible debt agreement, dated June 1, 2021 and included in the Notes balance discussed above. Tekcapital Europe Ltd. incurred $9,975 in management fee charges on behalf of the Company for the year ended December 31, 2021.

Convertible Note Financing

On December 1, 2020, we issued a convertible note for an aggregate principal amount of up to $2,000,000 to Lucyd Ltd., the majority stockholder of the Company (the “Note”). On June 1, 2021, we completed the partial conversion of an aggregate of $778,500 of the outstanding balance on the Note, at $1.00 per share, into an aggregate of 778,500 shares of common stock. On September 5, 2021, we completed the partial conversion of an aggregate of $500,002 of the outstanding balance on the Note, at $3.56 per share, into an aggregate of 140,449 shares of common stock. As of December 31, 2021, $280,000 remained outstanding on the Note. On November 1, 2021, the Company executed an amended and restated Note, increasing the amount of available financing from $2,000,000 to $3,000,000. On November 16, 2021, we completed the partial conversion of an aggregate of $901,270.96 of the outstanding balance of the Note, at $3.56 per share, into an aggregate of 253,166 shares of common stock. As of March 29, 2022, approximately $770,550 remains outstanding on the Note.

The Note has an interest rate of 10.0% per annum, is unsecured, matures on December 1, 2023 and provides for conversion, at the election of Lucyd Ltd., into our common stock upon the earlier of (i) the Company consummating an equity financing pursuant to which it raises an aggregate amount of not less than $750,000, (ii) the Company entering into a transaction pursuant to which the Company sells not less than 10% of the Company’s shares, excluding any and all convertible notes which are convertible into shares, (iii) the Company lists its shares on a national securities exchange or (iv) the holder determines to convert the Note. The Note can be converted by the Holder using the price of either (i) the per share purchase price paid for by investors under the terms of recent equity financing, (ii) the closing price of the Company’s trading shares on the relevant public exchange for the day immediately preceding the date of conversion of the Note or (iii) the valuation of the last equity investment. If not converted earlier, upon the closing of this offering, the Notes will convert into 118,546 shares of our common stock at a conversion price equal to $6.50 per share, the assumed offering price. The principal amount and accrued but unpaid interest under each note will automatically convert into shares of our common stock at the stated conversion price per share.

Intercompany Loan and Debt Transfer Agreements

On June 1, 2021, we entered into an intercompany loan and debt transfer agreement, whereby Lucyd Ltd, Tekcapital plc, Tekcapital Europe Ltd or Tekcapital LLC incurred a debt on behalf of the Company in the amount of $387,328. Pursuant to the terms of the agreement, there is no interest payable on the amount of the debt outstanding, unless we agree otherwise with Lucyd Ltd. The debt, along with any accrued interest and other amounts that may be due in connection with the debt, is repayable by the Company upon demand from Lucyd Ltd, at any time, unless we agree otherwise with Lucyd Ltd. The Company may prepay the whole or any part of the debt at any time, unless we agree otherwise.

On September 5, 2021, we entered into an intercompany loan and debt transfer agreement, whereby Lucyd Ltd, Tekcapital plc, Tekcapital Europe Ltd or Tekcapital LLC incurred a debt on behalf of the Company in the amount of $500,002. Pursuant to the terms of the agreement, there is no interest payable on the amount of the debt outstanding, unless we agree otherwise with Lucyd Ltd. The debt, along with any accrued interest and other amounts that may be due in connection with the debt, is repayable by the Company upon demand from Lucyd Ltd, at any time, unless we agree otherwise with Lucyd Ltd. The Company may prepay the whole or any part of the debt at any time, unless we agree otherwise.

Statement of Policy

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, during the past three fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed financial years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Description of Capital Stock

General

Pursuant to our second amended and restated articles of incorporation, our authorized capital stock will consist of fifty million (50,000,000) shares of Common Stock, $0.00001 par value and fifteen million (15,000,000) shares of preferred stock, $0.00001 par value. As of the date of this prospectus, after giving effect to the conversion of our outstanding Notes into an aggregate of 118,546 shares of common stock upon the closing of this offering, there are 6,178,733 shares of common stock outstanding. In addition, as of the date of this prospectus, we had outstanding options to purchase an aggregate of 2,332,500 shares of our common stock under the 2021 Equity Incentive Plan, at a weighted average exercise price equal to $2.59 per share. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

As of March 29, 2022, after giving effect to the conversion of our outstanding Notes into an aggregate of 118,546 shares of common stock upon the closing of this offering, 6,178,733 shares of common stock were issued and outstanding held by 3,956 stockholders of record. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential distribution rights of third parties. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any indebtedness of our company.

Stock Options

As of the date of this prospectus, we had reserved the following shares of common stock for issuance pursuant to stock options under the 2021 Equity Incentive Plan described below:

•        2,332,500 shares of our common stock reserved for issuance under stock option agreements issued pursuant to the 2021 Equity Incentive Plan with a weighted average exercise price of $2.59 per share; and

•                       shares of our common stock reserved for future issuance under the 2021 Equity Incentive Plan (which is equal to 20% of our issued and outstanding common stock immediately after the consummation of this offering, less the number of outstanding option grants).

Convertible Promissory Notes

As of the date of this prospectus, we had outstanding Notes in an aggregate principal amount of approximately $770,500 with an interest rate of 10% per annum.

If not converted earlier, at the closing of this offering the aggregate principal amount and any accrued but unpaid interest on all notes will automatically convert into an aggregate of 118,546 shares of our common stock at an assumed conversion price of $6.50 per share. Please see “Certain Relationships and Related Party Transactions” for a more complete description of the Notes.

Warrants Offered in this Offering

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Series A Warrant and Series B Warrant, which are filed as an exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Series A Warrant and Series B Warrant.

Series A Warrants

The Series A Warrants issued in this offering entitle the registered holders to purchase common stock at a price equal to $[__] per share (which shall not be less than 100% of the public offering price per Unit), subject to adjustment as discussed below, immediately following the issuance of such Series A Warrants and terminating at 5:00 p.m., New York City time, five years after the closing of this offering.

The exercise price and number of shares of common stock issuable upon exercise of the Series A Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Series A Warrants will not be adjusted for issuances of shares of common stock at prices below its exercise price.

Exercisability.    The Series A Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Series A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise. Each Series A Warrant entitles the holder thereof to purchase one share of common stock. Series A Warrants are not exercisable for a fraction of a share and may only be exercised into whole numbers of shares. In lieu of fractional shares, we will, pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price and round down to the nearest whole share. Unless otherwise specified in the Series A Warrant, the holder will not have the right to exercise the Series A Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the holder’s election) of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Series A Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price.    The exercise price per share of common stock purchasable upon exercise of the Series A Warrants is $             per share, or 100% of the public offering price per Unit, and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per share of common stock, and other applicable charges and taxes are due and payable upon exercise.

Warrant Agent; Global Certificate.    The Series A Warrants will be issued in registered form under a warrant agency agreement between the warrant agent and us. The Series A Warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The name, address and telephone number of the warrant agent is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, New York 11598, (212) 828-8436.

Listing; Transferability.    We have applied for listing of the Series A Warrants on NASDAQ. However, without an active trading market, the liquidity of the Series A Warrants will be limited. We intend to have the Series A Warrants issued in registered form under the warrant agency agreement between us and the warrant agent. Subject to applicable laws, the Series A Warrants may be transferred at the option of the holders upon surrender of the Series A Warrants to the warrant agent, together with the appropriate instruments of transfer.

Adjustments; Fundamental Transaction.    The exercise price and the number of shares underlying the Series A Warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our shares of common stock, stock combinations or similar events affecting our shares of common stock. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our shares of common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock (each, a Fundamental Transaction), then following such Fundamental Transaction the holders of the Series A Warrants will be entitled to receive upon exercise of the Series A Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series A Warrants immediately prior to such Fundamental Transaction. Any successor to us or surviving entity will assume the obligations under the Series A Warrants.

Rights as a Shareholder.    Except by virtue of such holder’s ownership of our common stock, the holder of a Series A Warrant does not have rights or privileges of a shareholder, including any voting rights, until the holder exercises such Series A Warrant.

Redemption.    The Series A Warrants are callable by us in certain circumstances. Subject to certain exceptions, if, after 13 months from the initial exercise date of the Series A Warrants, (i) the volume weighted average price of our shares of common stock for 10 consecutive trading days (the “Measurement Period”), which Measurement Period shall not have commenced until 13 months after the initial exercise date of the Series A Warrants, exceeds 300% of the then exercise price, (ii) the average daily trading volume of our shares of common stock for such Measurement Period exceeds $1,000,000 per trading day, and (iii) the holders of the Series A Warrants are not in possession of any information that constitutes or might constitute, material non-public information which was provided by us, then we may, within one trading day of the end of such Measurement Period, upon notice to the holders of the Series A Warrants (a “Call Notice”), call for cancellation of all of the Series A Warrants for which a notice of exercise has not yet been delivered, or a Call, for consideration equal to $0.001 per warrant share. Any portion of a Warrant subject to such Call Notice for which a notice of exercise shall not have been received by us on the Call Date will be cancelled at 6:30 p.m. (New York City time) on the thirtieth day after the date the Call Notice is received by the holder (such date and time, the “Call Date”). Our right to call the Series A Warrants will be exercised with respect to all of the then issued and outstanding Series A Warrants.

Series B Warrants

The Series B Warrants issued in this offering entitle the registered holders to purchase common stock at a price equal to $[__] per share (which shall not be less than 100% of the public offering price per Unit), subject to adjustment as discussed below, immediately following the issuance of such Series B Warrants and terminating at 5:00 p.m., New York City time, one year after the closing of this offering.

The exercise price and number of shares of common stock issuable upon exercise of the Series B Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Series B Warrants will not be adjusted for issuances of shares of common stock at prices below its exercise price.

Exercisability.    The Series B Warrants are exercisable immediately upon issuance and at any time up to the date that is one year from the date of issuance. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise. Each Series B Warrant entitles the holder thereof to purchase one share of common stock. Series B Warrants are not exercisable for a fraction of a share and may only be exercised into whole numbers of shares. In lieu of fractional shares, we will, pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price and round down to the nearest whole share. Unless otherwise specified in the Series B Warrant, the holder will not have the right to exercise the Series B Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the holder’s election) of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Series B Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price.    The exercise price per share of common stock purchasable upon exercise of the Series B Warrants is $           per share, or 100% of the public offering price per Unit, and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per share of common stock, and other applicable charges and taxes are due and payable upon exercise.

Warrant Agent; Global Certificate.    The Series B Warrants will be issued in registered form under a warrant agency agreement between the warrant agent and us. The Series B Warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The name, address and telephone number of the warrant agent is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, New York 11598, (212) 828-8436.

Listing; Transferability.    There is no established trading market for the Series B Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Series B Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series B Warrants will be limited. Subject to applicable laws, the Series B Warrants may be transferred at the option of the holders upon surrender of the Series B Warrants to the warrant agent, together with the appropriate instruments of transfer.

Adjustments; Fundamental Transaction.    The exercise price and the number of shares underlying the Series B Warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our shares of common stock, stock combinations or similar events affecting our shares of common stock. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our shares of common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock (each, a Fundamental Transaction), then following such Fundamental Transaction the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series B Warrants immediately prior to such Fundamental Transaction. Any successor to us or surviving entity will assume the obligations under the Series B Warrants.

Rights as a Shareholder.    Except by virtue of such holder’s ownership of our common stock, the holder of a Series B Warrant does not have rights or privileges of a shareholder, including any voting rights, until the holder exercises such Series B Warrant.

Representative’s Warrants

We have agreed to sell to the representative of the underwriters of this offering, or its permitted designees, for nominal consideration, warrants to purchase 92,308 shares of our common stock as additional consideration to the underwriters in this offering (assuming an initial public offering price of $6.50 per Unit (the mid-point of the price range set forth on the cover page of this prospectus)). The representative’s warrants will have an exercise price equal to 110.0% of the public offering price in this offering and shall be exercisable during the five (5) year period commencing 180 days following the commencement of sales of the securities in this offering, which is also the effective date of the registration statement of which this prospectus is a part, and will contain customary “cashless” exercise and registration rights provisions. The warrants shall not be exercisable for a period of 180 days following the commencement of sale of the securities in this offering, which is also the date of effectiveness of the registration statement of which this prospectus forms a part. See “Underwriting — Representative’s Warrants.”

Florida Law and Certain Charter and Bylaw Provisions

Florida Anti-Takeover Law.    As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

•        The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

•        The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

•        The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•        The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our second amended and restated articles of incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) the board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by the board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Second Amended and Restated Articles of Incorporation and Bylaws.

Our second amended and restated articles of incorporation and second amended and restated bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

•        they provide that special meetings of shareholders may be called by the board of directors, on the call of its board of directors or the person or persons authorized to do so by the second amended and restated bylaws, or at the request in writing by shareholders of record owning at least 25% of the issued and outstanding voting shares of common stock; and

•        they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the board of directors.

Elimination of Monetary Liability for Officers and Directors

Pursuant to the FBCA, our second amended and restated articles of incorporation exclude personal liability for our directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner he believed to be in our best interests.

Indemnification of Officers and Directors

Our second amended and restated articles of incorporation also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the FBCA. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The name, address and telephone number of our stock transfer agent is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, New York 11598, (212) 828-8436.

Listing

We have applied to have our common stock and Series A Warrants listed on NASDAQ under the symbols “LUCY” and “LUCYW,” respectively. We do not intend to apply for the listing of the Series B Warrants on NASDAQ or any other securities exchange or nationally recognized trading system, and we do not expect a market for the Series B Warrants to develop.

Shares Eligible For Future Sale

Immediately prior to this offering, there was no public market for our common stock or Warrants. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares outstanding as of the date of this prospectus, upon the closing of this offering, approximately 7,717,194 shares of common stock will be outstanding, assuming an initial public offering price of $6.50 per Unit (the mid-point of the price range set forth on the cover page of this prospectus), no exercise of the Warrants included in the Units offered hereby and further assuming no exercise of the underwriters’ over-allotment option. Of the shares to be outstanding immediately after completion of the offering, all 1,538,461 shares sold in this offering will be freely tradable unless held by an affiliate of ours. Of the remaining 6,178,733 shares of common stock outstanding after this offering, 822,665 shares are, or will be, freely tradable without restriction immediately after the consummation of this offering, approximately 320,510 of these shares, representing shares not held by our “affiliates,” generally may be resold under SEC Rule 144 beginning 90 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholders and Maxim Group LLC, and 5,035,558 of these shares may be resold under SEC Rule 144 beginning 180 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholders and Maxim Group LLC and subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•        1% of the number of shares of our common stock then outstanding, which will equal approximately 89,712 shares immediately after this offering; and

•        the average weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of 4,976,942 of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

•        persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

•        our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Lock-up Agreements

We, all of our directors, officers, employees and the holders of 1.0% or more of the outstanding shares of our Common Stock as of the effective date of the registration statement of which this prospectus is a part have entered into lock-up agreements with respect to the disposition of their shares. See “Underwriting — Lock-Up Agreements” for additional information.

Equity Incentive Plans

We intend to file registration statements on Form S-8 under the Securities Act after the closing of this offering to register the shares of our common stock that are issuable pursuant to our 2021 Equity Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering, but in no event prior to the six months after the date of this prospectus. Accordingly, shares registered under the registration statements will be available for sale in the open market following their effective dates, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our units (each consisting of one share of our common stock , one Series A Warrant and one Series B Warrant) that are purchased in this offering by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Because the components of a unit are separable, the holder of a unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying share of our common stock, one Series A Warrant and one Series B Warrant components of the unit. As a result, the discussion below with respect to holders of shares of our common stock and Warrants should also apply to holders of units (as the deemed owners of the underlying share of our common stock and Warrants that constitute the units).

This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of a unit pursuant to this offering and hold the unit and each component of the unit as capital assets within the meaning of Section 1221(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion assumes that the shares of our common stock and Warrants will trade separately and that any distributions made (or deemed made) by us on the shares of our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars. This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of a unit by a prospective investor in light of its particular circumstances or that is subject to special rules under the U.S. federal income tax laws, including, but not limited to:

•        our officers, directors or other holders of our common stock or warrants;

•        banks and other financial institutions or financial services entities;

•        broker-dealers;

•        mutual funds;

•        retirement plans, individual retirement accounts or other tax-deferred accounts;

•        taxpayers that are subject to the mark-to-market tax accounting rules;

•        tax-exempt entities;

•        S-corporations, partnerships or other flow-through entities and investors therein;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        passive foreign investment companies;

•        controlled foreign corporations;

•        qualified foreign pension funds;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our voting shares;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•        persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code;

•        persons subject to the alternative minimum tax;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

The discussion below is based upon current provisions of the Code, applicable U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), judicial decisions and administrative rulings of the IRS, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly on a retroactive basis. Any such differing interpretations or change could alter the U.S. federal income tax consequences discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of units, shares of our common stock or Warrants that is for U.S. federal income tax purposes:

(i)     an individual who is a citizen or resident of the United States,

(ii)    a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia,

(iii)   an estate the income of which is subject to U.S. federal income taxation regardless of its source or

(iv)   a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under Treasury Regulations to be treated as a United States person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities (including branches) or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner or a partnership holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR UNITS. EACH PROSPECTIVE INVESTOR IN OUR UNITS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR UNITS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-UNITED STATES TAX LAWS

Personal Holding Company Status

We could be subject to a second level of U.S. federal income tax on a portion of our income if we are determined to be a personal holding company (a “PHC”) for U.S. federal income tax purposes. A U.S. corporation generally would be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations, pension funds and charitable trusts) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, certain royalties, annuities and, under certain circumstances, rents). If we are or were to become a PHC in a given taxable year, we would be subject to an additional PHC tax, currently 20%, on our undistributed PHC income, which generally includes our taxable income, subject to certain adjustments.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our common stock, one Series A Warrant and one Series B Warrant, with each Warrant exercisable to acquire one share of our common stock, and we intend to treat the acquisition of a unit in this manner. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between the one share of our common stock, the Series A Warrant and the Series B Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make its own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult its tax advisor regarding the determination of value for these purposes. The price allocated to each share of our common stock and each Warrant should constitute the holder’s initial tax basis in such share and such Warrant, respectively. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the share of our common stock, Series A Warrant and Series B Warrant comprising the unit, and the amount realized on the disposition should be allocated between the share of our common stock, Series A Warrant and Series B Warrant based on their respective relative fair market values at the time of disposition. The separation of the share of our common stock, Series A Warrant and the Series B warrant constituting a unit should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the shares of our common stock and Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its tax advisor regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of our common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants” below.

Dividends we pay to a corporate U.S. Holder generally will qualify for the dividends received deduction if certain holding period requirements are met. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally be taxed as qualified dividend income at the preferential tax rate for long-term capital gains. If the holding period requirements are not met, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants

A U.S. Holder generally will recognize capital gain or loss on a sale or other taxable disposition of our shares of common stock or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares of our common stock or Warrants exceeds one year. Long-term capital gains recognized by a non-corporate U.S. Holder are currently eligible to be taxed preferential rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the shares of our common stock or Warrants are held as part of units at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the shares of our common stock or Warrants based upon the then relative fair market values of the shares of our common stock and the Warrants included in the units) and (ii) the U.S. Holder’s adjusted tax basis in its shares of our common stock or Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its shares of our common stock and Warrants generally will equal the U.S. Holder’s acquisition cost (that is, the portion of the purchase price of a unit allocated to a share of our common stock or Warrant, as described above under “— Allocation of Purchase Price and Characterization of a Unit”) reduced, in the case of a share of our common stock, by any prior distributions treated as a return of capital. See “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s tax basis in a share of our common stock acquired pursuant to the exercise of a Warrant.

Redemption of Our Common Stock

In the event that a U.S. Holder’s shares of our common stock are redeemed or if we purchase a U.S. Holder’s shares of our common stock in an open market transaction (each referred to herein as a “redemption”), the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale or exchange of the shares of our common stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the shares of our common stock under the tests described below, the U.S. Holder will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants” above. If the redemption does not qualify as a sale or exchange of the shares of our common stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described above under “U.S. Holders — Taxation of Distributions.” Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of our shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as described in the following paragraph) relative to all of our shares outstanding both before and after such redemption. The redemption of our common stock generally will be treated as a sale or exchange of the shares of our common stock (rather than as a corporate distribution) if, within the meaning of Section 302 of the Code, such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only shares of our stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of our common stock which could be acquired pursuant to the exercise of the Warrants. In order to meet the “substantially disproportionate” test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of shares of our common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. The shares of our common stock may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of our shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of our shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of our stock. The redemption of the shares of our common stock will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders — Taxation of Distributions” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares of our common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Exercise, Lapse or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of our common stock on the exercise of a Warrant for cash. A U.S. Holder’s initial tax basis in a share of our common stock received upon exercise of the Warrant generally will equal the sum of the U.S. Holder’s initial investment in the Warrant (that is, the portion of the U.S. Holder’s purchase price for the units that is allocated to the Warrant, as described above under “— Allocation of Purchase Price and Characterization of a Unit”) and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the share of our common stock received upon exercise of the Warrants will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of our common stock received generally would equal the U.S. Holder’s tax basis in the Warrants exercised therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of our common stock will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of our common stock would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Warrants having an aggregate value (as measured by the excess of the fair market value of our common stock over the exercise price of the Warrants) equal to the exercise price for the total number of Warrants to be exercised (i.e., the Warrants underlying the number of shares of our common stock actually received by the U.S. Holder pursuant to the cashless exercise). The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. Such gain or loss would be long-term or short-term, depending on the U.S. Holder’s holding period in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the common stock received would equal the sum of the U.S. Holder’s tax basis in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant.

Alternative characterizations are also possible (including as a taxable exchange of all of the Warrants surrendered by the U.S. Holder for shares of our common stock received upon exercise). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Warrants for cash or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of our common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. Depending on the circumstances, such adjustments may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of shares of our common stock. Any such constructive distribution would generally be subject to tax as described under “U.S. Holders — Taxation of Distributions” above in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our units, common stock or Warrants that is not a U.S. Holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes, but such term generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required pursuant to an applicable income tax treaty, are not attributable to a permanent establishment of fixed base maintained by the Non-U.S. Holder in the United States), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares of our common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants” below. In addition, if we determine that we are or are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, including a distribution in redemption of shares of our common stock. See also “Non-U.S. Holders — Possible Constructive Distributions” for potential U.S. federal tax consequences with respect to constructive distributions.

Dividends that we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise, Lapse or Redemption of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a Warrant”

above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of Warrants for cash (or if we purchase Warrants in an open market transaction) would be similar to that described below in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants

Subject to the discussion of FATCA and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of shares of our common stock or Warrants (including an expiration or redemption of our Warrants), in each case without regard to whether such securities were held as part of a unit, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose. These rules may be modified for Non-U.S. Holders of Warrants. If we are or have been a “United States real property holding corporation” and you own Warrants, you are urged to consult your own tax advisor regarding the application of these rules.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will generally be subject to tax at the applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants will generally be subject to tax at applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. In addition, a buyer of our common stock or Warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. In general, we would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Redemption of Our Common Stock

The characterization for U.S. federal income tax purposes of any redemption of a Non-U.S. Holder’s shares of our common stock will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s shares of our common stock, as described under “U.S. Holders — Redemption of Our Common Stock” above, and the consequences of the redemption to the Non-U.S. Holder will be as described above under “Non-U.S. Holders — Taxation of Distributions” and “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock and Warrants,” as applicable.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of our common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. Depending on the circumstances, such adjustments may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The Non-U.S. Holders of the

Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of shares of our common stock. Any such constructive distribution would generally be taxed as described under “Non-U.S. Holders — Taxation of Distributions” above, in the same manner as if the Non-U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to our common stock and proceeds from the sale, exchange or redemption of shares of our common stock or Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to payments made to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Payments made to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information. All holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% in certain circumstances on payments of dividends (including constructive dividends) and, subject to the proposed Treasury Regulations discussed below, on proceeds from sales or other disposition of our securities paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, dividends and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition in respect of our units held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible effects of FATCA on their investment in our securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

Underwriting

Maxim Group LLC is acting as the representative of the underwriters of the offering (the “Representative”). We have entered into an underwriting agreement dated             , 2022 with the Representative, with respect to the Units being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per Unit, less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriter	Number of Units
Maxim Group LLC
Total

The underwriters are committed to purchase all the Units offered by us other than those covered by the over-allotment option described below, if any, are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated. The underwriters are not obligated to purchase the securities covered by the underwriters’ over-allotment option described below. The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an additional 230,769 shares of our common stock at a price of $           per (which is the public offering price of $            per Unit minus $0.01) and/or up to an additional 230,769 Series A Warrants to purchase up to 230,769 shares of common stock at a price of $0.01 per Series A Warrant and/or up to an additional 230,769 Series A Warrants to purchase up to 230,769 shares of common stock at a price of $0.01 per Series B Warrant, in each case, less the underwriting discounts and commissions set forth on the cover of this prospectus, in any combination thereof, to cover over-allotments, if any. To the extent that the Representative exercises this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock and/or Warrants as the number of Units to be purchased by it in the above table bears to the total number of Units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock and/or Warrants to the underwriters to the extent the option is exercised. If any additional shares of common stock and/or Warrants are purchased, the underwriters will offer the additional shares of common stock and/or Warrants on the same terms as those on which the other shares of common stock and/or Warrants are being offered hereunder. If this option is exercised in full, the total offering price to the public will be $           and the total net proceeds, before expenses and after the credit to the underwriting commissions described below, to us will be $          .

Discounts and Commissions; Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Unit	Total Without Over-allotment Option	Total With Full Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1.0%)(1)	$	$	$

____________

(1)      The non-accountable expense allowance will not be payable with respect to the representative’s exercise of the over-allotment option, if any.

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1.0% of the gross proceeds received at the completion of the offering. The non-accountable expense allowance of 1.0% is not payable with respect to any shares sold upon exercise of the representative’s over-allotment option.

We have also paid an expense deposit of $25,000 to the Representative and will pay an additional $25,000 expense deposit to the Representative concurrently with the filing with the Commission of the registration statement of which this prospectus forms a part, which will be applied against the accountable expenses that will be paid by us to the Representative in connection with this offering. The combined $50,000 expense deposit will be returned to us to the extent not actually incurred. The underwriting agreement also provides that in the event the offering is terminated, the combined $50,000 expense deposit paid to the Representative will be returned to us to the extent that offering expenses are not actually incurred by the Representative in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A).

The underwriters propose to offer the Units offered by us to the public at the public offering price per Unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Units to other securities dealers at such price less a concession of $               per Unit. After the initial offering, the public offering price and concession to dealers may be changed.

We have also agreed to reimburse the Representative for reasonable out-of-pocket expenses not to exceed $150,000 in the aggregate. We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount, will be approximately $742,898.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock and/or Warrants offered hereby to any accounts over which they have discretionary authority.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Lock-Up Agreements

We and our officers and directors, and the holders of 1.0% or more of the outstanding shares of our common stock as of the effective date of the registration statement of which this prospectus is a part, have agreed, subject to limited exceptions, for a period of six (6) months after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Pricing of this Offering; Market Information

Prior to this offering, there has been no public market for our common stock or Warrants. The initial public offering price was determined through negotiations between us and the Representative. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

•        the information included in this prospectus and otherwise available to the Representative;

•        the valuation multiples of publicly traded companies that the Representative believes to be comparable to us;

•        our financial information;

•        our prospects and the history and the prospects of the industry in which we compete;

•        an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•        the present state of our development; and

•        the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock and Warrants may not develop. It is also possible that after the offering our common stock and Warrants will not trade in the public market at or above the public offering price.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted designees) warrants to purchase up to a total of 92,308 shares of common stock (6.0% of the shares of common stock issued in this offering, including the over-allotment, if any, assuming an initial public offering price of $6.50 per Unit (the mid-point of the price range set forth on the cover page of this prospectus)). The representative’s warrants will be exercisable at any time, and from time to time, in whole or in part, during the five (5) year period commencing 180 days from the commencement of sales of the common stock and the Warrants in this offering, which is also the effective date of the registration statement of which this prospectus is a part, which period is in compliance with applicable FINRA rules. The representative’s warrants are exercisable at a per share price equal to $               per share, or 110% of the public offering price per share of common stock issued in this offering (based on the assumed public offering price of $               per share). The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these representative’s warrants or the securities underlying these representative’s warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the representative’s warrants or the underlying securities for a period commencing 180 days from the commencement of sales of the common stock and warrants in this offering. In addition, the representative’s warrants provide for cashless exercise and registration rights upon request, in certain cases. The unlimited piggyback registration rights provided will not be greater than three (3) years from the closing date of the offering in compliance with applicable FINRA rules (provided such registration rights will not apply to any universal shelf registration statement). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the representative’s warrants. The exercise price and number of shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger, or consolidation. However, the exercise price of the representative’s warrants or underlying shares of common stock will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

Subject to the closing of this offering, for a period of eighteen (18) months after the closing of the offering, Maxim Group LLC (“Maxim”) shall have a right of first refusal to act as underwriter and book-running manager and/or placement agent for any and all future public or private equity and debt (excluding commercial bank debt and other customary exceptions) offerings undertaken during such period by us, or any of our successors or subsidiaries. We and Maxim agree that the provisions of the preceding sentence shall not be applicable to financing provided by or solicited from any person or entity who is a holder of our debt or equity as of July 29, 2021.

Nasdaq Capital Market Listing

We have applied to have our common stock and Series A Warrants listed on Nasdaq under the symbols “LUCY” and “LUCYW,” respectively. No assurance can be given that our listing application will be approved by the Nasdaq Capital Market. We do not intend to apply for the listing of the Series B Warrants on NASDAQ or any other securities exchange or nationally recognized trading system, and we do not expect a market for the Series B Warrants to develop.

Transfer Agent and Registrar and Warrant Agent

The name, address and telephone number of our stock transfer agent and warrant agent is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, New York 11598, (212) 828-8436.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•        Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of common stock and Warrants may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock and Warrants. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Other

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for the services provided in connection with this offering and other than as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Notice to Prospective Investors in Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriter(s) provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases securities will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no common stock has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•        to legal entities which are qualified investors as defined under the Prospectus Regulation;

•        by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Experts

The financial statements of Innovative Eyewear, Inc. as of December 31, 2021 and 2020 and for each of the periods then ended included in this Registration Statement, of which this Prospectus forms a part, have been so included in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered hereby. Certain matters are being passed on for the underwriters by Blank Rome LLP, New York, New York.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.lucyd.co, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Innovative Eyewear, Inc.
Miami, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Innovative Eyewear, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s evaluations of the events and conditions and management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

/s/ CHERRY BEKAERT LLP
Tampa, Florida
March 22, 2022

INNOVATIVE EYEWEAR, INC.
BALANCE SHEETS
December 31, 2021 and December 31, 2020

	2021	2020
TOTAL ASSETS
Current Assets
Cash and cash equivalents	$79,727	$27,023
Accounts receivable	43,394	—
Prepaid expenses	68,381	25,000
Deferred offering costs	111,149	—
Inventory prepayment	64,715	85,740
Inventory	275,501	4,040
Other current assets	1,460	—
Total Current Assets	644,327	141,803

Non-Current Assets
Patent costs, net	87,306	69,213
Capitalized software costs	72,400	—
Property and equipment, net	20,284	—
TOTAL ASSETS	$824,317	$211,016

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$167,050	$51,410
Due to Parent and Affiliates	160,722	114,901
Related party convertible debt	289,029	599,542
Total Current Liabilities	616,801	765,853

TOTAL LIABILITIES	616,801	765,853

Stockholders’ Equity (Deficit)
Common stock (50,000,000 shares authorized, 6,060,187 and 4,131,469 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively, at par value $0.00001)	60	41

Additional paid-in capital	4,842,836	845,417
Stock subscription receivable	(11,226)	(20,647)
Accumulated deficit	(4,624,154)	(1,379,648)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	207,516	(554,837)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$824,317	$211,016

INNOVATIVE EYEWEAR, INC.
STATEMENTS OF OPERATIONS
For the years ended December 31, 2021 and December 31, 2020

	2021	2020
Revenues, net	$690,670	$56,997
Less: Cost of Goods Sold	(542,416)	(74,266)
Gross profit/(loss)	148,254	(17,269)

Operating Expenses:
General and administrative	(1,386,079)	(316,115)
Sales and marketing	(1,771,012)	(152,731)
Research & development	(86,261)	(36,894)
Related party management fee	(109,975)	(130,000)
Impairment expense	—	(112,329)
Total Operating Expenses	(3,353,327)	(748,069)

Other Income	—	2,120
Interest Expense	(39,433)	(4,966)
Total Other (Expense)	(39,433)	(2,846)

Net Loss	$(3,244,506)	$(768,184)

Weighted average number of shares outstanding	5,245,622	2,960,289
Earnings per share, basic and diluted	$(0.62)	$(0.26)

INNOVATIVE EYEWEAR, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended December 31, 2021 and December 31, 2020

	Common Stock		Additional Paid-in Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balances, December 31, 2019	—	$—	$127,639	$—	$(611,464)	$(483,825)
Shares issued for contribution of assets from Parent and Affiliates	3,750,000	38	395,143	—	—	395,181
Issuance of shares, net of offering expenses of $222,962	381,469	3	146,969	(20,647)	—	126,325
Forgiveness of amounts due to related party	—	—	94,021	—	—	94,021
Stock based compensation	—	—	81,645	—	—	81,645
Net loss	—	—	—	—	(768,184)	(768,184)
Balances, December 31, 2020	4,131,469	$41	$845,417	$(20,647)	$(1,379,648)	$(554,837)
Shares issued for conversion of related party convertible note	1,172,115	12	2,179,760	—	—	2,179,772
Issuance of shares, net of offering costs of $351,411	756,603	7	482,724	(44,763)	—	437,968
Collection of stock subscription receivable	—	—	—	54,184	—	54,184
Stock based compensation	—	—	1,334,935	—	—	1,334,935
Net loss	—	—	—	—	(3,244,506)	(3,244,506)
Balances, December 31, 2021	6,060,187	$60	$4,842,836	$(11,226)	$(4,624,154)	$207,516

INNOVATIVE EYEWEAR, INC.
STATEMENTS OF CASH FLOWS

For the years ended December 31, 2021 and December 31, 2020

Operating Activities
Net (Loss)	$(3,244,506)	$(768,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	7,179	994
Depreciation	498	—
Impairment	—	112,329
Non cash interest expense	1,251	4,966
Stock compensation expense	1,334,935	81,645
Expenses paid by parent and affiliates	867,618	536,211
Changes in operating assets and liabilities:
Accounts receivable	(43,394)	—
Accounts payable and accrued expenses	157,536	46,444
Prepaid expenses	(43,381)	(25,000)
Inventory	(250,436)	(29,668)
Other current assets	(1,460)	—
Net cash flows from operating activities	(1,214,160)	(40,263)

Investing Activities
Patent costs	(25,272)	(59,039)
Purchases of property and equipment	(20,782)	—
Capitalized software expenditures	(72,400)	—
Net cash flows from investing activities	(118,454)	(59,039)

Financing Activities
Proceeds from issuance of shares net of offering expenses	492,152	126,325
Payment of deferred offering cost	(111,149)	—
Proceeds from related party agreements	1,061,500	—
Repayments of related party agreements	(57,185)	—
Net cash flows from financing activities	1,385,318	126,325

Net Change In Cash	52,704	27,023

Cash at Beginning of Year	27,023	—
Cash at End of Year	$79,727	$27,023
	2021	2020
Significant Non-Cash Transaction
Expenses paid for by Parent reported as increase in Due to Parent and Affiliates and related party convertible debt	867,618	536,211
Forgiveness of amounts Due to Related Party recorded as an increase in Additional Paid in Capital	—	94,021
Shares issued for contribution of assets from parent and affiliates (intangible assets)	—	123,497
Shares issued for contribution of assets from parent and affiliates (inventory)	—	60,112
Shares issued for settlement of due to parent and affiliates	—	211,572
Shares issued from conversion of related party convertible debt	2,179,772	—

INNOVATIVE EYEWEAR, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2021 and December 31, 2020

NOTE 1 — GENERAL INFORMATION

General Information — INNOVATIVE EYEWEAR, INC., (“the “Company” or “we”) is a corporation organized under the laws of the State of Florida. The Company is a subsidiary of Lucyd, Ltd. (the “Parent” or “Lucyd”), who is a wholly-owned subsidiary of Tekcapital Plc, through Tekcapital Europe, Ltd (collectively the “Parent and Affiliates”). The principal activity of the Company is designing, manufacturing and selling smart eyewear through its e-commerce channels and retail distribution.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included. The results of operations for the year ended December 31, 2021, are not necessarily indicative of the results to be expected for future periods or the full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly given the significant social and economic disruptions and uncertainties associated with the ongoing coronavirus pandemic (“COVID-19”) and COVID-19 control responses.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before product is shipped. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced any significant write-downs in its accounts receivable balances. As of December 31, 2021 and December 31, 2020, the Company had no allowance for bad debt.

Sales Taxes

Various states impose a sales tax on the Company’s sales to non-exempt customers. The Company collects the sales tax from customers and remits the entire amount to each respective state. The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenue and cost of sales.

Capitalized Software

The Company incurred software development costs related to development of the Vyrb app. The Company capitalized these costs in accordance with ASC 985-20, Software — Costs of Software to be Sold, Leased, or Marketed, considering it is the Company’s intention to market and sell the software externally. Planning, designing, coding and testing occurred necessary to meet Vyrb’s design specifications. As such, all coding, development and testing costs incurred subsequent to establishing technical feasibility were capitalized. We have launched a beta version of the Vyrb application in December 2021 that demonstrates the functionality of the software. We expect an estimated useful life of five years from this product.

INNOVATIVE EYEWEAR, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2021 and December 31, 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventory

Our inventory includes purchased eyewear and is stated at the lower of cost or net realizable value, with cost determined on a specific identification method of inventory costing which attaches the actual cost to an identifiable unit of product. Provisions for excess, obsolete or slow-moving inventory are recorded after periodic evaluation of historical sales, current economic trends, forecasted sales, estimated product life cycles and estimated inventory levels. No provisions were determined as needed at December 31, 2021 or 2020. In accordance with the donation policy started in May 2021, we donate an optical frame for every Lucyd Lyte sold. During the year ended December 31, 2021, we donated total of $10,892 of glasses to charitable organizations. The amount was recorded at historical cost under General and Administrative Expenses.

As of December 31, 2021, the Company recorded an inventory prepayment in the amount of $64,715 related to down payment on eyewear purchased from the manufacturer, prior to shipment of the product that occurred after December 31, 2021. As of December 31, 2020, the Company recorded an inventory prepayment in the amount $85,740 for inventory paid for during 2020 but shipped after December 31, 2020.

Intangible Assets

Intangible assets as of December 31, 2021 and 2020 relate to patents costs received in conjunction with the initial capitalization of the Company and internally developed utility and design patents. The Company amortizes these assets of the estimated useful life of the patents.

The Company reviews its intangibles assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In May 2020, the Company terminated a license agreement that was obtained during the initial capitalization of the Company. As a result, the related costs associated with this license agreement were written off and an impairment charge totaling $112,000 was recognized in 2020.

Property and Equipment

Property and equipment are depreciated using the straight-line method over the estimated useful lives or lease terms if shorter. Depreciation expense for 2021 and 2020 was $498, and $0 respectively. For income tax purposes, accelerated depreciation methods are generally used. Repair and maintenance costs are expensed as incurred.

Property & Equipment	As of December 31,		Estimated Useful Lives (in Years)
	2021	2020
Mobile Kiosk Display	$18,120	$—	3 years
Computer Equipment	2,662	—	3 Years
Property and equipment, gross	20,782	—

Less: Accumulated depreciation	(498)	—
Property and equipment, net	$20,284	$—

Income Taxes

The Company accounts for income taxes under an asset and liability approach that recognizes deferred tax assets and liabilities based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company follows a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. The guidance relates to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. Any interest and penalties accrued related to uncertain tax positions are recorded in tax expense.

INNOVATIVE EYEWEAR, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2021 and December 31, 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company assesses the realizability of its net deferred tax assets on an annual basis. If, after considering all relevant positive and negative evidence, it is more likely than not that some portion or all of the net deferred tax assets will not be realized, the Company will reduce the net deferred tax assets by a valuation allowance. The realization of net deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of net operating loss carryforwards.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and directors in accordance with FASB ASC Topic 718, which requires that compensation expense be recognized in the financial statements for stock-based awards based on the grant date fair value. For stock option awards, the Black-Scholes-Merton option pricing model was used to estimate the fair value of share-based awards. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and share price volatility. The expected term of the stock options was estimated based on the simplified method as allowed by Staff Accounting Bulletin 107 (SAB 107).

The share price volatility at the grant date is estimated using historical stock prices based upon the expected term of the options granted, using stock prices of comparably profiled public companies. The risk-free interest rate assumption is determined using the rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

We note that the fair value of common stock used in the option pricing model in 2020 and 2021, was determined using the most recent price paid by independent investors through Regulation Crowdfund (“REG CF”) securities offering undertaken by the Company. For majority of time during which stock option awards were granted by the Company in 2021 and 2020, the Company has been raising funds from investors under Regulation CF campaigns, with significant number of transactions from both accredited and non-accredited investors.

The pre-money valuation determining price per share was agreed upon each time with the crowdfund platform, who has a great deal of experience in setting the proper pre-money valuations for companies that list on their platforms. The determination was made using Company’s business progress.

Revenue Recognition

Our revenue is generated from the sales of prescription and non-prescription optical glasses, sunglasses and shipping charges, which are charged to the customer, associated with these purchases. We sell products through our retail store resellers, distributors and on our own website Lucyd.co and on Amazon.

To determine revenue recognition, we perform the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, we assess the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

All revenue, including sales processed online and through our retail store resellers and distributors, is reported net of sales taxes collected from customers on behalf of taxing authorities, returns and discounts.

For sales generated through our e-commerce channels, we identify the contract with a customer upon online purchase of our eyewear and transaction price at the manufacturer suggested retail price (“MSRP”) for non-prescription, polarized sunglass and blue light blocking glasses across all of our online channels. Our e-commerce revenue is recognized upon meeting of the performance obligation when the eyewear is shipped to end customers. Only U.S. consumers enjoy free USPS first class postage, with faster delivery options available for extra cost, for sales processed through our website and on Amazon. For Amazon sales, shipping is free for U.S consumers while international customers pay shipping charges on top of MSRP. Any costs associated with fees charged by the online platforms (Shopify for Lucyd.co website and Amazon) are not recharged to customers and are recorded as a component of cost of goods sold as incurred. The Company charges applicable state sales taxes in addition to the MSRP for both online channels and all other marketplaces on which the company sells products.

INNOVATIVE EYEWEAR, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2021 and December 31, 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For sales to our retail store partners, we identify the contract with a customer upon receipt of an order of our eyewear through our Shopify wholesale portal or direct purchase order. Our revenue is recognized upon meeting the performance obligation which is delivery of the Company’s eyewear products to the retail store and also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to the retail store partners includes volume discounts, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale retail orders, no e-commerce fees are applicable.

For sales to distributors, we identify the contract with a customer upon receipt of an order of our eyewear through a direct purchase order. Our revenue is recognized upon meeting the performance obligation, which is delivery of our eyewear products to the distributor and is also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to distributors includes volume discounts, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale distributor orders, no e-commerce fees are applicable.

The Company’s sales do not contain any variable consideration.

We allow our customers to return our products, subject to our refund policy, which allows any customer to return our products for any reason within the first:

•        7 days for sales made through our website (Lucyd.co)

•        30 days for sales made through Amazon

•        30 days for sales to wholesale retailers and distributors

For all of our sales, at the time of sale, we establish a reserve for returns, based on historical experience and expected future returns, which is recorded as a reduction of sales. Additionally, we reviewed all individual returns received in January 2022 pertaining to orders processed prior to December 31, 2021. As a result, the Company recorded $22,266 in allowance for sales returns as of December 31, 2021. As of December 31, 2020, no allowance for sales returns was necessary.

Shipping and Handling

Costs incurred for shipping and handling are included in cost of revenue at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenues.

Earnings/loss per share

The Company presents earnings and loss per share data by calculating the quotient of earnings/(loss) and loss divided by the number of common shares outstanding (common shares as of December 31, 2021) as required by ASC 260-10-50. As of December 31, 2021, all shares underlying the related party convertible debt and common stock options were excluded from the earnings per share calculation due to their anti-dilutive effect.

Recent Accounting Pronouncements

In February 2017, FASB issued ASU No. 2016-02, “Leases (Topic 842),” that requires organizations that lease assets, referred to as “lessees,” to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The Company adopted ASU 2016-02 as of January 1, 2021. Company’s management determined it had no material impact on financial statements due to the lack of long-term leasing arrangements.

In May 2018, FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contract’s in Entity’s Own Equity. The guidance in ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with

INNOVATIVE EYEWEAR, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2021 and December 31, 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification. The amendments in ASU 2020-06 further revise the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. The Company adopted ASU 2020-06 as of January 1, 2021. Company’s management determined it had no material impact on financial statements due to the lack of beneficial conversion features.

Subsequent Events

The Company has evaluated subsequent events through March 29, 2022, in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.

NOTE 3 — GOING CONCERN

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, changes in regulations or restrictions in imports, competition or changes in consumer taste including the economic impacts from the COVID-19 pandemic. These adverse conditions could affect the Company’s financial condition and the results of its operations.

The Company meets its day to day working capital requirements through monies raised through sales of eyewear and issues of equity including crowdfunding. The Company also has issued a convertible note held by its parent company. Company’s forecasts and projections indicate that the Company expects to have sufficient cash reserves and future income to operate within the level of its current facilities. Whilst it is the Company’s intention to rely on the available cash reserves, future income generated from its product sales, a negative variance in the forecasts and projections would make the Company’s ability to continue as a going concern dependent on an additional fund raise. Based on these factors, there is substantial doubt about the Company’s ability to continue as a going concern.

NOTE 4 — INCOME TAX PROVISION

The following is a reconciliation of tax computed at the statutory federal rate to the income tax benefit in the statements of operations:

	2021	2020
Income tax benefit at the statutory federal rate	$681,346	$149,208
State income tax benefits, net of federal benefit	110,647	32,683
Change in valuation allowance	(791,993)	(181,891)
Total	—	—

The components of the Company’s deferred tax assets are as follows:

	2021	2020
Deferred tax assets:
Stock-based compensation	$359,032	$—
Other – net	6,757	—
Net operating losses – federal	534,771	149,208
Net operating losses – state	110,647	32,683
	1,011,207	181,891
Less Valuation Allowance	(1,011,207)	(181,891)
Net deferred tax assets	$—	$—

INNOVATIVE EYEWEAR, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2021 and December 31, 2020

NOTE 4 — INCOME TAX PROVISION (cont.)

The authoritative guidance requires the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered.

The guidance also requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, length of carryback and carryforward periods and existing contracts that will result in future profits. After reviewing all the evidence, the company has recorded a full valuation allowance.

At December 31, 2021, the Company had federal and state net operating loss carryforwards of $2,547,000 which do not expire.

The Company files Federal and Florida tax returns. The years that remain subject to examination are the years ended December 31, 2020 and December 31, 2021. Interest and penalties, if any, related to income tax liabilities are included in income tax expense. As of December 31, 2021, the Company does not have a liability for uncertain tax positions.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act, (“CARES Act”), was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, and modifications to the net interest deduction limitations. While the Company continues to evaluate the impact of the CARES Act, it does not currently believe it will have a material impact on the Company’s income taxes or related disclosures.

NOTE 5 — INTANGIBLE ASSETS

	As of December 31,
Finite-lived intangible assets	2021	2020
Patent Costs	$95,480	$70,207
Intangible assets, gross	95,480	70,207

Less: Accumulated amortization	(8,174)	(994)
Intangible assets, net	$87,306	$69,213

Amortization expense totaled approximately $7,200 and $1,000 for the years ended December 31, 2021 and 2020, respectively. Future amortization is expected to approximate $8,000 per year.

NOTE 6 — RELATED PARTY ADVANCES AND OTHER INTERCOMPANY AGREEMENTS

Convertible Note and Due to Parent and Affiliates

During 2021 and 2020, the Company had the availability, but not the contractual right to intercompany financing from the Parent and Affiliates in the form of either cash advances or borrowings under a convertible note (as discussed below).

On December 1, 2020, the Company issued a convertible note to its Parent and Affiliates for up to $2,000,000 that bears interest at 10% per annum, which includes the option to convert the debt into the Company’s common stock at market price. The note can be converted into shares of common stock of the Company upon occurrence of certain conversion events, as defined. Subsequently to issuing the note, the Company reclassified its existing payable due to Parent and Affiliates of $599,542 to related party convertible note on its balance sheet and incurred $4,966 in interest expense which is included in Trade and other payables in the accompanying December 31, 2020 balance sheet.

INNOVATIVE EYEWEAR, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2021 and December 31, 2020

NOTE 6 — RELATED PARTY ADVANCES AND OTHER INTERCOMPANY AGREEMENTS (cont.)

On June 1, 2021, the Company converted related party borrowings totaling $778,500 into 778,500 shares of common stock at $1 each. On September 5, 2021, the Company converted related party borrowings totaling $500,002 into 140,449 shares of common stock at $3.56 each.

On November 1, 2021, the Company amended and restated its December 1, 2020, convertible note agreement with Parent and Affiliates, increasing the amount of available financing from $2,000,000 to $3,000,000.

On November 16, 2021, the Company converted related party borrowings totaling $901,271 into 253,166 shares of common stock at $3.56 per share.

Management Service Agreement

In 2020, The Company entered into a management services agreement with a related party (related through common ownership). The Company is billed $25,000 quarterly. While the agreement does not stipulate a specific maturity date, it can be terminated with 30 calendar days written notice by any party. The related party provides the following services:

•        Provision of support and advise to the Company in accordance with their area of expertise

•        Undertake research, technical review, legal review, recruitment, software development, marketing, public relations and advertisement

•        Provide advice, assistance and consultation services to support the Company or in relation to any other related matter

•        Rent-free office space.

During year ended December 31, 2021 incurred $100,000 under its agreement with Tekcapital Europe Ltd. Additionally, the Company’s Parent and Affiliates incurred $9,975 and $80,000 in 2021 and 2020 respectively in management charges on behalf of the Company.

The outstanding unpaid balance of $0 and $50,000 as of December 31, 2021 and December 31, 2020 respectively, were included in the Convertible Note balances discussed above.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not currently involved in or aware of threats of any litigation.

Leases

Our executive offices are located at 11900 Biscayne Blvd., Suite 630 Miami, Florida 33181. Our executive offices are provided to us by the parent of our majority stockholder, Tekcapital. Since, June 1, 2020, we have paid Tekcapital $25,000 per fiscal quarter for office space, utilities, advisory services and any other services. We consider our current office space adequate for our current operations.

Commitments

See related party management services agreement discussed in Note 6.

INNOVATIVE EYEWEAR, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2021 and December 31, 2020

NOTE 8 — SHAREHOLDERS’ EQUITY

Conversion to Corporation

On March 26, 2020, the Company converted from a limited liability company into a corporation.

Pursuant to a resolution on July 1, 2021, the Company authorized 15,000,000 undesignated preferred stock shares, none issued or outstanding as of December 31, 2021. and 50,000,000 common stock shares.

Crowdfunded Offering

In 2020, the Company offered securities in a Regulation CF campaign and raised $369,930 through the issuance of 381,469 shares. The Company incurred $222,962 in offering costs associated with the Crowdfunded Offering and has reduced the additional paid-in capital by the amount of the offering costs. Terms of the crowdfund investment round included pricing discounts on the Company’s products and access to an exclusive investors club.

In April 2021, the Company concluded its crowdfund launched in 2020, with the Company raising additional $683.655 in the year ended December 31, 2021, offset by $235,888 in offering costs.

In July 2021, the Company launched its second Crowdfunded offering of common stock in which it raised $149,480, amounting to 45,355 shares, offset by $115,523 in offering costs.

NOTE 9 — STOCK BASED COMPENSATION

On July 1, 2021, an Equity Incentive Plan was approved, allowing for total of 20% of our issued and outstanding common stock immediately after the consummation of the initial public offering, less the number of outstanding option grants), or 1,124,043, of total issued shares to be available for the grant of awards under the Plan. 1,685,000 option awards were granted by the Company prior to the approval of the Plan, while 647,500 option awards were granted subject to the Plan.

During the year ended December 31, 2021, the Company, granted 1,687,500 option awards, of which 1,347,500 vest ratably over time and 340,000 vest based on certain performance conditions, which the Company believes are probable of occurring.

The fair value of options granted is expensed over the vesting period and is calculated using the Black-Scholes model. The underlying assumptions used in the option-pricing model for options grants made during 2021 and 2020 are as follows:

	2021	2020
Attribute	Input
Share price at date of grant	$1.00 – $5.00	$1.00
Options life in years	2 – 3	3
Risk free rate	0.16% – 0.44%	0.36%
Expected volatility	121% – 151%	112%
Expected dividend yield	0	0
Grant date fair value of options	$0.71 – $3.46	$0.71

The weighted average grant date fair value of options outstanding was $1.84. Volatility was calculated using historical share price performance of peer companies in the 2 to 3-year period prior to option grant.

INNOVATIVE EYEWEAR, INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2021 and December 31, 2020

NOTE 9 — STOCK BASED COMPENSATION (cont.)

Details of the number of share options and the weighted average exercise price outstanding as of and during the years ended December 31, 2021 and 2020 are as follows:

	Av. Exercise price per share $	Options (Number)
As at January 1, 2020	—	—
Granted	1.00	645,000
Exercised	—	—
Forfeited	—	—
As at December 31, 2020	1.00	645,000
Exercisable as at December 31, 2020	1.00	62,500

As at January 1, 2021	1.00	645,000
Granted	3.23	1,687,500
Exercised	—	—
Forfeited	—	—
As at December 31, 2021	2.61	2,332,500
Exercisable as at December 31, 2021	1.87	395,269

The weighted average remaining contractual life is 1.76 years. The weighted average exercise price of options granted during the year was $3.23. The range of exercise prices for options outstanding at the end of the year was $1.00 – $5.00. Unrecognized stock compensation expense of $2,390,331 remains to be recognized over next 2 years related to options granted during year ended December 31, 2021 and $206,205 remains to be recognized over next 2 years related to options granted prior to January 1, 2021.

1,538,461 Units consisting of
1,538,461 Shares of Common Stock
1,538,461 Series A Warrants to Purchase 1,538,461 Shares of Common Stock and
1,538,461 Series B Warrants to Purchase 1,538,461 Shares of Common Stock

_______________________________

PROSPECTUS

_______________________________

Sole Book-Running Manager

Maxim Group LLC

            , 2022

Through and including         , 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$3,303
FINRA filing fee	$1,896
NASDAQ initial listing fee	$45,000
Transfer agent and registrar fees	$199
Accounting fees and expenses	$17,500
Legal fees and expenses	$500,000
Printing expenses	$25,000
Total	$592,898

Item 14. Indemnification of Directors and Officers

The Florida Business Corporation Act (the “FBCA”) provides that a corporation may indemnify a director or officer against liability if the director or officer acted in good faith, the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or an officer except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if such director or officer is not entitled to indemnification.

Our amended and restated articles of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by FBCA, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the FBCA. We do not currently maintain director and officer liability insurance on behalf of our director and officers; however, we intend to so purchase and maintain such insurance when economically feasible.

Additionally, our second amended and restated articles of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our second amended and restated articles of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the FBCA. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws, which will be in effect upon the consummation of this offering, shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the FBCA Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the FBCA, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws, which will be in effect upon the consummation of this offering.

Our obligation to provide indemnification under our bylaws, which will be in effect upon the consummation of this offering, shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws, which will be in effect upon the consummation of this offering, of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, the FBCA shall, for the purposes of our bylaws, which will be in effect upon the consummation of this offering, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws, which will be in effect upon the consummation of this offering, shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws, which will be in effect upon the consummation of this offering, does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant plans to enter into an underwriting agreement, which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

During the last three years, the Company has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, though their relationships with the Company, to information about the Company.

Original Issuance of Stock

On March 26, 2020, the Company issued an aggregate of 3,750,000 shares of common stock to Lucyd Ltd. as part of the consideration for the Company entering into an exclusive licensing agreement with Lucyd Ltd.

Convertible Promissory Notes

On December 1, 2020, we issued a convertible note for an aggregate principal amount of up to $2,000,000 to Lucyd Ltd., the majority stockholder of the Company (the “Note”). On June 1, 2021, we completed the partial conversion of $778,500 of the outstanding balance on the Note into an aggregate of 778,500 shares of common stock. On September 5, 2021, we completed the partial conversion of an aggregate of $500,002 of the outstanding balance on the Note, at $3.56 per share, into an aggregate of 140,449 shares of common stock. On November 1, 2021, the Company executed an amended and restated Note, increasing the amount of available financing from $2,000,000 to $3,000,000. On November 16, 2021, we completed the partial conversion of an aggregate of $901,270.96 of the outstanding balance on the Note, at $3.56 per share, into an aggregate of 253,166 shares of common stock. As of March 29, 2022, $770,500 remains outstanding on the Note.

The Note has an interest rate of 10.0 % per annum, is unsecured, matures on December 1, 2023 and provide for conversion, at the election of Lucyd Ltd., into our common stock upon the earlier of (i) the Company consummating an equity financing pursuant to which it raises an aggregate amount of not less than $750,000, (ii) the Company entering into a transaction pursuant to which the Company sells not less than 10% of the Company’s shares, excluding any and all convertible notes which are convertible into shares, (iii) the Company lists its shares on a national securities exchange or (iv) the holder determines to convert the Note. If not converted earlier, upon the closing of this offering, the Notes will convert into 118,546 shares of our common stock at a conversion price equal to $6.50 per share. The principal amount and accrued but unpaid interest under each note will automatically convert into shares of our common stock at the stated conversion price per share.

Regulation CF Offerings

In June 2020, the Company commenced an offering pursuant to Regulation CF of the Securities Act, through the intermediary portal, StartEngine.com, pursuant to which we offered shares of our common stock for $1.00 per share. The offering was terminated in April 2021 and we issued 1,091,717 shares of common stock for aggregate gross proceeds of $1,091,717.

On July 12, 2021, the Company issued an aggregate of 1,000 shares of common stock for $1.00 per share to an individual investor, pursuant to a subscription agreement with the Company, for aggregate gross proceeds of $1,000.

In July 2021, the Company launched its second Crowdfunded offering of common stock in which it raised $149,480, amounting to 45,355 shares, offset by $115,523 in offering costs.

Stock Options

Since our inception, we have issued options exercisable for an aggregate of 2,332,500 shares of common stock. These options have a weighted average exercise price of $2.59 per share.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of Innovative Eyewear, Inc.*
3.2	Form of Second Amended and Restated Articles of Incorporation of Innovative Eyewear, Inc.*
3.3	Amended and Restated Bylaws of Innovative Eyewear, Inc.*
3.4	Form of Second Amended and Restated Bylaws of Innovative Eyewear, Inc.*
4.1	Form of Representative’s Warrant*
4.2	Form of Series A Warrant*
4.3	Form of Series B Warrant*
4.4	Form of Warrant Agency Agreement between Innovative Eyewear, Inc. and VStock Transfer, LLC*
5.1	Opinion of Ellenoff Grossman & Schole LLP*
10.1	License Agreement between Innovative Eyewear, Inc. and Lucyd Ltd.*
10.2	Addendum to the License Agreement between Innovative Eyewear, Inc. and Lucyd Ltd.*
10.3	Management Agreement between Innovative Eyewear, Inc. and Tekcapital Europe Ltd.#*
10.4	Convertible Note, dated December 1, 2020, issued to Lucyd Ltd.*
10.5	Intercompany Loan and Debt Transfer Agreement, dated June 1, 2021, by and among Innovative Eyewear, Inc., Lucyd Ltd., Tekcapital pk, Tekcapital Europe Ltd. and Tekcapital LLC*
10.6	Employment Agreement by and between Innovative Eyewear, Inc. and Harrison Gross#*
10.7	Employment Agreement by and between Innovative Eyewear, Inc. and Konrad Dabrowksi#*
10.8	Consulting Agreement by and between Innovative Eyewear, Inc. and Frank Rescigna#*
10.9	Amendment to the Consulting Agreement by and between Innovative Eyewear, Inc. and Frank Rescigna#*
10.10	Innovative Eyewear, Inc. 2021 Equity Incentive Plan*
10.11	Sale Representation Agreement by and between Innovative Eyewear, Inc. and D. Landstrom Associates, Inc.*
10.12	Distribution Agreement by and between Innovative Eyewear, Inc. and 8 Points Inc.*
10.13	Amended and Restated Convertible Note, dated November 1, 2021, issued to Lucyd Ltd.*
14.1	Form of Code of Ethics of Innovative Eyewear, Inc.*
23.1	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm
23.2	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page to Registration Statement filed on December 13, 2021)*
99.1	Form of Audit Committee Charter*
99.2	Form of Compensation Committee Charter*
99.3	Form of Nominating and Corporate Governance Committee Charter*
107	Filing fee table*

____________

*        Previously filed.

#        Indicates management contract or compensatory plan.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)    The undersigned Registrant hereby undertakes that:

(i)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on March 29, 2022.

Innovative Eyewear, Inc.
By:	/s/ Harrison Gross
Name: Harrison Gross
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date
/s/ Harrison Gross	Chief Executive Officer and Director	March 29, 2022
Harrison Gross	(Principal Executive Officer)
/s/ Konrad Dabrowski	Chief Financial Officer	March 29, 2022
Konrad Dabrowski	(Principal Financial and Accounting Officer)
*	Vice President of Global Sales and Director	March 29, 2022
Frank Rescigna
*	Director	March 29, 2022
Kristen Mclaughlin
*	Director	March 29, 2022
Louis Castro
*	Director	March 29, 2022
Olivia C. Bartlett
*By: /s/ Harrison Gross
Harrison Gross, Attorney-in-Fact